Exhibit 2.1

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER

by and among

COLLEGIUM PHARMACEUTICAL, INC.,

CARRERA MERGER SUB INC.,

IRONSHORE THERAPEUTICS INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
as the Securityholders’ Representative (for the limited purposes described herein)

July 28, 2024

TABLE OF CONTENTS

Page

Article I DEFINITIONS		2
1.1	Certain Definitions	2

Article II THE MERGER		23
2.1	The Merger	23
2.2	Effective Time	23
2.3	Closing; Closing Deliverables	23
2.4	Memorandum and Articles of Association	24
2.5	Directors and Officers of the Surviving Company	25

Article III EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS		25
3.1	Effect on Common Shares	25
3.2	Treatment of Company RSUs	26
3.3	Payments at Closing for Indebtedness	27
3.4	Payments at Closing for Expenses	27
3.5	Pre-Closing Estimates; Post-Closing Adjustment	27
3.6	Expense Amount	30
3.7	Payment Fund	31
3.8	Consideration Spreadsheet	31
3.9	Milestone Payment	32

Article IV CONSIDERATION PAYMENTS; DISSENTING SHARES		35
4.1	Payment of Merger Consideration	35
4.2	Dissenters’ Rights	36
4.3	Withholding	36

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		36
5.1	Organization; Authority	36
5.2	Capitalization	37
5.3	Noncontravention	38
5.4	Financial Statements; No Undisclosed Liabilities	39
5.5	Absence of Material Adverse Effect or Other Changes	39
5.6	Litigation	40

i

5.7	Taxes	40
5.8	Employee Benefit Plans	43
5.9	Real and Personal Property	44
5.10	Labor and Employment Matters	45
5.11	Contracts and Commitments	46
5.12	Intellectual Property	48
5.13	Privacy Matters	51
5.14	Compliance with Healthcare Laws	52
5.15	Inventory	55
5.16	Environmental Matters	55
5.17	Insurance	56
5.18	Legal Compliance	56
5.19	No Brokers	56
5.20	Required Consent	56
5.21	Disclaimer of Other Representations and Warranties	57

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		57
6.1	Organization	57
6.2	Authority	58
6.3	No Conflict	58
6.4	Financing; Solvency	58
6.5	Litigation	60
6.6	No Prior Activities	60
6.7	Investment Intent	60
6.8	No Brokers	60
6.9	Inspection; No Other Representations	60

Article VII CONDUCT OF BUSINESS PENDING THE MERGER		61
7.1	Conduct of Business Prior to Closing	61

Article VIII ADDITIONAL AGREEMENTS		64
8.1	Shareholders Consents	64
8.2	Access to Information	65
8.3	Confidentiality	65
8.4	Regulatory and Other Authorizations	66

8.5	Press Releases	68
8.6	Officers’ and Directors’ Indemnification	69
8.7	Employee Benefit Arrangements	70
8.8	Books and Records	72
8.9	Transfer Taxes	72
8.10	Further Action	72
8.11	Additional Tax Matters	73
8.12	No Solicitation	75
8.13	Certain Indebtedness	75
8.14	Financing Cooperation	75
8.15	Buyer Debt Financing	77

Article IX CONDITIONS TO THE MERGER		79
9.1	Conditions to the Obligations of Each Party to Effect the Merger	79
9.2	Additional Conditions to Obligations of Buyer and Merger Sub	80
9.3	Additional Conditions to Obligations of the Company	81

Article X SURVIVAL; INDEMNIFICATION		81
10.1	Survival	81
10.2	Indemnification by the Securityholders	82
10.3	Limitations	83
10.4	Indemnification Claims	84
10.5	Defense of Third Party Claims	84
10.6	Exclusive Remedy; Duty to Mitigate; Insurance Proceeds	85
10.7	Purchase Price Adjustment	86
10.8	Distribution of Indemnity Escrow Fund	86

Article XI TERMINATION		87
11.1	Termination	87
11.2	Effect of Termination	88

Article XII SECURITYHOLDERS’ REPRESENTATIVE		88
12.1	Appointment	88
12.2	Authorization	89
12.3	Agency	89
12.4	Indemnification of Securityholders’ Representative; Limitations of Liability	90

12.5	Reasonable Reliance	91
12.6	Removal of Securityholders’ Representative; Authority of Securityholders’ Representative	91
12.7	Expenses of the Securityholders’ Representative	91
12.8	Irrevocable Appointment	91

Article XIII GENERAL PROVISIONS		91
13.1	Reserved	91
13.2	No Recourse	92
13.3	Release	92
13.4	Certain Acknowledgments	92
13.5	Notices	93
13.6	Disclosure Schedules	94
13.7	Assignment	94
13.8	No Third-Party Beneficiaries	95
13.9	Severability.	95
13.10	Interpretation	95
13.11	Fees and Expenses	97
13.12	Choice of Law/Consent to Jurisdiction	97
13.13	WAIVER OF JURY TRIAL	98
13.14	Amendment	98
13.15	Extension; Waiver	99
13.16	No Agreement Until Executed	99
13.17	Legal Representation	99
13.18	Obligations of Buyer and the Company	100
13.19	Mutual Drafting	100
13.20	Specific Performance	100
13.21	Miscellaneous	101
13.22	Non-Recourse of Debt Financing Sources	101

EXHIBITS

Exhibit A – Form of Shareholder Support Agreement

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of Paying Agent Agreement

Exhibit D – Form of Plan of Merger

Exhibit E – Form of Letter of Transmittal

Exhibit F – Sample Working Capital Amount Calculation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 28, 2024, by and among Collegium Pharmaceutical, Inc., a Virginia corporation (“Buyer”), Carrera Merger Sub Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of Buyer (“Merger Sub”), Ironshore Therapeutics Inc., an exempted company registered by way of continuation under the laws of the Cayman Islands (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, acting solely in its capacity as the representative, agent and attorney-in-fact of the securityholders of the Company and only for the express purposes provided herein and for no other purpose (the “Securityholders’ Representative”).

WHEREAS, Buyer, Merger Sub and the Company wish to effect a business combination through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement and the Plan of Merger and in accordance with the Part XVI of the Companies Act of the Cayman Islands, as amended (the “CICA”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Plan of Merger, the Merger and the other Contemplated Transactions and determined that this Agreement, the Plan of Merger and the Merger are advisable and in the best interest of the Company and its Shareholders and has directed that the adoption of this Agreement, the Plan of Merger and the approval of the Merger and the other Contemplated Transactions be submitted to a vote at a meeting of the Shareholders;

WHEREAS, the adoption of this Agreement, the Plan of Merger and the approval of the Merger and the other Contemplated Transactions will require a special resolution of Shareholders of the Company duly passed by a majority of at least two-thirds of the votes cast by Shareholders who are entitled to vote and present and voting at a duly convened and quorate meeting of the Shareholders (collectively, the “Requisite Company Vote”);

WHEREAS, as an inducement for Buyer and Merger Sub to enter into this Agreement, concurrently with the execution and delivery hereof, each of the Major Shareholders is entering into the Shareholder Support Agreement in favor of Buyer, in the form attached hereto as Exhibit A (the “Support Agreement”);

WHEREAS, (a) the board of directors of Merger Sub has approved this Agreement, the Plan of Merger, the Merger and the other Contemplated Transactions and determined that this Agreement, the Plan of Merger and the Merger are advisable and in the best interest of the Merger Sub and its shareholder and (b) the sole shareholder of Merger Sub has approved by written special resolution this Agreement, the Plan of Merger, the Merger and the other Contemplated Transactions (the “Merger Sub Written Resolution”);

WHEREAS, the board of directors of Buyer has approved this Agreement, the Plan of Merger, the Merger and the other Contemplated Transactions and determined that this Agreement, the Plan of Merger and the Merger are advisable and in the best interest of Buyer and its shareholders; and

WHEREAS, Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

1.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“280G Payments” has the meaning set forth in Section 8.1(b).

“A&R Indenture” has the meaning set forth in Section 8.10(b).

“Acceleration Event” shall mean (a) a transaction or series of related transactions (whether by merger, consolidation, recapitalization, reorganization, sale or transfer or otherwise) the result of which is that the direct or indirect equityholders of the Surviving Company immediately following the Closing are no longer, after giving effect to such transaction or series of related transactions, owners of at least 50% of the equity interests or voting power of the Surviving Company or (b) the sale, transfer, conveyance, lease, license or other disposition of a material portion of the assets of the Acquired Companies or the Surviving Company relating to the commercialization of JORNAY PM® (methylphenidate HCl).

“Accounting Referee” has the meaning set forth in Section 3.5(c).

“Acquired Companies” means the Company and each Subsidiary of the Company.

“Action” means any claim, action, proceeding or lawsuit, litigation, arbitration, legal order or other proceeding by or before any Governmental Body, court, tribunal or arbitrator whose decisions would be binding.

“Adjustment Escrow Amount” means [***].

“Adjustment Escrow Amount Contribution” means, with respect to each Common Share outstanding (other than any Dissenting Share) and each Common Share subject to a Company RSU immediately prior to the Effective Time, the quotient obtained by dividing: (a) the Adjustment Escrow Amount; by (b) the sum of (i) the Fully Diluted Shares plus (ii) the aggregate number of Common Shares subject to a Company RSU immediately prior to the Effective Time.

“Adjustment Escrow Fund” means the escrow account, managed by the Escrow Agent, that holds the Adjustment Escrow Amount (plus accrued interest thereon).

“Advisory Group” has the meaning set forth in Section 12.4.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Merger Consideration” means an amount equal to: (a) the Purchase Price, plus (b) the Estimated Cash, minus (c) the Estimated Indebtedness, minus (d) the Estimated Unpaid Transaction Expenses, and (e) plus the Working Capital Adjustment Amount.

“Alternative Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group of Persons (or the shareholders of any Person) other than Buyer and its Affiliates (such Person or group (or such shareholders), a “Company Third Party”) relating to, or that would reasonably be expected to lead to: (i) a transaction or series of transactions of more than twenty percent (20%) of the outstanding Common Shares (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than twenty percent (20%) of the voting power of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving any Acquired Company; (ii) any transaction or series of transactions pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and any entity surviving any merger or combination including any of them) of the Company or its Subsidiaries representing more than twenty percent (20%) of the revenues, net income or assets (in each case, on a consolidated basis) of the Acquired Companies, taken as a whole, excluding sales of inventory and products in the Ordinary Course of Business; (iii) any disposition of assets representing more than twenty percent (20%) of the revenues, net income or assets (in each case, on a consolidated basis) of the Acquired Companies, taken as a whole, excluding sales of inventory and products in the Ordinary Course of Business; and (iv) a transaction or series of transactions that results in (x) the acquisition of the Company, directly or indirectly, by another Person (a) that is (or is under common control with) a “special purpose acquisition company” (or equivalent) and (b) that is (or such commonly controlled Person is) subject to the reporting requirements of the Exchange Act (such Person or such commonly controlled Person, as the case may be, being herein collectively referred to as a “SPAC”), and (y) the Common Shares or the SPAC being listed on a public securities exchange.

“Business” means the business of the Acquired Companies as conducted as of the date of this Agreement by the Acquired Companies.

“Business Day” means any day, other than a Saturday, a Sunday or any other day on which commercial banks in (i) New York, New York or (ii) Cayman Islands are authorized or required by applicable law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Arrangements” has the meaning set forth in the definition of Company Transaction Expenses.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Buyer Material Adverse Effect” means, with respect to Buyer, any Effect that, individually or in the aggregate with all other Effects, would be reasonably expected to prevent or materially impair or delay the ability of Buyer or Merger Sub to perform any of their obligations under this Agreement or the consummation by Buyer or Merger Sub of the Merger or the other Contemplated Transactions on or before the Termination Date.

“Cash and Cash Equivalents” means all cash and cash equivalents of the Acquired Companies as of immediately prior to the Closing, including money orders, deposits, cash and deposits in transit, marketable securities, and other cash equivalents (which amounts shall include the amount of all uncleared deposits outstanding and exclude the amount of all uncleared checks or withdrawals outstanding).

“CEWS” means the Canada Emergency Wage Subsidy, promulgated under Bill C-14 and assented to on April 11, 2020, as amended, and any other COVID-19 related loan program or direct or indirect wage or rent subsidy offered by a Governmental Body (including the Canada Recovery Hiring Program).

“Charter Documents” means the articles of incorporation, certificate of formation, certificate of registration, certificate of incorporation, bylaws, memorandum of association, articles of association, certificate of association, limited partnership agreement, operating agreement or equivalent governing documents of an entity, in each case as amended, restated or modified to date.

“Chosen Courts” has the meaning set forth in Section 13.12.

“CICA” has the meaning set forth in the Recitals.

“Claims” has the meaning set forth in Section 13.3.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Statement” has the meaning set forth in Section 3.5(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercialization” means all activities directed to marketing, promoting, distributing, importing, offering to sell, selling, commercializing and/or using a product (including establishing the price for, booking sales of, and obtaining pricing and reimbursement approvals for such product and including conducting activities in furtherance of all of the foregoing). When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable Efforts” means the good faith and diligent expenditure of efforts and resources typically used by similarly-sized and similarly-situated global pharmaceutical companies as Buyer and its controlled Affiliates (taken as a whole) to Commercialize pharmaceutical products owned, sold or Commercialized by such company and that are at a similar stage of product life and with similar market potential and risk profile (taking into account issues of safety and efficacy profile of such product, the current competitive landscape relevant to such product, the current proprietary position of the product (including with respect to patent or regulatory exclusivity), the regulatory approval status and the profitability of the applicable product, and other relevant legal, medical, scientific or commercial factors) as JORNAY PM® (methylphenidate HCl). “Commercially Reasonable Efforts” does not in and of itself require that Buyer or any of its Affiliates Commercialize the Company Products in an identical manner as conducted prior to the Closing.

“Common Shares” means the common shares, no par value, in the capital of the Company, the only outstanding issued shares being the Class A Common Shares.

“Company” has the meaning set forth in the Preamble.

“Company Associate” means any current officer or other employee of any Acquired Company and any current independent contractor, consultant or director of any Acquired Company.

“Company Board” has the meaning set forth in the Recitals.

“Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights in which any Acquired Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right in any field or territory, or that are the subject of an obligation of assignment to any Acquired Company.

“Company IP Agreements” means all Company Contracts concerning Intellectual Property or Intellectual Property Rights, including all (a) licenses of Intellectual Property or Intellectual Property Rights by an Acquired Company to any Person, (b) licenses of Intellectual Property or Intellectual Property Rights by any Person to an Acquired Company, (c) contracts between any Person and an Acquired Company relating to the transfer, development, maintenance, protection, or use of Intellectual Property or Intellectual Property Rights, or the development, transmission, or protection of data (including personal data), and (d) consents, covenants not to assert or sue, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property or Intellectual Property Rights.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that has or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material adverse effect on the Business, assets, financial condition or results of operations of the Acquired Companies taken as a whole; provided, however, that in no event shall any of the following (alone or in combination), or any Effect to the extent arising out of or resulting from any of the following (alone or in combination), be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(a)           any failure by the Acquired Companies to meet, or changes to, published or internal estimates, projections, expectations, timelines, budgets, guidance, milestones, or forecasts of revenue, earnings, cash burn-rate, cash flow, cash position or any other financial or performance measures or operating statistics (whether made by any Acquired Company or any third party) (provided, however, that the exception in this clause (i) shall not prevent or otherwise affect a determination that any Effect underlying such failure or change has resulted in, or contributed to, a Company Material Adverse Effect);

(b)           any continued losses from operations or decreases in the cash balances of the Acquired Companies;

(c)           conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries or (B) inflation or any changes in the rate of increase or decrease of inflation;

(d)           changes in the conditions in any industry in which the Acquired Companies operate;

(e)           regulatory, legislative or political conditions in the United States (including a government shutdown) or any other country or region;

(f)            geopolitical conditions, acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world, including the current conflict between the Russian Federation and Ukraine, the current conflict between Israel and Hamas, or any change, escalation or worsening thereof;

(g)           earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, weather conditions, epidemics, pandemics, quarantines, plagues, other outbreaks of illness or public health events or other natural or man-made disasters or acts of God in the United States or any other country or region in the world, or any escalation of the foregoing;

(h)           the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Contemplated Transactions, or the identity of Buyer or any of its Affiliates as the acquiror of the Company (or any facts and circumstances concerning Buyer or any of its Affiliates);

(i)           (A) any action taken in compliance with the terms of, or that is required by, this Agreement or (B) the failure to take any action prohibited by this Agreement;

(j)            (A) changes or proposed changes in Law or other legal or regulatory conditions (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law or policy (or the enforcement or interpretation thereof) by any Governmental Body, or any panel or advisory body empowered or appointed thereby or (B) the Inflation Reduction Act of 2022, or any changes or proposed changes to such Law;

(k)           changes or proposed changes in IFRS or other accounting standards applicable to the Acquired Companies (or the enforcement or interpretation of any of the foregoing);

(l)            any demand or Action for appraisal of the fair value of any Common Shares pursuant to the CICA in connection herewith;

(m)           (i) the availability or cost of equity, debt or other financing to Buyer, Merger Sub or the Surviving Company; (ii) any suspension, rejection, refusal of, request to refile, or any delay in obtaining any regulatory application, filing, authorization or approval relating to any Company Products, (iii) any regulatory actions, requests, recommendations, determinations or decisions of any Governmental Body (including the FDA or any other Governmental Body or any panel or advisory body empowered or approved thereby) relating to any product or product candidate competitive with, similar to, in the same or similar therapeutic or disease space as or related to any Company Products (or the manufacture or commercialization thereof), (iv) any delay, hold, suspension, modification, supply chain interruption or termination of any planned or current preclinical or clinical study, trial or test with respect to any product or product candidate competitive with, similar to, in the same or similar therapeutic or disease space as or related to any Company Products, (v) any results, outcomes, clinical developments, data, adverse events, side effects (including toxicity) or safety observations or events related to or arising from any preclinical or clinical studies, trials or tests with respect to any product or product candidate competitive with, similar to, in the same or similar therapeutic or disease space as or related to any Company Products, or announcements of any of the foregoing, (vi) any adverse events affecting patient enrollment or failure to participate with respect to clinical trials for any Company Products or any product or product candidate competitive with, similar to, in the same or similar therapeutic or disease space as or related to any Company Products and (vii) any determination or development relating to coverage, reimbursement or payor rules or policies applicable to, or pricing of, any product or product candidates of any competitors of the applicable Acquired Company; and

(n)           Any item or matter set forth in the Disclosure Schedules.

provided, that in each of the foregoing clauses (c) through (g) and (j) through (l), such Effects referred to therein may be taken into account to the extent that the Acquired Companies, taken as a whole, are disproportionally affected relative to other similarly-situated companies in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Memorandum and Articles” means the Amended and Restated Memorandum of Association and Amended and Restated Articles of Association of the Company effective 8 September 2022 (being the date the Company was registered by way of continuation as an exempted company in the Cayman Islands).

“Company Product” means any product or service that has been or is currently being researched, developed, manufactured, distributed, sold or otherwise commercialized or exploited by or on behalf of any Acquired Company, including JORNAY PM® (methylphenidate HCl).

“Company RSUs” means each restricted stock unit award relating to Common Shares granted under the Management Incentive Plan that is outstanding immediately prior to the Effective Time.

“Company Systems” means the computer systems (including the Software, firmware and hardware), telecommunications, networks, peripherals, platforms, computer systems and other similar or related items of automated, computerized and/or software systems that are used by the Acquired Companies to operate the Business.

“Company Transaction Expenses” means: (a) all outstanding and unpaid legal, financial advisory, investment banking, accounting and other similar fees and expenses incurred and payable by the Acquired Companies prior to or at the Closing in connection with the negotiation and preparation of this Agreement, the Plan of Merger or the consummation of the Contemplated Transactions pursuant to any Contract entered into by any of the Acquired Companies prior to the Closing; (b)(i) all change in control, retention, bonus or other amounts (other than severance) that become payable to a Company Associate solely as a result of the consummation of the Merger pursuant to any Employee Benefit Plans adopted by any of the Acquired Companies prior to the Closing (and not tied to, or conditioned upon, any subsequent event, including any termination of any employee by or at the direction of Buyer) and (ii) twenty-five percent (25%) of the severance amounts that become payable to individuals as a result of the consummation of the Merger pursuant to any Contracts entered into by any of the Acquired Companies prior to the Closing; provided that in no event shall Company Transaction Expenses for severance amounts exceed one million eight hundred thousand dollars ($1,800,000) (for the avoidance of doubt, except as contemplated by the following clause (c)); (c) the employer portion of Taxes payable in connection with the payments contemplated by clause (b) of this definition; (d) fifty percent (50%) of the costs and expenses of the Paying Agent and the Escrow Agent; (e) the Company Warrant Payment Amounts; (f) all change of control or other similar amounts set forth on Schedule 1.1(c); and (g) all outstanding and unpaid financial advisory and investment banking and other similar fees and expenses incurred and payable by the Acquired Companies in connection with the Milestone Payment, if any (with respect to an agreement or arrangement entered into by the Acquired Companies prior to the Closing); provided, however, that Company Transaction Expenses shall exclude (i) any payments made pursuant to the Ironshore Pharmaceuticals Inc. Long Term Incentive Plan and (ii) any and all arrangements entered into by or at the direction of Buyer or its Affiliates (“Buyer Arrangements”).  “Company Transaction Expenses” shall not include, (v) any fees and expenses otherwise included in the calculation of the Aggregate Merger Consideration, (w) any costs and expenses of making any notice, declaration or filing with a Governmental Body in connection with this Agreement and the Contemplated Transactions, including any filing made pursuant to the HSR Act or any similar Laws of any other jurisdiction, (x) the costs and expenses of obtaining the Tail Insurance Coverage or (y) any other costs and expenses otherwise allocated to Buyer under this Agreement (including Buyer’s share of any Transfer Taxes), it being further understood that each of the foregoing items (w) through (y), shall be borne by Buyer and paid when due or at such other time as provided in this Agreement.

“Company Warrant” means each warrant exercisable for Common Shares that is outstanding immediately prior to the Effective Time.

“Company Warrant Holder” means each holder of a Company Warrant.

“Company Warrant Payment” means, in respect of each Company Warrant, the Cash Settlement Amount (as defined in each Company Warrant) payable to each Company Warrant Holder rounded to two decimal places, treating for these purposes the Fair Market Value (as defined in each Company Warrant) as the aggregate amount payable per Common Share under this Agreement, assuming (i) full payment of the Milestone Payment, (ii) full release of the Escrow Fund to the Securityholders, (iii) full release of the Securityholders’ Representative Expense Amount to the Securityholders, (iv) no payment of the Final Closing Adjustment to the Securityholders, (v) payment of the Initial Minimum Balance and (vi) no other payments to the Securityholders.

“Company Warrant Payment Amounts” means the aggregate Company Warrant Payments payable to all Company Warrant Holders.

“Confidentiality Agreement” has the meaning set forth in Section 8.3.

“Consideration Spreadsheet” has the meaning set forth in Section 3.8.

“Contemplated Transactions” means all transactions and actions to be effected pursuant to this Agreement (including the Merger) and the agreements, plans and other documents entered into in connection with this Agreement.

“Contract” means any oral or written contract, license, sublicense, undertaking, commitment, arrangement, plan, agreement, arrangement or understanding.

“Contracting Party” has the meaning set forth in Section 13.2.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“Current Good Manufacturing Practices” or “CGMP” means standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11, 210, and 211), as amended from time to time, and such standards of good manufacturing practices as are required by Governmental Bodies in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell the product candidates after receipt of authorization.

“Current Representation” has the meaning set forth in Section 13.17.

“D&O Indemnified Parties” has the meaning set forth in Section 8.6(a).

“Damages” shall mean any monetary damages, fines, fees, penalties, awards, interest obligations, deficiencies, liabilities, losses, costs and expenses (including reasonable and documented out-of-pocket fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures); provided, that “Damages” shall not include consequential, special, punitive or exemplary damages, lost profits, multiples of earnings or similar damages other than such damages awarded to a third party by a court of competent jurisdiction.

“Debt Financing Sources” means the lenders, agents, underwriters, commitment parties and arrangers that provides or commits to provide any Debt Financing pursuant to the Debt Financing Agreement (whether party thereto as of the date hereof or which become parties thereto by accession or amendment following the date hereof), together with their respective Affiliates and representatives and their successors and assigns.

“Deductible” has the meaning set forth in Section 10.3(a).

“Disclosure Schedules” has the meaning set forth in Section 13.6.

“Disputed Item” has the meaning set forth in Section 3.5(c).

“Dissenting Shares” has the meaning set forth in Section 4.2.

“Domain Name” means any Internet domain name, web address, uniform resource locator, social media handle, user name or account identifier, and all goodwill associated with any of the foregoing.

“Effect” means any event, change, effect, occurrence or development.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any (a) employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA and (b) share option plan, share purchase plan, equity incentive plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement (excluding offer letters for which no severance or payments beyond termination of service are required), compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, pension plan, retirement or savings plan, health insurance plan, vacation plan, in each case which an Acquired Company sponsors, contributes to, or has any obligation to contribute to, or pursuant to which an Acquired Company has any Liability or that provides compensation or benefits to any current or former service provider of an Acquired Company.

“Encumbrance” has the meaning set forth in Section 3.2(c).

“Environmental Requirements” shall mean all applicable federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all obligations under Contract and all common law, in each case concerning public health and safety, worker health and safety, pollution or protection of the environment, or the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, control, remediation, monitoring, mitigation or cleanup of or exposure to any Hazardous Materials, as such requirements are and have been enacted and in effect as of and prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Acquiom Financial LLC, a Colorado limited liability company.

“Escrow Agreement” means the escrow agreement to be entered into by the Securityholders’ Representative, Buyer and the Escrow Agent at Closing, such paying agent agreement to be substantially in the form attached hereto as Exhibit B.

“Escrow Fund” means the Adjustment Escrow Fund and the Indemnity Escrow Fund.

“Estimated Aggregate Merger Consideration” has the meaning set forth in Section 3.5(e)(i).

“Estimated Cash” has the meaning set forth in Section 3.5(a).

“Estimated Closing Statement” has the meaning set forth in Section 3.5(a).

“Estimated Indebtedness” has the meaning set forth in Section 3.5(a).

“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 3.5(a).

“Estimated Working Capital” has the meaning set forth in Section 3.5(a).

“Expense Fund Contribution Amount” means, with respect to each Common Share (other than any Dissenting Share) and each Common Share subject to a Company RSU outstanding immediately prior to the Effective Time, the quotient obtained by dividing: (a) the Securityholders’ Representative Expense Amount; by (b) the sum of (i) the Fully Diluted Shares plus (ii) the aggregate number of Common Shares subject to a Company RSU immediately prior to the Effective Time.

“Expiration Date” has the meaning set forth in Section 10.1(a).

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, 21 U.S.C. §§ 301 et seq., as amended.

“Final Aggregate Merger Consideration” has the meaning set forth in Section 3.5(e)(i).

“Final Closing Adjustment” has the meaning set forth in Section 3.5(e)(iii).

“Financial Statements” has the meaning set forth in Section 5.4(a).

“Fraud” means with respect to the making of applicable party’s representations and warranties contained in this Agreement or any certificate delivered hereunder, as applicable, where, at the time such representation or warranty was made, (i) such representation or warranty was inaccurate, (ii) the party making such representation or warranty had actual knowledge of the inaccuracy of such representation or warranty, (iii) the party making such representation or warranty had the specific intent to deceive another party, and (iv) the other party acted or refrained from acting in reliance on such inaccurate representation or warranty. Except with respect to the Buyer’s right to collect Damages pursuant to Section 10.2(a)(v) against the amounts then remaining in the Indemnity Escrow Fund or the right of set-off against any Milestone Payment (if achieved), a claim for Fraud may only be asserted against the Person that committed such Fraud.

“Fully Diluted Shares” means the total number of Common Shares issued and outstanding as of immediately prior to the Effective Time (including the Common Shares issued upon the exercise of any Company Warrants prior to the Effective Time but excluding, for the avoidance of doubt, (a) Company Warrants that are cash settled pursuant to a Cash Settlement Election (as defined in each Company Warrant) and (b) the aggregate number of Common Shares subject to each Company RSU immediately prior to the Effective Time).

“Fundamental Representations” shall mean Sections 5.1(a) and 5.1(b) (Organization; Authority), the first and second sentences of Sections 5.2(a) and 5.2(b) and the first sentence of 5.2(c) (Capitalization), Section 5.3(a)(ii) (Noncontravention) and Section 5.19 (No Brokers).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Good Clinical Practices” means the standards for clinical trials for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11, 50, 54, 56, and 312), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by Governmental Bodies in any other countries, including applicable regulations from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell the product candidates after receipt of authorization.

“Good Laboratory Practices” mean the standards for conducting non-clinical laboratory studies, as set forth in the FDCA and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11 and 58), as amended from time to time, and such standards of good laboratory practices as are required by Governmental Bodies in any other countries, including applicable regulations from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell the product candidates after receipt of authorization.

“Governmental Body” has the meaning set forth in Section 5.3(b). “Governmental Body” shall include the FDA, Drug Enforcement Administration (“DEA”), the Department of Health and Human Services Office of Inspector General (“OIG”), the U.S. Department of Justice, the Centers for Medicare & Medicaid Services, any state Attorney General, board of pharmacy, or any other similar regulatory authority.

“Hazardous Materials” means (a) any material, substance, pollutant, waste or chemical substance listed, regulated, or defined under, or that forms the basis for Liability under, any Environmental Requirement, and (b) petroleum (or any fraction thereof), any asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold, and radioactive materials.

“Healthcare Laws” means all applicable Laws relating to the regulation, marketing, promotion, labeling, development, manufacturing, selling, dispensing, repackaging, adulteration, provision, storage, disposal or administration of, or payment (including billing and reimbursement) for, health care benefits, health care insurance coverage, prescription and non-prescription drugs, controlled substances, other health care products or services or any other aspect of providing health care or pharmacy services, fraud and abuse laws and regulations, including: (a) Medicare Laws; (b) Medicaid Laws; (c) TRICARE Laws; (d) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (e) the False Claims Act, 31 U.S.C. §§ 3729-3733; (f) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (g) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (h) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (i) Laws with respect to the practice of pharmacy or operation of pharmacies, and the packaging, repackaging, wholesale distribution, storage, possession, distribution, importation, exportation, dispensing, or compounding, labeling, advertising, promotion or marketing of prescription drugs, biological products, controlled substances, prescription medical devices, or other health care products or services, including the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., and the Public Health Service Act, 42 U.S.C. § 201 et seq., the implementing regulations of each codified at Titles 21 and 42, Code of Federal Regulations, and any similar state, provincial or local Laws; (j) the Controlled Substances Act, 21 U.S.C. § 801 et seq., and other Laws administered by DEA governing the manufacture, possession, distribution, importation/exportation, and use of controlled substances; (k) the Public Health Service Act, 42 U.S.C. § 256b, or any regulations or guidance promulgated thereunder, Medicaid most favored pricing requirements, and/or any other Law regulating pricing of drugs; (l) HIPAA; (m) Laws related to any Federal Health Care Program; (n) Laws administered by the DEA and any similar Laws governing the handling of controlled substances; and (o) Laws governing the conduct of clinical trials.

“HSR Act” has the meaning set forth in Section 5.3(b).

“HSR Extension” has the meaning set forth in Section 11.3(c).

“IFRS” means the International Financial Reporting Standards.

“Indebtedness” means, without duplication, as of immediately prior to the Closing and with respect to the Acquired Companies: (a) any indebtedness for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto; (b) any indebtedness evidenced by a note, bond, debenture or other similar security and accrued but unpaid interest, premiums and penalties relating thereto; (c) any obligations for the reimbursement of any obligor on any banker’s acceptance or similar credit transaction to the extent such banker’s acceptances and similar credit transactions have been drawn upon; (d) any lease that has been accounted for as a capital lease in accordance with IFRS (which, for the avoidance of doubt, shall not include operating leases or obligations to pay rent (including any guarantee to pay the rent of any Acquired Company) or any other payment obligations under leases of any Leased Real Property); (e) any indebtedness of a Person of a type that is referred to in clauses (a) through (d) above and which is either guaranteed by, or secured by an Encumbrance upon any property or asset owned by, the Company (other than Encumbrances on bank accounts that are cash collateralized for any credit card accounts and Encumbrances on cash held as security deposits for any Leased Real Property); (f) all accrued interest, prepayment premiums or penalties, and fees and expenses related to any of the foregoing (including any prepayment premiums payable as a result of the consummation of the Contemplated Transactions); and (g) Pre-Closing Taxes; provided, however, that for the avoidance of doubt, Indebtedness shall exclude any amounts included in the calculation of Working Capital Amount and any Company Transaction Expenses.

“Indemnity Escrow Amount” means [***].

“Indemnity Escrow Amount Contribution” means, with respect to a holder of Common Shares (other than any Dissenting Share) and each Common Share subject to a Company RSU, the quotient obtained by dividing (a) the Indemnity Escrow Amount by (b) the sum of (i) the Fully Diluted Shares plus (ii) the aggregate number of Common Shares subject to a Company RSU immediately prior to the Effective Time.

“Indemnity Escrow Fund” means the escrow account, managed by the Escrow Agent, that holds the Indemnity Escrow Amount (plus accrued interest thereon).

“Intellectual Property” means, collectively, in any and all jurisdictions worldwide: algorithms, databases and data collections, compositions of matter, compounds, diagrams, formulae, techniques, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, processes, proprietary information, protocols, schematics, specifications, Software, Domain Names, URLs, websites, articles, abstracts, publications (and draft publications), presentations, posters, forms, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means all rights of the following types, in any and all jurisdictions worldwide, in each case whether registered or unregistered: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, mask works, and moral rights; (b) Trademark rights and similar rights; (c) Trade Secret rights and similar rights; (d) Patent and industrial property rights and similar rights; (e) database rights and similar rights; (f) other proprietary rights in Intellectual Property; and (g) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above.

“IRS” has the meaning set forth in Section 5.7(a)(iii).

“knowledge of the Company” or “the Company’s knowledge” means the actual knowledge, following reasonable investigation and due inquiry, of Stephanie Read, Nelson Isabel, Nilay Patel, Bev Incledon and Danny Villeneuve.

“Law” means all laws, statutes, rules, regulations, ordinances, orders, judgments, injunctions or decrees of any Governmental Body.

“Lease” has the meaning set forth in Section 5.9(b).

“Leased Real Property” has the meaning set forth in Section 5.9(b).

“Letter of Transmittal” has the meaning set forth in Section 4.1(a).

“Liability” and “Liabilities” means any obligation or liability of any nature whatsoever, whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise.

“Lookback Date” means February 22, 2022.

“Lower Bound Working Capital Target” means an amount equal to the Working Capital Target minus two million one hundred thousand dollars ($2,100,000).

“Major Shareholders” means the Persons set forth on Schedule 1.1(b).

“Management Incentive Plan” means the Company’s 2022 Management Incentive Plan.

“Material Contract” has the meaning set forth in Section 5.11(a).

“Mercalis Agreement” means Statement of Work, dated as of January 1, 2024 (“Mercalis SOW”), pursuant to the terms and conditions of that certain Master Services Agreement, by and between Mercalis Inc. (f/k/a TrialCard Incorporated) and the Company, dated as of January 4, 2019, as amended.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means: (a) the consideration that a Shareholder (other than holder of any Dissenting Shares) is entitled to receive in exchange for such Shareholder’s Common Shares pursuant to Section 3.1(b) and (b) the consideration that a holder of a Company RSU is entitled to receive in exchange for such Company RSU pursuant to Section 3.2.

“Milestone Dispute Notice” has the meaning set forth in Section 3.9(d).

“Milestone Payment” has the meaning set forth in Section 3.9(a).

“Milestone Period” has the meaning set forth in Section 3.9(a).

“Milestone Recipient” has the meaning set forth in Section 3.9(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Written Resolution” has the meaning set forth in the Preamble.

“Milestone Target” has the meaning set forth in Section 3.9(a).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 5.4(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Revenue” means the “Product Revenue, Net”, as reported on Buyer’s audited, consolidated annual financial statements, for sales or other dispositions of the Company Product in the United States, calculated in accordance with GAAP, applied consistently with the methodologies, policies and principles used by Buyer in the preparation of its audited, consolidated annual financial statements for the 2023 calendar year.

“New Plans” has the meaning set forth in Section 8.7(a).

“Non-Recourse Party” has the meaning set forth in Section 13.2.

“Objection” has the meaning set forth in Section 3.5(c).

“Objection Period” has the meaning set forth in Section 3.5(c).

“Off-the-Shelf Software” means commercially available off-the-shelf Software used or held for use by any Acquired Company (a) for which the cost of acquiring, maintaining or licensing of such Software does not exceed, individually or in the aggregate, a one-time or annual fee of $10,000, (b) that is not material to the applicable Acquired Company, (c) that is not distributed or made available by the Acquired Company or incorporated into, or used in the development, testing, distribution, delivery, maintenance or support of, any Company Product, and (d) that has not been modified or customized for any Acquired Company.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice or the Company’s current operating plans.

“Patents” means patents (including utility, utility model, plant and design patents and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, reviews and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action that provides rights beyond the original expiration date of any of the foregoing.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as the payments administrator.

“Paying Agent Agreement” means the paying agent agreement to be entered into by the Securityholders’ Representative, Buyer and the Paying Agent at Closing, such paying agent agreement to be substantially in the form attached hereto as Exhibit C.

“Payment Fund” has the meaning set forth in Section 3.7.

“Pending Claims” has the meaning set forth in Section 10.8(a).

“Per Share Final Adjustment Amount” means a dollar amount, equal to the quotient obtained by dividing (i) the Final Closing Adjustment, if any, owed to the applicable Securityholders, by (ii) the sum of (A) the Fully Diluted Shares plus (B) the aggregate number of Common Shares subject to a Company RSU immediately prior to the Effective Time.

“Per Share Merger Consideration” means a dollar amount, equal to the quotient obtained by dividing: (i) the Aggregate Merger Consideration, by (ii) the sum of (A) the Fully Diluted Shares plus (B) the aggregate number of Common Shares subject to a Company RSU immediately prior to the Effective Time.

“Permits” means permits, licenses, registrations and authorizations, consents, approvals, and clearances of Governmental Bodies necessary for the operation of the Business, including site- or facility-specific registrations or permits, and quota required by DEA for Company Products or facilities.

“Permitted Encumbrances” means (a) Encumbrances on assets which have been disposed of since the date of the Financial Statements in the Ordinary Course of Business, (b) statutory Encumbrances for Taxes which are not delinquent, (c) carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Encumbrances arising in the Ordinary Course of Business, (d) Encumbrances consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, (e) any interest or title of a lessor or sublessor, as lessor or sublessor, under any lease and any precautionary uniform commercial code financing statements filed under any lease, (f) Encumbrances of record or imperfections of title which are not material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby (in each case, other than those pertaining to Taxes), (g) Encumbrances that will be released and/or otherwise terminated at or prior to the Closing in accordance with this Agreement, (h) Encumbrances that an accurate up-to-date survey would show, provided such facts do not materially interfere with the Ordinary Course of Business of the Acquired Companies, (i) licenses, options to license or covenants not to assert claims of infringement in each case in existence as of the date hereof from the Acquired Companies or any of its Affiliates to third parties; (j) Encumbrances arising out of, under or in connection with applicable federal, state, provincial and local securities Laws, and (k) Encumbrances set forth on Schedule 1.1(a) of the Disclosure Schedules.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

“Personal Information” means all information defined or described by the Acquired Companies as “personal data,” “personal information,” “personally identifiable information,” “PII,” or any similar term in the Acquired Companies’ privacy policies or other public-facing statement or that is otherwise subject to any Privacy Requirements.

“Plan of Merger” has the meaning set forth in Section 2.2.

“Post-Closing Representation” has the meaning set forth in Section 13.17.

“Pre-Closing Period” has the meaning set forth in Section 7.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means (a) any Taxes imposed on any Acquired Company for any Pre-Closing Tax Period (including in respect of the portion of any Straddle Period ending on the Closing Date as determined under Section 8.11(c)), (b) any Liability of any Acquired Company for the Taxes of another Person (i) as a result of the Acquired Company being (or having been) on or prior to the Closing Date a member of an affiliated, consolidated, combined, or unitary group (including any arrangement for group or consortium Tax relief or similar arrangement), or (ii) as a transferee or successor, by Contract or other relationship or pursuant to applicable Law, which Taxes relate to an event or transaction occurring before the Closing, (c) any Liability due to any inaccuracy of a representation or warranty in this Agreement relating to Taxes, (d) Taxes attributable to the failure by any Acquired Company or Securityholder to perform any covenant or agreement in this Agreement relating to Taxes, (e) withholding Taxes imposed on payments made under this Agreement to any Securityholders, and (f) the portion of Transfer Taxes borne by the Shareholders pursuant to Section 8.9; provided that Pre-Closing Taxes shall not include any additional amount of Tax Liability arising as a result of the Section 338 Election (as defined herein), as determined in accordance with the “with” and “without” procedures set forth in Section 8.11(a).

“Privacy Requirements” has the meaning set forth in Section 5.13(a).

“Pro Rata Share” means, with respect to a holder of Common Shares and/or Company RSUs, a fraction, (a) the numerator of which equals the aggregate number of Common Shares and Common Shares underlying Company RSUs held by such Securityholder immediately prior to the Effective Time, and (b) the denominator of which equals the number of Common Shares and Common Shares underlying the Company RSUs held by all Securityholders immediately prior to the Effective Time.

“Protected Information” means any information processed by the Acquired Companies in relation to the Business that (a) is Personal Information, (b) is governed, regulated or protected by one or more Privacy Requirements, and (c) that is subject to a confidentiality obligation.

“Purchase Price” means five hundred twenty five million dollars ($525,000,000).

“Registered IP” means all Intellectual Property Rights within the Company Intellectual Property that are registered, filed, issued or granted under the authority of, with or by, any Governmental Body (or other registrar in the case of Domain Names) in any jurisdiction worldwide, including all rights with respect to Patents, registered copyrights, registered Trademarks, registered designs, Domain Names and all applications for registration of any of the foregoing.

“Registrar of Companies” has the meaning set forth in Section 2.2.

“Related Agreements” means the Support Agreements, the Escrow Agreement, the Paying Agent Agreement and the Letters of Transmittal and all certificates delivered pursuant thereto.

“Release” means any release, threatened release, presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal or migration from any source into, upon or through the indoor or outdoor environment.

“Released Matters” has the meaning set forth in Section 13.3.

“Releasors” has the meaning set forth in Section 13.3.

“Representative Losses” has the meaning set forth in Section 12.4.

“Required Consent” has the meaning set forth in Section 5.20.

“Required Holder Information” has the meaning set forth in Section 4.1(a).

“Requisite Company Vote” has the meaning set forth in the Recitals.

“Response Date” has the meaning set forth in Section 3.5(c).

“Retained Employees” means each employee of the Company or its Affiliates as of the Closing Date that remain employees of Buyer or the Surviving Company on the day immediately following the Closing.

“Review Period” has the meaning set forth in Section 3.9(d).

“Schedules” has the meaning set forth in Section 13.6.

“Section 338 Election” has the meaning set forth in Section 8.11(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders” means the Shareholders, the holders of Company RSUs and the holders of Company Warrants as of immediately prior to the Effective Time.

“Securityholders’ Representative” has the meaning set forth in the Preamble.

“Securityholders’ Representative Expense Amount” has the meaning set forth in the Section 3.6.

“Securityholders’ Representative Expense Fund” has the meaning set forth in the Section 3.6.

“Securityholders’ Representative Group” has the meaning set forth in Section 12.4.

“Seller Group” has the meaning set forth in Section 13.17.

“Seller Law Firms” has the meaning set forth in Section 13.17.

“Shareholder” means a registered holder of Common Shares (including those Persons that hold Common Shares following the exercise of any Company Warrant prior to the Effective Time).

“Shareholder Agreement” means the Fourth Amended and Restated Shareholders Agreement, dated as of September 8, 2022, by and among the Company and the other parties signatory thereto.

“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, and the contents and audiovisual displays of websites, (c) development and design tools, (d) documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing, and (e) media on which any of the foregoing is recorded.

“Special Fundamental Representations” shall mean Sections 5.12(c), 5.12(d), 5.12(e), the first and third sentences of Section 5.12(f), Section 5.12(g) and Section 5.12(l) (Intellectual Property) and Section 5.14 (Compliance with Healthcare Laws).

“SR Agreement” has the meaning set forth in Section 12.1.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, any corporation, limited liability company, partnership, joint venture or other entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the equity interests of such corporation, limited liability company, partnership, joint venture or other entity.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Company” has the meaning set forth in Section 2.1.

“Tail Insurance Coverage” has the meaning set forth in Section 8.6(c).

“Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), the Income Tax Application Rules, R.S.C. 1985, c. 3 (5th Supp.), and the Income Tax Regulations, C.R.C., c. 945, in each case as amended.

“Tax Attribute” has the meaning set forth in Section 5.7(b).

“Tax Claim” means any audit, litigation or other proceeding with respect to Taxes of the Acquired Companies.

“Tax Returns” means any report, return, document or other filing supplied or required to be supplied to any Governmental Body or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all domestic or foreign, federal, state, or local taxes, charges, fees, levies, imposts, duties, contributions, premiums and governmental fees or other like assessments or charges of any kind that are in the nature of a tax (including in respect of CEWS), including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, gross receipts taxes, sales taxes, use taxes, value added taxes, goods and services taxes, harmonized sales taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise taxes, severance taxes, social security premiums, government pension plan premiums or contributions, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, and customs duties, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind that are in the nature of a tax.

“Termination Date” has the meaning set forth in Section 11.1(c).

“Third Party” means any Person other than the Company, Buyer, Merger Sub, and each of their respective Affiliates and permitted successors and assigns.

“Third Party Claim” has the meaning set forth in Section 10.5.

“Trade Secrets” means trade secrets and confidential information, including all know how, processes, technology, formulae, source code, documentation, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information.

“Trademarks” means trademarks, service marks, trade names, trade dress, certification marks, distinguishing guises, logos, corporate names, rights in source or business identifiers (in each case whether or not registered) and any registration, application, renewal and extensions of each of the foregoing and all goodwill associated with each of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 8.9.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unpaid Transaction Expenses” means the aggregate amount of Company Transaction Expenses that remain unpaid immediately prior to the Closing; provided, however, that the calculation of the Unpaid Transaction Expenses shall exclude any Company Transaction Expenses that are included in Indebtedness or in the calculation of Working Capital Amount.

“Upper Bound Working Capital Target” means an amount equal to the Working Capital Target plus two million one hundred thousand dollars ($2,100,000).

“Waiving Parties” has the meaning set forth in Section 13.17.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Warranty Breaches” has the meaning set forth in Section 10.2(a)(i).

“Working Capital Adjustment Amount” means (i) if the Closing occurs and there is no HSR Extension, then the amount equal to the Working Capital Amount minus the Working Capital Target (which for the avoidance of doubt, may be a positive or negative number) and (ii) if the Closing occurs and there is an HSR Extension, then (A) if the Working Capital Amount exceeds the Upper Bound Working Capital Target, then the amount equal to the Working Capital Amount minus the Upper Bound Working Capital Target, or (B) if the Working Capital Amount is less than the Lower Bound Working Capital Target, then the amount equal to the Working Capital Amount minus the Lower Bound Working Capital Target (which for the avoidance of doubt, shall be a negative number); provided that (only in the cause of this clause (ii)) if the Working Capital Amount is neither greater than the Upper Bound Working Capital Target nor less than the Lower Bound Working Capital Target, then such amount shall be zero (0).

“Working Capital Amount” means, as of immediately prior to Closing, the sum of (a) the Acquired Companies’ current assets (excluding (i) Cash and Cash Equivalents, (ii) Tax assets (current, deferred or otherwise) and (iii) intercompany assets) minus (b) the sum of the Acquired Companies’ current liabilities (excluding (i) Indebtedness, (ii) Tax liabilities, (iii) Company Transaction Expenses, (iv) intercompany liabilities, (v) any severance amounts that become payable to individuals as a result of the consummation of the Merger pursuant to any Contracts entered into by any of the Acquired Companies prior to the Closing, and (vi) any payments made pursuant to the Ironshore Pharmaceuticals Inc. Long Term Incentive Plan), in all cases, calculated in accordance with IFRS, applied consistently with the methodologies, policies and principles used by the Company in the preparation of its audited, consolidated annual financial statements for the 2023 calendar year. An illustrative sample calculation of the Working Capital Amount is set forth on Exhibit F hereto.

“Working Capital Target” means a deficit of twelve million eight hundred fifty three thousand dollars ($(12,853,000)).

Article II
THE MERGER

2.1           The Merger. Subject to the terms and conditions of this Agreement and in accordance with the CICA, at the Effective Time, (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and (b) the Company shall (i) continue as the surviving company in the Merger (the “Surviving Company”), (ii) become a wholly-owned Subsidiary of Buyer, and (iii) continue to be governed by the laws of Cayman Islands. The Merger shall have the effects specified in this Agreement and the applicable provisions of the CICA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of the Company and Merger Sub shall immediately vest in the Surviving Company, and the Surviving Company shall be liable for and subject, in the same manner as the Company and Merger Sub, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts, and liabilities of the Company and Merger Sub.

2.2           Effective Time. On the Closing Date, the Company, Buyer and Merger Sub shall (a) cause the Plan of Merger substantially in the form attached hereto as Exhibit D (the “Plan of Merger”) to be duly executed and filed with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”) as provided by the CICA, and (b) make any other filings required to be made by the Company or Merger Sub under the CICA or any other applicable Law in connection with the Merger. The Merger shall become effective on the date when the Plan of Merger is registered by the Registrar of Companies or at such later time permitted by the CICA as may be agreed by Buyer, the Company and the Merger Sub in writing and specified in the Plan of Merger (such date and time, the “Effective Time”).

2.3           Closing; Closing Deliverables.

(a)           The closing of the Merger (the “Closing”) shall take place by electronic exchange of documents as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article IX (other than conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) shall have been satisfied or, if permissible, waived by the party hereto entitled to the benefit of the same and, subject to the foregoing, shall take place at such time and on such date as specified by the parties, or on such other date or at such other place or in such other manner as agreed to by the parties hereto, in writing. The date on which Closing actually takes place is referred to as the “Closing Date.”

(b)           At the Closing, the Company and the Securityholders’ Representative, as applicable, shall deliver to Buyer (in each case, in form and substance reasonably satisfactory to Buyer):

(i)            evidence of the Requisite Company Vote;

(ii)           a payoff letters duly executed by each holder of Indebtedness set forth on Schedule 3.3;

(iii)          customary invoices issued by each financial advisory, investment banking, accounting and other similar advisors of the Acquired Companies that are entitled to any payments at Closing as a Company Transaction Expense evidencing that such Persons have been, or will be at Closing, paid in full;

(iv)          good standing certificate (or equivalent) for each Acquired Company from the relevant jurisdiction of incorporation or organization, as applicable, dated within ten (10) Business Days of Closing;

(v)           customary resignation letters from the directors and officers of the Acquired Companies identified by Buyer no later than ten (10) Business Days prior to Closing;

(vi)          the Escrow Agreement, duly executed by the Securityholders’ Representative;

(vii)         the Paying Agent Agreement, duly executed by the Securityholders’ Representative;

(viii)        a certificate from an officer of each Acquired Company (A) attaching the true and complete copies of all board (or similar governing body) resolutions passed in connection with the approval of this Agreement, the Merger and the Contemplated Transactions and (B) certifying that such resolutions remain in full force and effect, without any amendment or modification thereto, and are all resolutions adopted in connection with this Agreement, the Merger and the Contemplated Transactions; and

(ix)           the executed Plan of Merger and each other document required to be filed with the Registrar of Companies with respect to the Company pursuant to Part XVI of the CICA.

(c)           At the Closing, Buyer and Merger Sub, as applicable, shall deliver to the Company:

(i)           the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(ii)          the Paying Agent Agreement, duly executed by Buyer and the Paying Agent; and

(iii)         the executed Plan of Merger and each other document required to be filed with the Registrar of Companies with respect to the Merger Sub pursuant to Part XVI of the CICA.

2.4           Memorandum and Articles of Association. At the Effective Time, the memorandum of association and articles of association of Merger Sub as in effect immediately prior to the Effective Time shall be the memorandum of association and articles of association of the Surviving Company until thereafter amended in accordance with the provisions thereof; provided, however, that at the Effective Time, (i) all references to the name “CARRERA MERGER SUB INC.” in the memorandum of association and articles of association of the Surviving Company shall be amended to “IRONSHORE THERAPEUTICS INC.” and (ii) references therein to the authorized share capital of the Merger Sub shall be amended as necessary to correctly describe the authorized share capital of the Surviving Company as approved in the Plan of Merger. The Requisite Company Vote shall include resolutions approving all such matters.

2.5           Directors and Officers of the Surviving Company. At the Effective Time, the directors and officers of the Company shall cease to hold office and the directors of Merger Sub immediately prior to the Effective Time shall be the continuing directors of the Surviving Company and the officers of Merger Sub immediately prior to the Effective Time shall be the continuing officers of the Surviving Company, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The Requisite Company Vote shall include resolutions approving all such matters.

Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

3.1           Effect on Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holder of any of the following securities:

(a)           each Common Share held by the Company as a treasury share immediately prior to the Effective Time shall be automatically cancelled without any conversion thereof and no consideration shall be paid or payable with respect thereto;

(b)           each Common Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall be subject to the treatment as provided for in Section 4.2) shall be cancelled in exchange for the right to receive, without interest: (i) an amount in cash payable at the Closing equal to: (A) the Per Share Merger Consideration; minus (B) the Expense Fund Contribution Amount in respect of such Common Share, minus (C) the Adjustment Escrow Amount Contribution and the Indemnity Escrow Amount Contribution in respect of such Common Share; (ii) an amount in cash equal to the Per Share Final Adjustment Amount, if any; (iii) any cash disbursements required to be made from the Securityholders’ Representative Expense Fund with respect to such Common Share in accordance with the terms of this Agreement, as, when and if such disbursements are required to be made; (iv) any cash disbursements required to be made from the Escrow Fund with respect to such Common Share in accordance with the terms of this Agreement and the Escrow Agreement, as, when and if such disbursements are required to be made; (v) the portion of the Milestone Payment required to be paid in respect of such Common Share in accordance with the terms of this Agreement, as, when and if such payment is required to be made; (vi) any cash disbursements required to be made with respect to such Common Share in accordance with Section 8.10(c) or otherwise pursuant to the terms of this Agreement; and

(c)           each common share, par value $1.00 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable ordinary share of the Surviving Company with the same rights, powers and privileges of the shares so converted.

3.2           Treatment of Company RSUs and Warrants.

(a)           At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU that is outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, fully vest and be cancelled and converted into the right to receive (without interest) (i) (A) an amount in cash payable at the Closing equal to the product of (x) the aggregate number of Common Shares subject to each such Company RSU immediately prior to the Effective Time, multiplied by (y) the Per Share Merger Consideration, minus (B) the Expense Fund Contribution Amount in respect of the Common Shares underlying each such Company RSU, minus (C) the Adjustment Escrow Amount Contribution and the Indemnity Escrow Amount Contribution in respect of the Common Shares underlying each such Company RSU, to be paid within five (5) Business Days following the Effective Time, (ii) the portion of the Milestone Payment required to be paid in respect of the Common Shares underlying each such Company RSU in accordance with the terms of this Agreement, as, when and if such payment is required to be made, and (iii) any cash disbursements required to be made from the Securityholders’ Representative Expense Fund in respect of the Common Shares underlying each such Company RSU in accordance with the terms of this Agreement, as, when and if such disbursements are required to be made; (iv) any cash disbursements required to be made from the Escrow Fund in respect of the Common Shares underlying each such Company RSU in accordance with the terms of this Agreement and the Escrow Agreement, as, when and if such disbursements are required to be made; (v) any cash disbursements required to be made with respect to such Common Share in accordance with Section 8.10(c) or otherwise pursuant to the terms of this Agreement, and in each case, net of applicable withholding taxes. From and after the Effective Time, any such Company RSU shall no longer represent the right of the holder to receive or acquire any Common Shares or payment, other than as is specified in this Section 3.2(a).

(b)           Prior to the Effective Time, the Company shall take any and all such actions as are necessary (under the Company Management Incentive Plan, applicable award agreements, applicable Law or otherwise) to effect the foregoing provisions of Section 3.2(a).

(c)           At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Warrant that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (without interest) at the Closing the Company Warrant Payment (if any). For the avoidance of doubt, the holders of Company Warrants as such shall not be entitled to receive any payments of the Milestone Payment, the Escrow Fund, the Securityholders’ Representative Expense Amount or any other payments that may become payable to the Securityholders after the Effective Time.

(d)           For the further avoidance of doubt, each Company Warrant in which the Fair Market Value (as defined in each Company Warrant) is less than the Exercise Price (as defined in each Company Warrant) that remains unexercised immediately prior to the Effective Time, shall be canceled at the Effective Time without the payment of cash or issuance of other consideration in respect thereof, whether at or after the Effective Time.

3.3           Payments at Closing for Indebtedness. At the Closing, Buyer shall repay or cause to be repaid the Indebtedness in accordance with the Consideration Spreadsheet and the instructions contained in the payoff letters executed by the lenders listed in Schedule 3.3 that are delivered to Buyer from or on behalf of the Company one (1) Business Day prior to the Closing Date (but the Company will use reasonable best efforts to deliver drafts of such payoff letters at least two (2) Business Days prior to the Closing Date). The Company shall take all such actions as may be necessary to facilitate such repayment on the Closing Date, and to facilitate the release, in connection with such repayment, of any mortgage, pledge, lien, conditional sale agreement, security interest or other similar encumbrance (each an “Encumbrance” and collectively, “Encumbrances”) securing such Indebtedness upon repayment of the amounts set forth in such payoff letters in accordance therewith.

3.4           Payments at Closing for Expenses. At the Closing, Buyer shall pay in full or cause to be paid in full all Unpaid Transaction Expenses in accordance with the Consideration Spreadsheet.

3.5           Pre-Closing Estimates; Post-Closing Adjustment.

(a)           Estimated Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement setting forth (i) a good faith estimate of (A) the Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”), (B) the Indebtedness (the “Estimated Indebtedness”), (C) the Cash and Cash Equivalents (the “Estimated Cash”), (D) the Working Capital Amount (the “Estimated Working Capital”) and (ii) a calculation of the Aggregate Merger Consideration based thereon, in each case calculated in accordance with the relevant definitions herein, together with reasonable supporting detail (the “Estimated Closing Statement”). The Company shall update the Estimated Closing Statement prior to the Closing to reflect any new information and shall consider in good faith any reasonable input from Buyer regarding the estimates included in the Estimated Closing Statement following its receipt thereof; provided, however, that the Company’s reasonable determination, after consulting with Buyer, as to whether to include any such input shall, in all events, control for purposes of the Estimated Closing Statement.

(b)           Closing Statement. Buyer shall prepare and deliver to the Securityholders’ Representative, not later than forty-five (45) days following the Closing Date, a statement setting forth Buyer’s calculation of (i) the Unpaid Transaction Expenses, (ii) the Indebtedness, (iii) the Cash and Cash Equivalents, (iv) the Working Capital Amount and (v) the Aggregate Merger Consideration based thereon, in each case calculated in accordance with the relevant definitions herein, together with reasonable supporting detail, calculations and documentation (the “Closing Statement”).

(c)           Objection and Dispute Period. The Securityholders’ Representative shall have forty-five (45) days from its receipt of the Closing Statement (the “Objection Period”) to review the Closing Statement. Buyer shall grant the Securityholders’ Representative access at reasonable times and places and upon reasonable advance notice to all books, working papers (including the working papers of Buyer’s accountants), records, schedules, calculations, employees, accountants and representatives of the Surviving Company and its Subsidiaries as reasonably requested by the Securityholders’ Representative in connection with its review of the Closing Statement. Prior to the expiration of the Objection Period, the Securityholders’ Representative, on behalf of all Securityholders, shall inform Buyer in writing of (i) its agreement with the Closing Statement and the calculation of the Aggregate Merger Consideration and the components thereof set forth therein, which shall become final and binding upon Buyer and the Securityholders thereupon, or (ii) any disagreement it may have with the Closing Statement (the “Objection”), specifying each disputed item and setting forth in reasonable detail the basis for each such dispute (each, a “Disputed Item”); provided, however, any failure of the Securityholders’ Representative to respond during the Objection Period will be deemed acceptance of the Closing Statement and the calculation of the Aggregate Merger Consideration and the components thereof set forth therein, which shall become final and binding upon Buyer and the Securityholders thereupon. Buyer shall have thirty (30) days from the date on which it receives the Objection (the date on which such thirty (30) day period ends, the “Response Date”) to review and respond to such Objection. If the Securityholders’ Representative timely delivers an Objection to Buyer, then Buyer and the Securityholders’ Representative shall negotiate in good faith to resolve such dispute. If Buyer and the Securityholders’ Representative are able to negotiate a mutually agreeable resolution of any Disputed Item, such resolution shall be deemed final, non-appealable and binding for purposes of this Agreement. If any Disputed Items have not been resolved by the Response Date, either Buyer or the Securityholders’ Representative shall refer such Disputed Items to the office of a nationally recognized accounting firm mutually agreed upon by Buyer and the Securityholders’ Representative which shall be independent of the Buyer and its controlled Affiliates (the “Accounting Referee”) to make a final, non-appealable and binding determination as to such remaining Disputed Items pursuant to the terms hereof. The Accounting Referee shall be directed to make a determination of the Disputed Items in accordance with Section 3.5(d) promptly, but no later than thirty (30) days, after acceptance of its appointment. Buyer and the Securityholders’ Representative agree to use their commercially reasonable efforts to effect the selection and appointment of the Accounting Referee pursuant to this Section 3.5(c) within ten (10) Business Days after the Response Date, including executing an engagement agreement with the Accounting Referee providing for reasonable and customary compensation and other customary terms of engagement. Buyer and the Securityholders’ Representative shall make readily available to the Accounting Referee all relevant books, working papers (including the working papers of Buyer’s accountants), records, schedules, calculations, employees, accountants and representatives of the Surviving Company and its Subsidiaries that are reasonably requested by the Accounting Referee in connection with the Accounting Referee’s review of any Disputed Items.

(d)           Accounting Referee. If Disputed Items are referred to the Accounting Referee for resolution pursuant to Section 3.5(c), the Accounting Referee shall determine only with respect to the Disputed Items submitted whether and to what extent, if any, the Aggregate Merger Consideration and the components thereof set forth in the Closing Statement require adjustment. With respect to each Disputed Item, the Accounting Referee’s determination shall be within the range of values assigned to such Disputed Item by Buyer and the Securityholders’ Representative. Any finding by the Accounting Referee shall (i) state in reasonable detail the findings of fact on which it is based, (ii) be final, non-appealable and binding upon the parties hereto (except in the case of fraud or manifest error) and (iii) be the sole and exclusive remedy between the parties hereto regarding the Disputed Items so presented. The fees and expenses of the Accounting Referee shall be borne by Buyer and the Securityholders’ Representative (on behalf of the Securityholders and from the Securityholders’ Representative Expense Fund, to the extent available) in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of Buyer or the Securityholders’ Representative, as applicable, bears to the total dollar amount of Disputed Items resolved by the Accounting Referee. Each of Buyer and the Securityholders’ Representative (on behalf of the Securityholders and from the Securityholders’ Representative Expense Fund, to the extent available) shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 3.5.

(e)           Adjustments; Payments.

(i)            If, upon the final determination of the Aggregate Merger Consideration and the components thereof as provided in Sections 3.5(c) or 3.5(d) (the “Final Aggregate Merger Consideration”), the Final Aggregate Merger Consideration is less than the Aggregate Merger Consideration set forth in the Estimated Closing Statement (the “Estimated Aggregate Merger Consideration”), Buyer shall be entitled to recover the amount of such shortfall (subject to Section 3.5(e)(iii)).

(ii)           If the Final Aggregate Merger Consideration is greater than the Estimated Aggregate Merger Consideration, the amount of such excess shall be owed to the Securityholders in respect of their Common Shares (subject to Section 3.5(e)(iii)). If the Final Aggregate Merger Consideration is equal to the Estimated Aggregate Merger Consideration, no amount shall be owed to Buyer or Securityholders.

(iii)          The amount (if any) owed to Buyer pursuant to Section 3.5(e)(i) above or to the Securityholders pursuant to Section 3.5(e)(ii) above shall be referred to as the “Final Closing Adjustment”. In the event that the Final Closing Adjustment is owed to Buyer, then the Securityholders’ Representative and Buyer shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to (A) disburse the Final Closing Adjustment to Buyer from the Adjustment Escrow Fund in immediately available funds via wire transfer to the account or accounts designated by Buyer (up to the amount of the Adjustment Escrow Fund) and (B) disburse the remainder of the Adjustment Escrow Fund (if any) to the Paying Agent and to the Surviving Company (for disbursement to the applicable Securityholders in accordance with their applicable Pro Rata Share), which amount shall be paid to each Securityholder in accordance with Sections 3.1 and 3.2 following the delivery of a Consideration Spreadsheet pursuant to Section 3.8. In the event the Final Closing Adjustment is owed by Buyer or if no amounts are owed to Buyer or Securityholders, (i) Buyer shall pay to the Paying Agent and to the Surviving Company (for further disbursement to the applicable Securityholders in accordance with their applicable Pro Rata Share) an amount in cash equal to the Final Closing Adjustment (if any) (which amount shall not exceed the Adjustment Escrow Amount), which amount shall be paid to each Securityholder in accordance with Sections 3.1 and 3.2 following the delivery of a Consideration Spreadsheet pursuant to Section 3.8 in respect of the Final Closing Adjustment and (ii) the Securityholders’ Representative and Buyer shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Fund to the Paying Agent and to the Surviving Company (for disbursement to the applicable Securityholders in accordance with their applicable Pro Rata Share), which amount shall be paid to each Securityholder in accordance with Sections 3.1 and 3.2 following the delivery of a Consideration Spreadsheet pursuant to Section 3.8. The Adjustment Escrow Fund shall be the sole and exclusive source of recovery of in respect of any Final Closing Adjustment owned to Buyer pursuant to this Section 3.5. Any payment required under this Section 3.5(e) shall be made within five (5) Business Days of the final determination of the Final Closing Adjustment.

(iv)             Any payment pursuant to this Section 3.5(e) shall be treated for all Tax purposes as an adjustment to the Merger Consideration. The Securityholders’ Representative shall deliver a Consideration Spreadsheet and direct the Paying Agent to make distributions pursuant to this Section 3.5(e) to the applicable Securityholders in the same form and in accordance with the same wiring instructions or delivery addresses, as applicable, as used to make distributions to each such Securityholder in connection with Closing (including, if applicable, by relying on the payment instructions set forth in the applicable Letter of Transmittal or the Consideration Spreadsheet), except as otherwise indicated by the Paying Agent or in any written update delivered to the Paying Agent to reflect any assignments or other changes in factual information.

(f)             No Modifications. Buyer agrees that, following the Effective Time through the date that the Closing Statement become final, conclusive and binding, except as required by applicable Law, it will not take any actions, and it will cause the Surviving Company and its Subsidiaries not to take any actions, with respect to any accounting books, records, policies or procedures, that are inconsistent with the past practice of the Company and its Subsidiaries or that would impede or delay the determination of the amount of Unpaid Transaction Expenses, Indebtedness, Cash and Cash Equivalents, Working Capital Amount or Aggregate Merger Consideration or the preparation of the Objection or the Closing Statement in the manner and utilizing the methods required by this Agreement.

3.6            Expense Amount. At the Effective Time, Buyer shall deposit into an account designated by the Securityholders’ Representative (the “Securityholders’ Representative Expense Fund”) an amount equal to $750,000 (such amount, the “Securityholders’ Representative Expense Amount”). Buyer shall make such deposit by wire transfer of immediately available funds to an account designated in writing by the Securityholders’ Representative prior to the Closing. The Securityholders’ Representative Expense Amount may be used at any time by the Securityholders’ Representative to fund or reimburse (a) any expenses incurred by it in the performance of its duties and obligations in connection with this Agreement or the Securityholders’ Representative engagement agreement including those duties and obligations listed in Article XII, or (b) as otherwise determined by the Advisory Group. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Securityholders’ Representative Expense Amount other than as a result of its fraud, gross negligence or willful misconduct. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Securityholders’ Representative Expense Amount, and has no tax reporting or income distribution obligations. The applicable Securityholders will not receive any interest or earnings on the Securityholders’ Representative Expense Fund and irrevocably transfer and assign to the Securityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholders’ Representative Expense Amount will be held by the Securityholders’ Representative for so long as the Securityholders’ Representative determines is reasonably necessary for it to fulfill its obligations and duties in connection with this Agreement, and afterward the Securityholders’ Representative shall disburse the remainder of the Securityholders’ Representative Expense Amount (if any) to the Paying Agent and to the Surviving Company (for disbursement to the applicable Securityholders in accordance with their applicable Pro Rata Share), which amount shall be paid to each Securityholder in accordance with Sections 3.1 and 3.2 following the delivery of a Consideration Spreadsheet pursuant to Section 3.8. For Tax purposes, the Securityholders’ Representative Expense Fund shall be treated as having been received and voluntarily set aside by the applicable Securityholders (in accordance with their Pro Rata Share) at the Closing (and shall be treated as set aside after the application of any applicable withholding Taxes).

3.7            Payment Fund. At the Effective Time, Buyer shall deposit with the Paying Agent, for the benefit of the Shareholders and Company Warrant Holders cash in the amount payable in respect of all Common Shares and Company Warrants outstanding immediately prior to the Effective Time pursuant to Section 3.1 (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than making the payments required by Section 3.1 in respect of the Common Shares and payments required by Section 3.2(c) in respect of the Company Warrant, in each case in accordance with the terms of this Agreement. Buyer shall make such deposit of the Payment Fund by wire transfer of immediately available funds to an account designated in writing by the Paying Agent prior to the Closing.

3.8            Consideration Spreadsheet. At least three (3) Business Days prior to (a) the Closing Date or (b) any distribution of the Final Closing Adjustment, distribution from the Securityholders’ Representative Expense Fund, distribution of any amount from the Escrow Fund, or payment of a Milestone Payment following the Closing, the Company (with respect to payments made on the Closing Date) or the Securityholders’ Representative (with respect to payments made following the Closing of the Final Closing Adjustment or any amount from the Securityholders’ Representative Expense Fund) shall deliver to Buyer the consideration spreadsheet (the “Consideration Spreadsheet”) completed to include all of the following information:

(a)             with respect to payments made on the Closing Date, (i) (A) the calculation of the Aggregate Merger Consideration as determined in accordance with Section 3.5(a); (B) the Per Share Merger Consideration; and (C) the Fully Diluted Shares; (ii) the aggregate payment to each holder of Indebtedness that delivered a payoff letter in accordance with Section 3.3; and (iii) the aggregate payment to each recipient of an Unpaid Transaction Expense, in accordance with Section 3.4;

(b)             with respect to distributions following the Closing of the Final Closing Adjustment, any amount from the Securityholders’ Representative Expense Fund, any amount from the Escrow Fund or any payment of the Milestone Payment in accordance with this Agreement, the total amount of such distribution;

(c)             with respect to payments made on or after the Closing Date, for each holder of Common Shares: (i) the name and address of record (and email address, if available) of such Shareholder; (ii) the number of Common Shares of each class and series held by such Shareholder (on a certificate-by-certificate basis and including certificate numbers, or electronic equivalent); (iii) the consideration that such Shareholder is entitled to receive pursuant to Section 3.1(b), as applicable, before deduction of amounts to be contributed to the Securityholders’ Representative Expense Fund and the Escrow Fund, rounded to two decimal places; (iv) the cash amount to be contributed to the Securityholders’ Representative Expense Fund by each such Shareholder, rounded to two decimal places, (v) the cash amount to be contributed to each of the Adjustment Escrow Fund and the Indemnity Escrow Fund by each such Shareholder, rounded to two decimal places, (vi) such Shareholder’s Pro Rata Share; (vii) the net cash amount to be paid to such Shareholder at Closing in accordance with Section 3.1(b) upon such Shareholder’s delivery of a Letter of Transmittal; and (viii) the portion of the Final Closing Adjustment, the amount of the Securityholders’ Representative Expense Fund, the amount from the Escrow Fund. the amount from the “Initial Minimum Balance” (as defined in the Mercalis SOW) or the payment of the Milestone Payment payable to such holder of Common Shares, as and when required to be paid in accordance with this Agreement;

(d)             with respect to payments made on or after the Closing Date, for each holder of a Company RSU: (i) the name and address of record (and email address, if available) of such Company RSU holder; (ii) the aggregate number of Common Shares subject to each such Company RSU immediately prior to the Effective Time (on an award-by-award basis); (iii) the net cash amount to be paid to such Company RSU holder at Closing in accordance with Section 3.2, net of applicable withholding taxes; (v) the cash amount to be contributed to each of the Adjustment Escrow Fund and the Indemnity Escrow Fund by each such holder of Company RSUs, rounded to two decimal places, (vi) such Company RSU holder’s Pro Rata Share; (vii) the net cash amount to be paid to such Company RSU Holder at Closing in accordance with Section 3.2(a); and (viii) the portion of the Final Closing Adjustment, the amount of the Securityholders’ Representative Expense Fund, the amount from the Escrow Fund, the amount from the “Initial Minimum Balance” (as defined in the Mercalis SOW) or the payment of the Milestone Payment payable to such holder of Company RSUs, as and when required to be paid in accordance with this Agreement; and

(e)             with respect to payments made on or after the Closing Date, for each holder of a Company Warrant: the name and address of record (and email address, if available) of such Company Warrant holder.

For the avoidance of doubt, Buyer shall be entitled to rely conclusively on each such Consideration Spreadsheet as the final determination of the applicable amount owed to each Securityholder.

3.9             Milestone Payment.

(a)             Milestone. Following the Closing, as further consideration for the Merger, Buyer shall pay, or cause to be paid, to the Shareholders and holders of Company RSUs (the “Milestone Recipients”), in accordance with their respective Pro Rata Share, this Section 3.9 and the Consideration Spreadsheet, an aggregate amount equal to $25,000,000 (the “Milestone Payment”) if Net Revenue for the twelve- (12-) month period ending December 31, 2025 (the “Milestone Period”) is equal to or exceeds $180,000,000 (the “Milestone Target”). In no event shall Buyer be obligated to (i) make payment(s) in consideration of this Section 3.9 in excess of the Milestone Payment or (ii) make any Milestone Payment to the Milestone Recipients if the Milestone Target is not achieved (except, for the avoidance of doubt, in accordance with an Acceleration Event (as described in the following sentence)). Notwithstanding anything else to the contrary contained herein, in the event of any Acceleration Event following the Closing Date and through the Milestone Period, the Milestone Payment shall become immediately due and payable to the Milestone Recipients; provided, however, that the Securityholders’ Representative shall still be obligated to provide a Consideration Spreadsheet in accordance with this Section 3.9.

(b)             Milestone Reporting. On or before the earlier to occur of (i) the 60th day following the end of the Milestone Period and (ii) the date on which Buyer files its Annual Report on Form 10-K for its fiscal year ended December 31, 2025, Buyer shall prepare or cause to be prepared a statement (the “Milestone Statement”) setting forth the Net Revenue for the Milestone Period and the resulting Milestone Payment (if earned), and deliver or cause to be delivered such Milestone Statement to the Securityholders’ Representative for and on behalf of the Milestone Recipients. Within forty-five (45) days following each of March 31, 2025, June 30, 2025 and September 30, 2025, Buyer shall deliver, or cause to be delivered, to the Securityholders’ Representative, a statement setting forth the estimated Net Revenue for the quarter then ended; provided, however, Buyer shall have no obligation to deliver such quarterly statement if the relevant information is expressly set forth in Buyer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. The parties to this Agreement acknowledge and agree that the Milestone Target may not ultimately be achieved and, except as set forth in Section 3.9(c), neither Buyer nor any of its Affiliates shall be required to use any level of effort to achieve the Milestone Target. Buyer agrees to report Net Revenue (denoted as “Product Revenue, Net”) on its consolidated annual financial statements for the year ended December 31, 2025 for sales or other dispositions of JORNAY PM® in the United States.

(c)             Commercially Reasonable Efforts. Following the Closing Date and through the Milestone Period, Buyer shall use Commercially Reasonable Efforts to Commercialize JORNAY PM® (methylphenidate HCl) in the United States. Without limiting the generality of the foregoing, Buyer shall not take or authorize any action for the sole or primary purpose of avoiding or circumventing the achievement of the Milestone Target.

(d)             Review. The Securityholders’ Representative shall have 60 days after receipt of the Milestone Statement (the “Review Period”) to review the determination of the Net Revenue for the Milestone Period and the resulting Milestone Payment payable to the Securityholders. During the Review Period and once during calendar year 2025, Buyer shall grant the Securityholders’ Representative access at reasonable times and places and upon reasonable advance notice to all books, working papers (including the working papers of Buyer’s accountants), records, schedules, calculations, employees, accountants and representatives of Buyer and its Subsidiaries as reasonably requested by the Securityholders’ Representative in connection with its review of the Net Revenue for the Milestone Period and the resulting Milestone Payment. Buyer’s calculations of Net Revenue and any Milestone Payment due shall be conclusive and binding on the parties unless after review the Securityholders’ Representative gives Buyer written notice of such a dispute (a “Milestone Dispute Notice”) before the conclusion of the Review Period. If a Milestone Dispute Notice is given, Buyer, on the one hand, and the Securityholders’ Representative, on the other hand, shall attempt in good faith to resolve the dispute. If the dispute is not resolved within fifteen (15) days from the receipt of the Milestone Dispute Notice, such matters shall be settled in accordance with Section 3.5(c) and Section 3.5(d), mutatis mutandis.

(e)             Payment. Within thirty (30) days after receipt of the Milestone Statement or the final determination of the Milestone Payment in the event a Milestone Dispute Notice is delivered, the Securityholders’ Representative shall, in consultation with, and at the direction of, the Advisory Group, prepare and deliver to Buyer a Consideration Spreadsheet: (i) setting forth any Company Transaction Expenses that are due in connection with the Milestone Payment and any amount being set-off against the Milestone Payment in accordance with Article X; and (ii) allocating the amount of the Milestone Payment remaining after the deduction of any Company Transaction Expenses and set-off amounts among the Milestone Recipients in accordance with Article X, which payments to the Milestone Recipients shall be made in accordance with their respective Pro Rata Share. The allocations set forth in the Consideration Spreadsheet delivered by the Securityholders’ Representative shall be fully binding on each Milestone Recipient, and Buyer shall be entitled to rely conclusively on such Consideration Spreadsheet as the final determination of the applicable amount owed to each Milestone Recipient. Subject to (i) the other provisions of this Section 3.9 and (ii) Section 4.3, Buyer shall pay, or cause to be paid, without interest, the applicable portion of the Milestone Payment to the Paying Agent (for further distribution to any person entitled to a Company Transaction Expense and to the Shareholders, which payments to the Securityholders shall be made in accordance with their respective Pro Rata Share) and to the Company (for further distribution to holders of Company RSUs) in accordance with the Consideration Spreadsheet within ten (10) days following the delivery to Buyer of the Consideration Spreadsheet.

(f)             Milestones Not a Security. The parties hereto do not intend the right of the Milestone Recipients to receive any payment with respect to the Milestone Payment described in this Section 3.9 to be a security. Accordingly, the right of a Milestone Recipient to receive any Milestone Payment: (i) shall not be represented by a certificate; (ii) does not represent an ownership interest in Buyer, the Surviving Company or any other Affiliate of Buyer; and (iii) does not entitle a Milestone Recipient to any rights common to equityholders of Buyer or the Surviving Company, other than as expressly set forth herein. The right of the Milestone Recipients to receive their respective portions of the Milestone Payment (if earned) shall not cause the accrual or give rise to the payment of interest on any portion thereof. The rights or interests of any Milestone Recipient under this Section 3.9 may be assigned, transferred or otherwise disposed of, in whole or in part, upon notice to the Securityholders’ Representative and the Buyer.

(g)             Tax Treatment of Milestone Payment. To the extent permitted by applicable Law, the parties to this Agreement intend that the portion of the Milestone Payment payable to any holder of Common Shares that is subject to U.S. income taxation be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code (subject to imputation of interest under Section 483 or Section 1274 of the Code). The portion of the Milestone Payment payable to any holder of Company RSUs shall be subject to compensatory Tax withholding, and such payments shall be paid through an applicable payroll system designated by Buyer and subject to applicable payroll Tax withholding.

Article IV
CONSIDERATION PAYMENTS; DISSENTING SHARES

4.1             Payment of Merger Consideration.

(a)             Attached hereto as Exhibit E is a form of letter of transmittal (a “Letter of Transmittal”), which specifies that delivery shall be effected, and risk of loss and title to each Common Share and Company Warrant shall pass only upon the delivery to the Paying Agent of a duly executed Letter of Transmittal and such other Tax documents as the Paying Agent may reasonably request (the “Required Holder Information”), and instructions for use in effecting the surrender of any issued share certificate (or, in the event, a share certificate has been lost, stolen, defaced or destroyed, an indemnity for lost share certificate provided by the Shareholder or Company Warrant Holder) in exchange for a cash payment of the Merger Consideration at or in connection with the Closing as more fully described below. At least three (3) Business Days prior to Closing, Buyer shall, or shall direct the Paying Agent to mail or otherwise deliver to each record Shareholder and Company Warrant Holder a form of Letter of Transmittal and instructions.

(b)             If a Shareholder or Company Warrant Holder provides to Buyer (or the Paying Agent) its or their Required Holder Information at least two (2) Business Days prior to the Closing Date, then Buyer shall use commercially reasonable efforts to cause the Paying Agent to pay to such Shareholder or Company Warrant Holder at the Closing the consideration specified in Section 3.1(b) or Section 3.2(c), as applicable. If a Shareholder or Company Warrant Holder provides to Buyer (or the Paying Agent) its, their Required Holder Information any time after two (2) Business Days prior to the Closing Date, then such Shareholder or Company Warrant Holder shall be paid by the Paying Agent as soon as reasonably practicable following the Closing (and in any event, within two (2) Business Days thereafter) the consideration specified in Section 3.1(b) or Section 3.2(c) payable at Closing, as applicable. No interest will be paid or accrued on the Merger Consideration payable in respect of the share certificates exchanged pursuant to this Section 4.1(b). If payment is to be made to a Person other than the Person in whose name the Common Shares or Company Warrants are registered in the books and records of the Company as of immediately prior to the Effective Time, it shall be a condition to such payment that the Person requesting such payment has paid any transfer and other Taxes required by reason of such payment being made in a name other than that of the registered holder of such Common Shares or Company Warrants so surrendered or has established to the reasonable satisfaction of the Paying Agent that such Tax either has been paid or is not payable.

(c)             Any portion of the amounts paid by Buyer to the Paying Agent pursuant to Section 3.7 for payment to the Shareholders or Company Warrant Holders that remains undistributed to the Shareholders and Company Warrant Holders on the date that is one (1) year after the Effective Time shall be delivered to Buyer or the Surviving Company (at the direction of Buyer), and any Shareholder or Company Warrant Holder who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Company (as general unsecured creditors thereof) for their respective portion of the Aggregate Merger Consideration and any other amounts payable under Article IV, and the Surviving Company shall, upon the request of any such former Shareholders or Company Warrant Holders after complying with the requirements set forth in this Article IV, including delivery of any Required Holder Information, promptly pay to such former Shareholder or Company Warrant Holder the portion of the Aggregate Merger Consideration or any other amounts payable under Article IV to which such former Shareholder or Company Warrant Holder is entitled pursuant to Section 3.1 or Section 3.2.

(d)             At the Effective Time, the register of members of the Company shall be closed and no further registration of transfers of Common Shares or Company Warrants shall thereafter be made on the records of the Company.

4.2             Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, any Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by Shareholders who have validly exercised and not withdrawn or lost their right to dissent from the Merger under, and in accordance with, Section 238 of the CICA (collectively, the “Dissenting Shares”) shall be cancelled at the Effective Time and the holders of Dissenting Shares shall not be entitled to receive the Merger Consideration with respect to the Dissenting Shares and are entitled only to payment of the fair value of such Dissenting Shares determined in accordance with the provisions of the CICA; provided, however, that if any such holder of Dissenting Shares shall have failed to validly exercise or withdraws or loses its right to dissent from the Merger under the CICA, such holder shall thereupon have the right to receive the portion of the Merger Consideration otherwise payable with respect to such Common Shares pursuant to Section 3.1(b). The Company shall give Buyer and Merger Sub prompt notice of any demands received by the Company for the exercise of dissenter rights with respect to Common Shares and any withdrawals of such demands. Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands.

4.3             Withholding. Notwithstanding anything to the contrary contained in this Agreement, each of the Paying Agent, Buyer and the Surviving Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Buyer shall notify the applicable payee(s) reasonably promptly upon becoming aware that any such withholding or deduction is required and shall reasonably cooperate in good faith with the applicable payee(s) to mitigate any such withholding.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedules, the Company hereby makes to Buyer and Merger Sub the following representations and warranties contained in this Article V.

5.1             Organization; Authority.

(a)             Each Acquired Company has been duly incorporated or organized (as applicable), and is validly existing and in good standing (or equivalent status), under the laws of the jurisdiction of its incorporation or formation. Each Acquired Company has all requisite corporate or company power and authority to own, operate and lease its properties and carry on its business as currently conducted. Each Acquired Company is duly qualified to do business as a foreign entity under the laws of each jurisdiction listed on Schedule 5.1(a) and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Buyer accurate and complete copies of the Charter Documents of each Acquired Company, as amended to date and currently in effect.

(b)             The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Company Vote, to perform its obligations hereunder. The execution and delivery of this Agreement, and, to the extent required, the performance by the Company of its obligations hereunder and the consummation of the Contemplated Transactions, have been duly authorized by the Company Board. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Buyer and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)             Schedule 5.1(c) sets forth an accurate and complete list identifying each Acquired Company, the jurisdiction of incorporation or organization of such Subsidiary and the issued and outstanding equity interests held in each such Subsidiary. All of the outstanding equity interests of each Acquired Company other than the Company are owned by the Company or a wholly owned Subsidiary of the Company, free and clear of any Encumbrances, other than Permitted Encumbrances. Except for the equity interests identified in Schedule 5.1(c), none of the Acquired Companies owns, beneficially or otherwise, any shares or other equity securities of, or any direct or indirect equity, voting, beneficial or ownership interest in, any other Person. None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Person.

5.2             Capitalization.

(a)             As of the date of this Agreement: (A) there are 384,820,766 Common Shares issued and outstanding; and (B) the Company has no other issued or outstanding Common Shares. As of the date of this Agreement such Common Shares are held of record by the Persons listed on Schedule 5.2(a)(i). All of the issued and outstanding Common Shares have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 5.2(a)(ii), the Company has never declared or paid any dividends on any Common Shares, and there are no accrued dividends remaining unpaid with respect to any Common Shares. Except as set forth in the Shareholder Agreement, the Management Incentive Plan (together with any related award agreements), the Company’s Charter Documents or as set forth on Schedule 5.2(a)(iii), there are no agreements to which the Company is a party with respect to the voting of any Common Shares or that restrict the transfer of any such Common Shares.

(b)             As of the date of this Agreement, there are 51,088,575 Company RSUs outstanding under the Management Incentive Plan, and there are no Common Shares that remain available for future grants under the Management Incentive Plan. Schedule 5.2(b) sets forth each outstanding Company RSU as of the date of this Agreement, including (i) the name of the Company RSU holder and (ii) the number of Company RSUs issued thereto. Each Company RSU has been granted to comply with the short-term deferral exception under Section 409A of the Code.

(c)             Schedule 5.2(c) sets forth each Company Warrant outstanding as of the date of this Agreement, including (i) the name of the Company Warrant holder and (ii) the number of Common Shares such Company Warrant is exercisable for as of the date of this Agreement, expressed as a percent of such Company Warrant. Other than the Company Warrants and except as set forth in Section 5.2(a) or (b), there does not exist, nor is there outstanding, any right or security granted to, issued to, or entered into with, any Person to cause any Acquired Company to issue, grant or sell any capital stock, equity or equity-based incentive, stock options or purchase, stock appreciation or other equity appreciation rights or similar rights of such Acquired Company to any Person (including any warrant, equity option, call, preemptive right, convertible or exchangeable obligation, subscription for securities convertible into or exchangeable for capital stock of such Acquired Company, or any other similar right, security or Contract), and there is no commitment or agreement to grant or issue any such right or security.

(d)             All of the shares of, and other equity, voting, beneficial or ownership interests in, each Acquired Company (other than the Company) are owned by another Acquired Company free and clear of any Encumbrances, other than Permitted Encumbrances. Except as set forth in Schedule 5.2(d), none of the shares, capital stock or other equity, voting, beneficial, financial or ownership interests of any Acquired Company (other than the Company) is subject to any voting trust agreement or any other contract (other than the applicable Charter Documents and, with respect to the Company, Shareholder Agreement) relating to the voting, dividend rights or disposition of any shares, capital stock or other equity, voting, beneficial, financial or ownership interests of any Acquired Company.

5.3             Noncontravention.

(a)             Except as set forth on Schedule 5.3(a) and subject to the adoption and approval of this Agreement by the Requisite Company Vote, the execution and delivery by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions in accordance with the terms hereof do not: (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of, or result in the acceleration or loss of any material right under, any Material Contract; (ii) conflict with, or result in any violation of, any provision of the Charter Documents of any Acquired Company; or (iii) violate or result in a violation of any provision of any Law applicable to the Acquired Companies, except in the case of clause (iii) as would not reasonably be expected to have a Company Material Adverse Effect.

(b)             Except as set forth on Schedule 5.3(b), no notice to, declaration or filing with, or consent or approval of any United States federal, state or local, or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, commission, court, tribunal or judicial or arbitral body (each, a “Governmental Body”), is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, and the consummation by the Company of the Contemplated Transactions in accordance with the terms hereof, except for: (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder; (ii) the filing of the Plan of Merger and other documents required under the CICA with the Registrar of Companies; (iii) any filings that may be required as a result of the identity or business of Buyer, Merger Sub or any of their Affiliates; and (iv) any additional notice, declaration or filing with, or consent or approval of, any Governmental Body, where the failure to notify, declare, file or obtain the approval thereof would reasonably be expected to have a Company Material Adverse Effect.

5.4             Financial Statements; No Undisclosed Liabilities; Books and Records.

(a)             The Company has made available to Buyer: (i) the audited balance sheets, income statements and cash flow statements of the Company (on a consolidated basis) as of December 31, 2022 and December 31, 2023 and (ii) the unaudited balance sheets of the Company (on a consolidated basis) as of March 31, 2024 (the “Most Recent Balance Sheet Date”) and the related income statements and statement of cash flow for the three (3)-month period then ended ((i) and (ii) collectively, the “Financial Statements”).

(b)             Except as set forth on Schedule 5.4(b), the Financial Statements fairly present in all material respects, in accordance with IFRS, the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company as of the times and for the periods referred to therein, subject to, in the case of the financial statements set forth in Section 5.4(a)(ii), (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.

(c)             Except as set forth on Schedule 5.4(c), the Acquired Companies do not have any liabilities of the type required to be reflected in financial statements prepared in accordance with IFRS, other than liabilities (i) set forth on the Financial Statements, or (ii) arising since the Most Recent Balance Sheet Date in the Ordinary Course of Business that would not, individually or in the aggregate, be material to the Acquired Companies individually or taken as a whole. No Acquired Company has effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Regulation S-K under the Securities Exchange Act of 1934, as amended).

(d)             The Acquired Companies have implemented and maintained a system of internal control over financial reporting to provide reasonable assurance for a company of its size and nature regarding the reliability of financial reporting and the preparation of Financial Statements for external purposes in accordance IFRS and no material weaknesses in internal controls or reportable conditions exist as of the Most Recent Balance Sheet Date.

5.5             Absence of Material Adverse Effect or Other Changes. Since the Most Recent Balance Sheet Date, (i) there has not been any Company Material Adverse Effect, (ii) the Acquired Companies have conducted the Business in the Ordinary Course of Business and (iii) no action has been taken that, if taken following the date hereof, would be in violation of or be required to be disclosed against Section 7.1.

5.6             Litigation. Except as set forth on Schedule 5.6(i), as of the date of this Agreement, none of the Acquired Companies are, nor in the last three (3) years prior to the date of this Agreement has been, a party (either as plaintiff or defendant) to any material litigation, action, suit, proceeding, claim, arbitration or, to the Company’s knowledge, investigation by or before any Governmental Body pending or, to the Company’s knowledge, threatened in writing, against any Acquired Company (excluding any routine audits to which the Acquired Companies are subject in the Ordinary Course of Business). Except as set forth on Schedule 5.6(ii), as of the date of this Agreement, none of the Acquired Companies is subject to any material outstanding writ, order, judgment, injunction or decree of any Governmental Body. Schedule 5.6(iii) lists: (A) each material Action that any Acquired Company has commenced against any other Person in the last three (3) years prior to the date of this Agreement and (B) each material Action that any Acquired Company has threatened in writing against any other Person in the last three (3) years prior to the date of this Agreement.

5.7             Taxes.

(a)             Except as set forth on Schedule 5.7:

(i)               Each of the Acquired Companies has filed all Tax Returns required to be filed by it and all such Tax Returns were correct and complete in all material respects;

(ii)              Each of the Acquired Companies has paid or caused to be paid all Taxes due and owing (whether or not shown on any Tax Return);

(iii)             Neither the U.S. Internal Revenue Service (the “IRS”) nor any other Governmental Body has asserted by written notice to any Acquired Company any deficiency or claim for any amount of additional Taxes;

(iv)             To the Company’s knowledge, no U.S. federal, state or local or non-U.S. audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of any Acquired Companies and none of the Acquired Companies has received a written notice of any actual or threatened audits or proceedings;

(v)              None of the Acquired Companies has been granted any waiver of any statute of limitations with respect to, or any extension of period for the assessment of, any Tax;

(vi)             No claim has been made in writing by any Governmental Body in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is subject to taxation by that jurisdiction;

(vii)            All Taxes and other assessments and levies which any Acquired Company was, or is, required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental Body and each Acquired Company has complied in all material respects with all applicable Laws relating to the reporting of such Taxes and other assessments and levies (including, as applicable, the receipt and retention of the appropriate certification or similar documentation to establish and exemption from such Taxes and other assessments and levies);

(viii)           There are no Encumbrances for Taxes upon any assets of the Acquired Companies, except for Permitted Encumbrances;

(ix)              None of the Acquired Companies is bound by any Tax allocation, Tax sharing agreement or similar agreement with any Person, in each case other than pursuant to the customary provisions of an agreement entered into in the Ordinary Course of Business, the primary purpose of which is not related to Taxes, including but not limited to customary provisions of leases, licenses or credit agreements entered into in the Ordinary Course of Business;

(x)               None of the Acquired Companies (A) has been a member of a combined, consolidated, affiliated or unitary group for Tax purposes (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law, including Section 160 of the Tax Act), as a transferee or successor, or by Contract (other than pursuant to customary provisions of Contracts entered into in the Ordinary Course of Business, the primary purpose of which is not related to Taxes);

(xi)              None of the Acquired Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code (or is described in any corresponding or similar provision of U.S. state or local or non-U.S. Law);

(xii)             None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or under any corresponding or similar provision of U.S. state or local or non-U.S. Law);

(xiii)            None of the Acquired Companies has engaged in any “listed transaction” as defined in Section 6707A(c)(2) of the Code or the Treasury Regulations promulgated thereunder or in any transaction that is a “reportable transaction” under Section 1.6011-4(b) of the Treasury Regulations (or, in either case, any corresponding or similar provision of U.S. state or local or non-U.S. Law);

(xiv)            None of the Acquired Companies will be required to include any item of income in taxable income for any Tax period (or portion thereof) beginning after the Closing as a result of any: (A) change in method of accounting for a Tax period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provisions of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date; (C) election pursuant to Section 965(h) of the Code made on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date;

(xv)             None of the Acquired Companies has a permanent establishment or fixed place of business, or is Tax resident, in any country other than the country of its formation, and does not and has not engaged in any trade or business in any country other than the country of its formation;

(xvi)            No Acquired Company has received or requested any private letter ruling from the IRS (or any comparable ruling from any other Governmental Body);

(xvii)          No Acquired Company owns any stock or other ownership interests in any corporation, partnership, joint venture, limited liability company or other Person (other than the Company’s ownership interest in the other Acquired Companies);

(xviii)         No Acquired Company has availed itself of any benefits, deferred any Taxes or claimed any Tax credits under the U.S. Coronavirus Aid, Relief, and Economic Security Act or any other corresponding or similar provision of any other applicable Law enacted with respect to the COVID-19 pandemic;

(xix)            Each of the Acquired Companies (A) is an association taxable as a corporation for U.S. federal income tax purposes and (B) has not made any election on IRS Form 8832 to be treated as other than an association taxable as a corporation for U.S. federal income tax purposes;

(xx)             No Acquired Company is, or ever has been, a “controlled foreign corporation” within the meaning of Section 957 of the code (or under any corresponding or similar provision of any other applicable Law), as such provision of the Code (or other applicable Law) has been interpreted by official guidance issued by the IRS (or other applicable Governmental Body) as of the date of this Agreement;

(xxi)            No Acquired Company is, or ever has been, a “passive foreign investment company” within the meaning of Section 1297 of the Code, a “surrogate foreign corporation” within the meaning of Section 7874 of the Code or a “domestic corporation” within the meaning of Section 7874(b) of the Code (or is subject to any corresponding or similar provision of any other applicable Law); and

(xxii)           (A) Each Acquired Company has (I) duly and timely completed and filed all Tax Returns related to CEWS required under applicable Law to be filed (or that it elected to file), and all such returns are complete, correct and accurate in all material respects, (II) not claimed CEWS to which it was not entitled, and (III) not deferred any payroll Tax obligations as permitted under applicable COVID-19 related measures enacted, promulgated or offered as an administrative relief by any Governmental Body; (B) none of equity interests in any of the Acquired Companies is “taxable Canadian property” within the meaning of the Tax Act; (C) there are no circumstances that exist or have existed that have or could result in the application to any Acquired Company of sections 17, 78, or 80 through 80.4 of the Tax Act, or any substantially similar provisions of any applicable provincial Tax Laws; and (D) the Acquired Companies have complied in all material respects with the transfer pricing provisions of applicable Tax Laws, including the contemporaneous documents and disclosure requirements thereunder.

(b)             Notwithstanding anything to the contrary in this Agreement, the Company does not make any representation or warranty regarding the amount, value or condition of, or any limitation on, any Tax asset or attribute of any of the Acquired Companies, including any net operating losses, capital loss, Tax credit or other similar Tax attribute (each, a “Tax Attribute”), or the ability of Buyer or any of its Affiliates (including the Surviving Company) to utilize such Tax Attributes after the Closing.

5.8             Employee Benefit Plans.

(a)             Schedule 5.8(a) contains a true, correct and complete list of each Employee Benefit Plan and separately identifies the primary jurisdiction in which such Employee Benefit Plan applies.

(b)             Each Employee Benefit Plan is and has been established, operated, and administered in all material respects in accordance with applicable Laws and regulations and with its terms, including without limitation ERISA, applicable Cayman Islands statutes (such as the Labour Act, National Pensions Act and the Health Insurance Act), the Ontario Employment Standards Act, the Tax Act and the Code.

(c)             With respect to each material Employee Benefit Plan, the Company has made available to Buyer, as of the date of this Agreement, accurate, current and complete copies of each of the following: (i) where the Employee Benefit Plan has been reduced to writing, the plan document together with all material amendments; (ii) where the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of employee or member booklets, any summary plan descriptions and summaries of material modifications, employee handbooks and any other material written communication (or a description of any material oral communications) relating to any Employee Benefit Plan; (v) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS; (vi) copies of all non-discrimination testing for the last three (3) years for Employee Benefit Plans that qualify under Section 401(a) of the Code; and (vii) all non-routine correspondence with a Governmental Body in the last three (3) years.

(d)             Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an IRS determination and to the knowledge of the Acquired Companies, nothing has occurred that could be expected to result in the revocation or inability to rely on any such letter.

(e)             None of the Acquired Companies currently or in the past three (3) years has maintained, contributed to, or been required to contribute to or had any liability or obligation with respect to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(f)             No Employee Benefit Plan provides for any tax “gross-up” or similar “make-whole” payments.

(g)             Except as set forth on Schedule 5.8(g), neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company; or (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), excluding, in each case the effect of any Buyer Arrangements not disclosed to the Company prior to the date hereof.

(h)             No Employee Benefit Plan is, has ever been, or is intended to be: (i) a “registered pension plan” as such term is defined in subsection 248(1) of the Tax Act; (ii) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Tax Act; or (iii) an “employee life and health trust” as such term is defined in subsection 248(1) of the Tax Act. No Employee Benefit Plan is intended to be or has ever been found or alleged by a Governmental Body to be a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Tax Act. Except as set forth on Schedule 5.8(h), none of the Employee Benefit Plans provide post-employment or retiree health and welfare benefits beyond the minimum coverage following termination of employment that is required under applicable provincial employment standards legislation or as required by Part 6 of Subtitle B of ERISA or similar state statute.

5.9             Real and Personal Property.

(a)             No Acquired Company owns any real property.

(b)             Schedule 5.9(b) sets forth a list of all real property leased by the Acquired Companies (the “Leased Real Property”). All leases relating to the Leased Real Property are identified on Schedule 5.9(b) (each, a “Lease” and collectively, the “Leases”). Copies of all Leases have been made available to Buyer.

(c)             Except as set forth on Schedule 5.9(c), with respect to each Lease listed on Schedule 5.9(b):

(i)               such Lease is a valid and enforceable contract against the applicable Acquired Company, and to the knowledge of the Company, the counterparty to such Lease, subject in each case to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except as such enforceability may be limited by bankruptcy, insolvency, organization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity);

(ii)               none of the Acquired Companies is in material default under such Lease nor, to the Company’s knowledge, is any other party in material default under such Lease; and

(iii)             no Acquired Company has subleased or otherwise granted to any person the right to use or occupy such Lease.

(d)             Except as set forth on Schedule 5.9(d) or as specifically disclosed in the Financial Statements, the Acquired Companies have (i) good title to all of the material tangible personal property and assets owned by the Acquired Companies and (ii) a valid and enforceable right to use all tangible personal property and assets leased or licensed by the Acquired Companies, in each case, free and clear of any Encumbrances, except for Permitted Encumbrances.

5.10           Labor and Employment Matters.

(a)             Schedule 5.10(a) sets forth a complete and correct list of all employees of the Acquired Companies as of a recent date setting forth for each employee, such employee’s position or title, work location (by state/province/country), annualized base salary or hourly wage (as applicable), date of hire, target cash bonus amount for 2024 (and whether it is discretionary or not), if applicable, status as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”), leave of absence status and expected return to work date, if known, accrued and unused vacation and other accrued paid time off such as sick leave (if applicable), and visa or work authorization status (and dates of expiration of any visas or work authorization cards). In respect of any employees of the Acquired Companies that are Cayman Islands employees, the schedule shall also include for each employee, confirmation whether all pension contributions and health insurance contributions as required under Cayman Islands law are up-to-date (and if not, the amount of the deficit), confirmation that the employee’s current job title is reflected in their work permit (or similar) (if applicable) and the amount of such employee’s accrued but unpaid overtime, in respect of employees for which no agreement to waive overtime pay has been made in respect of managerial or professional employees under 25(3) of the Labour Act.

(b)             Schedule 5.10(b) sets forth a complete and correct list of all independent contractors of the Acquired Companies as of the date hereof that reflects: (i) a description of the services provided by such independent contractor; (ii) the total annual compensation paid to the independent contractor for the following periods: (A) from the Lookback Date to December 31, 2022; (B) from January 1, 2023 to December 31, 2023; and (C) from January 1, 2024 – June 30, 2024; and (iii) the approximate average amount of hours such independent contractor is or was engaged on a weekly or monthly basis, as applicable.

(c)             The Acquired Companies are in compliance in all material respects with all applicable Laws pertaining to labor, employment, employment practices, plant closings and layoffs, labor relations, terms and conditions of employment and collective bargaining, including all Laws relating to discrimination, fair labor standards, minimum employment standards pursuant to applicable employment standards legislation, vacation, overtime, pensions, health insurance, occupational health and safety, wrongful discharge, wages, hours, meal and rest breaks, the WARN Act, civil rights, harassment, retaliation, disability, accommodations, leave, FLSA classification as exempt, classification as an independent contractor, immigration, workers’ compensation and the collection and payment of withholding or social security Taxes and any similar Tax, and orders of all Governmental Bodies (collectively, “Employment Laws”). There are, and for the past three (3) years have been, no pending or, to the Company’s knowledge, threatened, material complaints or charges against any of the Acquired Companies before any Governmental Body regarding the Employment Laws. Since the Lookback Date, all individuals who render services to the Acquired Companies have at all times been properly classified as either an independent contractor or, to the extent applicable, as an exempt or non-exempt employee in accordance with the provisions of the Fair Labor Standards Act or for purposes of overtime entitlements pursuant to applicable employment standard legislation.

(d)             No Acquired Company is, or has been, a party to or otherwise bound by any collective bargaining agreement, contract or other agreement with a labor union or labor organization. No Acquired Company is, or since the Lookback Date has been, subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or, to the Company’s knowledge, threatened in writing, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Acquired Companies.

(e)             No “mass layoff,” or “plant closing” pursuant to the WARN Act has been implemented by the Company or any Acquired Company in the ninety (90) days immediately prior to the date of this Agreement. Except as set forth on Schedule 5.10(e), the Acquired Companies do not currently plan or contemplate any plant closings, reduction in force, terminations of employees, or similar personnel actions at any site of employment where any employees of the Acquired Companies are located that would trigger obligations under WARN in the ninety (90) days immediately preceding the Closing.

(f)             Except as set forth on Schedule 5.10(f), since the Lookback Date, no specific allegations of discrimination or harassment (including on the basis of age, gender, race, or any other legally protected category), sexual harassment or sexual misconduct by any officer, executive, or supervisory level employee have been made to the Acquired Companies in writing (or, to the Company’s knowledge, orally) or, to the Company’s knowledge, threatened, that did or would reasonably be expected to result in an externally filed lawsuit or charge, or which the Acquired Companies otherwise failed to investigate in good faith where merited.

5.11          Contracts and Commitments.

(a)             Schedule 5.11(a) sets forth a list as of the date of this Agreement of each of the following types of written Contracts to which the Acquired Companies is a party, except for any Employee Benefit Plans (such Contracts listed in (i) through (x) below, collectively, the “Material Contracts”):

(i)               any Contract relating to the settlement of any litigation, administrative charge, investigation by a Governmental Body or other material dispute;

(ii)              any Contract that restricts or purports to restrict the Acquired Companies from freely engaging in any business or competing anywhere in the world;

(iii)             any agreement or Contract under which an Acquired Company has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed indebtedness or Liabilities of others (other than intercompany Indebtedness, endorsements for the purpose of collection, or purchases of equipment or materials made under conditional sales Contracts, in each case in the Ordinary Course of Business);

(iv)             any Contract that relates to the research, development, distribution, marketing, pre-clinical or clinical testing, other clinical studies, product release, supply or manufacture of any Company Product that is reasonably likely to result in the receipt or making of future payments in excess of $100,000 in the twelve (12) month period following the date of this Agreement;

(v)             any Contract providing for a joint venture, partnership or limited liability company arrangement involving the sharing of profits, losses, costs or liabilities of any of the Acquired Companies with any third party, and any strategic alliance, collaboration, co-promotion or research and development project Contract, in each case, that is material to the Business of the Acquired Companies, taken as a whole;

(vi)             any Contract that has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of an Acquired Company;

(vii)            any Contract relating to the acquisition or disposition of assets or any interests in any business enterprise in the past three (3) years;

(viii)           any Company IP Agreement (other than any non-exclusive licenses for Off-the-Shelf Software obtained by any Acquired Company in the Ordinary Course of Business);

(ix)              any agreement involving any resolution or settlement of any actual or threatened action, suit, or litigation proceeding involving the Acquired Companies with outstanding payment obligations of the Acquired Companies in excess of $100,000 or any material ongoing requirements or restrictions on the Acquired Companies; and

(x)               any agreement with any Affiliate of any Acquired Company, including any agreement between or among the Acquired Companies.

(b)             Each of the Material Contracts is in full force and effect and is a valid, binding and enforceable obligation of the Acquired Companies, and, to the knowledge of the Company, each of the other parties thereto. The Company (i) is not (with or without the lapse of time or the giving of notice, or both) in material breach of any Material Contract and (ii) has not received any written notice regarding any actual or alleged violation or breach of or default under, any Material Contract. None of the Material Contracts has been cancelled or otherwise terminated (except for expirations pursuant to the terms thereof and terminations requested by the Acquired Companies), and except as set forth on Schedule 5.11(b), none of the Acquired Companies has received any written notice from any Person regarding any such cancellation or termination.

5.12           Intellectual Property.

(a)             Schedule 5.12(a) accurately identifies and describes each Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed or sold by any Acquired Company. Other than the Company Intellectual Property, no Intellectual Property Rights are incorporated or embodied in any of the Company Products.

(b)             Schedule 5.12(b) contains a complete and accurate list of: (i) (A) each item of Registered IP, (B) any material unregistered trademarks, and (C) material Trade Secrets or invention disclosures, in each case (A)-(C) included in the Company Intellectual Property; (ii) the jurisdiction in which each such item of Registered IP has been registered or filed and the applicable application, registration or serial number and date thereof; (iii) the record owner and, if different, the legal owner and beneficial owner of each item of Company Intellectual Property (and if any other Person has an ownership interest in such Company Intellectual Property, the identity of such Person and nature of such ownership interest); and (iv) each Company Product identified in Schedule 5.12(a) that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such Company Intellectual Property. The Company has made available to Buyer complete and accurate copies of all applications, correspondence with any Governmental Body, licenses, assignments (including proof of recordation for any recorded assignments) and other material documents related to each item identified or required to be identified in Schedule 5.12(b).

(c)             Each item of Registered IP is: (i) subsisting; (ii) to the Company’s knowledge, valid and enforceable; and (iii) has not expired or been cancelled or abandoned. No Registered IP is or has been subject to any interference, opposition, cancellation, reissue, reexamination, review or litigation, in which the ownership, scope, validity or enforceability of any Company Intellectual Property is being, has been, or would reasonably be expected to be contested or challenged, and there are no specific facts that would form a reasonable basis for a claim that any Company Intellectual Property is invalid or unenforceable.

(d)             All documents and instruments necessary to establish, perfect and maintain the rights of the Acquired Companies in the Company Intellectual Property have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body (or validly registered with the appropriate registrar in the case of Domain Names). Without limiting the generality of the foregoing, the Company has diligently filed and prepared to file Patent applications for all appropriate inventions in a manner and within a sufficient time period to avoid statutory disqualification of any potential Patent application. All prior art material to the patentability of the claims in any issued or applied for Patents of the Acquired Companies is cited in the respective issued Patents, applications or associated file histories thereof, and there is no other material prior art with respect thereto. There is no intervening prior art with respect to any Patents of the Acquired Companies. Each Acquired Company has complied with the duty of disclosure, candor and good faith in connection with each Patent and Patent application filed by such Acquired Company. There are no material omissions or misstatements of fact in any Patent or Patent application filed by any Acquired Company, or in any other publication or materials (including academic journals and clinical trial reports) published by or on behalf of the Company with respect to any Company Intellectual Property or Company Product.

(e)             Except with respect to non-exclusive licenses to Off-the-Shelf Software obtained by any Acquired Company in the Ordinary Course of Business or as set forth on Schedule 5.12(e), the Acquired Companies exclusively own or possess, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest in and to all Company Intellectual Property without any conflict with the rights of other Persons. Schedule 5.12(e) contains a complete and accurate list and summary of (i) all Company IP Agreements pursuant to which any Intellectual Property or Intellectual Property Rights are licensed or otherwise made available to the Acquired Companies, or that include a covenant not to assert Intellectual Property Rights in favor of the Acquired Companies, and (ii) all royalties, fees, commissions and other amounts payable by any Acquired Company to any other Person upon or for the use or exploitation of such Intellectual Property or Intellectual Property Rights.

(f)             The operation of the Business, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any Company Product, does not violate any license or infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Third Party. The Company has not received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or violation, nor is the Company aware of any facts or circumstances that would reasonably give rise to any such allegation. To the Company’s knowledge, no Third Party is infringing, misappropriating or otherwise violating any Company Intellectual Property or any Acquired Company’s rights therein or thereto.

(g)             The Acquired Companies have taken commercially reasonable measures to protect, maintain, safeguard, and enforce their rights in all Trade Secrets of the Acquired Companies. No Trade Secrets of the Acquired Companies have been disclosed to any Third Party, except pursuant to customary valid, enforceable, written confidentiality agreements that prohibit the further disclosure of such Trade Secrets to any Third Party and that permit use of such Trade Secrets only for the benefit of the Acquired Companies.

(h)             To the Company’s knowledge, no current or former employee or consultant of the Acquired Companies has misappropriated, or has been alleged to misappropriate, the Trade Secrets of any other Person.

(i)              Except with respect to non-exclusive licenses to Off-the-Shelf Software obtained by any Acquired Company in the Ordinary Course of Business or as set forth on Schedule 5.12(i), there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to any Company Product or the Company Intellectual Property, nor is any Acquired Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property or Intellectual Property Rights of any other Person. Except as set forth on Schedule 5.12(i), the Acquired Companies have not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Intellectual Property or Intellectual Property Right to any other Person.

(j)              Each of the Acquired Companies has obtained and possesses valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that it has otherwise provided to its personnel for their use in connection with the conduct of the Business.

(k)             Except as set forth on Schedule 5.12(k), each Person who is or was involved in the creation or development of any Company Products or Company Intellectual Property has signed a valid and enforceable agreement containing (i) an irrevocable present assignment of all Intellectual Property and Intellectual Property Rights pertaining to any Company Intellectual Property or that were created or developed by such Person in the course of that Person’s activities with or for or otherwise for the benefit of such Acquired Company, (ii) confidentiality provisions protecting the Trade Secrets of the Acquired Companies and other non-public elements of Company Products and such Intellectual Property and Intellectual Property Rights, and (iii) to the extent not assignable by law, a waiver of such Person’s moral rights in and to such Intellectual Property.

(l)              No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect the applicable Acquired Company’s rights in the Company Intellectual Property. No funding, facilities or resources of any Governmental Body or any university, college or other educational institution or government research center were used in the development of any Company Intellectual Property; and no Governmental Body, university, college, or other educational institution or research center has any ownership in or rights to any Company Intellectual Property. No Acquired Company is or was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate such Acquired Company to grant or offer to any other Person any license or right to any Company Intellectual Property. No act has been done or omitted to be done by or on behalf of any Acquired Company, which has, had or would reasonably be expected to have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Company Intellectual Property or give any Person any rights to do so.

(m)            The Acquired Companies own or otherwise have the unencumbered and unrestricted right to use, and after the Closing the Surviving Company will own or have the unencumbered and unrestricted right to use, all Intellectual Property and Intellectual Property Rights needed in the conduct of the Business as currently conducted and currently contemplated to be conducted, all of which shall survive unchanged upon the consummation of the Merger. Without limiting the foregoing, neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of the Merger will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company Intellectual Property; (ii) a breach of or default under any Company IP Agreement; (iii) the release, disclosure or delivery of any Company Intellectual Property or Company Product by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Intellectual Property; (v) a reduction of any royalties, revenue sharing or other payments the Acquired Companies would otherwise be entitled to with respect to any Company Intellectual Property or Company Product; or (vi) Buyer, the Surviving Company or any of their respective Affiliates, being (A) bound by, or subject to, any non-compete obligation, covenant not to sue, or other restriction on the operation or scope of its business, which such party was not bound by or subject to prior to the Closing, or (B) except as set forth on Schedule 5.12(m), obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by such party prior to the Closing, or (2) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person prior to the Closing.

5.13           Privacy Matters.

(a)              Since the Lookback Date, the Acquired Companies have complied in all material respects with all applicable Laws, published privacy notices and consents, and contractual requirements in each case concerning the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Personal Information by the Acquired Companies (all of the foregoing, collectively, the “Privacy Requirements”). Except as set forth on Schedule 5.13, there has been no material loss, damage, or unauthorized access to, acquisition or use of Personal Information held by or on behalf of the Acquired Companies including any that has given rise to a duty to notify any data subject or Governmental Body. To the Company’s knowledge, no Person has provided any written notice, made any written claim, or commenced any Action with respect to loss, damage, or unauthorized access and/or use of any Personal Information collected by the Acquired Companies.

(b)             Since the Lookback Date the Acquired Companies have established, and have been in material compliance with, a written information security program that: (i) implements, monitors and enforces reasonable and appropriate administrative, technical and physical safeguards that protect the security, confidentiality, and integrity of all Company Systems and all Protected Information in their possession and control; (ii) prevents unauthorized access, use or disclosure to the Company Systems and Protected Information; (iii) complies with all applicable Privacy Requirements; (iv) includes reasonable policies and procedures that apply to the Acquired Companies with respect to privacy, data protection, processing, security and the collection and use of Protected Information gathered or accessed in the operation of the Business; and (v) identifies threats to the confidentiality or security of Protected Information and intrusions into Company Systems. The Acquired Companies have performed routine security risk assessments in accordance with industry standards and Privacy Requirements, to the extent applicable, and have addressed and fully remediated all material threats and deficiencies identified in any assessments of the security risks or vulnerabilities of the Acquired Companies or Company Systems.

(c)             All Company Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. The Company Systems are in good working condition. The Acquired Companies have not experienced any material disruption to, or material interruption in, the conduct the Business attributable to a defect, error, or other failure or deficiency of any Company Systems. The Acquired Companies have taken all reasonable measures to (i) secure the Trade Secrets of Acquired Companies and the confidential information of each customer, clinical study subject, and other Person in the Company’s possession or control and (ii) provide for the back-up and recovery of the data and information stored or processed using Company Systems without disruption or interruption to the conduct of the Business.

(d)             The Acquired Companies have taken commercially reasonable precautions designed to cause all Company Systems to be free from any material defect, known bug, virus or programming, design or documentation error or corruption. All material Company Systems and all software licensed by a Person to the Acquired Companies and currently used by the Acquired Companies, in each case can be replaced with commercially available, Off-the-Shelf Software replacements in the event such Company Systems or software, as applicable, becomes unavailable or is no longer supported by the licensor.

5.14           Compliance with Healthcare Laws.

(a)             The Acquired Companies are, and since the Lookback Date have been, and each of their respective directors, officers, employees, and, to the Acquired Companies knowledge, agents (while acting in such capacity) is, and since the Lookback Date has been, in compliance in all material respects with all applicable Healthcare Laws. The Acquired Companies have not received any notification or other written or, to the knowledge of the Company, oral communication of any pending Action from any Governmental Body alleging that any operation or activity of the Acquired Companies has failed to comply or is currently in material noncompliance with, or any Liability of the Acquired Companies under, any applicable Healthcare Law.

(b)             All Permits that are material to or necessary to conduct the Business have been obtained by the Acquired Companies, and all such Permits are valid and in full force and effect. All Permits have been obtained such that the Acquired Companies and the Company Products are in material compliance with applicable Laws, and that provide assurances with respect to supply chain continuity consistent with the Ordinary Course of Business. The Acquired Companies are in compliance with all such Permits, and no proceeding is pending or, to the knowledge of the Company, threatened, to revoke, limit or enforce any such Permit. No loss, revocation, restriction, or material limitation of any Permit is pending, and, to the knowledge of the Company, there exists no circumstances that are reasonably likely to result in the loss, revocation, and restriction or limitation of any such Permit. All necessary procurement and manufacturing quotas issued by DEA for the purchase, formulation and manufacture of the Company Products have been obtained, and to the knowledge of the Company, no such procurement and manufacturing quota restrictions are reasonably likely to result in a material manufacturing interruption or material reduction or suspension in the manufacture or timely delivery of the Company Products. Except in the Ordinary Course of Business, no purchase orders have been canceled or adjusted due to material manufacturing interruptions or procurement and manufacturing quota restrictions.

(c)             Except as set forth on Schedule 5.14(c), all Company Products are being, and since the Lookback Date have been, developed, manufactured, imported, exported, processed, labeled, packaged, stored, tested, marketed, advertised, promoted, ordered, distributed and disposed by or on behalf of the Acquired Companies in material compliance with all requirements under applicable Healthcare Laws, including applicable statutes and implementing regulations administered or enforced by any Governmental Body, including those relating to investigational use, premarket approval and applications to market a new product, including any postmarket commitments or requirements related to those applications, and diversion or abuse of pharmaceutical controlled substances. The Acquired Companies and each of its Subsidiaries and business affiliates including contract manufacturers are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and 1301.

(d)             Since the Lookback Date, all manufacturing operations conducted by or for the benefit of the Acquired Companies have been conducted in material compliance with applicable Laws, including CGMP for Company Products sold in the United States and the respective counterparts thereof promulgated by similar foreign Governmental Bodies. There are no current or threatened (whether in writing, or, to the knowledge of the Company, oral) actions from any Governmental Body that would prohibit or materially impede the sale of, or the payment or provision of rebates or other price concessions for, any product currently manufactured or sold by the Acquired Companies in any market. All Affiliates performing manufacturing, testing, distribution, or other regulated operations on behalf of the Acquired Companies are qualified in accordance with the Acquired Companies’ established qualification program, and all such operations are performed in material compliance with the terms of written agreements between the Acquired Companies and any such Affiliate.

(e)             The Acquired Companies are and since the Lookback Date have been operating in compliance, in all material respects, with all agreements entered into with any Governmental Body. All contracts for the sale of or payment for any Company Product are and have since the Lookback Date been in material compliance with all applicable Healthcare Laws.

(f)             Since the Lookback Date, none of the Acquired Companies nor any of their Affiliates has had any Company Product or manufacturing site (whether Company-owned or that of a contracted third party) subject to a Governmental Body shutdown or import or export prohibition. Except as set forth on Schedule 5.14(f), none of the Acquired Companies or other third parties contracted for manufacturing, packaging, supply, and distribution on behalf of the Acquired Companies has received any FDA Form 483 or other written notice of material inspectional observations, warning letters, untitled letters, written requests to make material changes to its manufacturing or distribution process, procedures or operations, or other indications that the Acquired Companies have failed to comply in any material respect with CGMP or other Healthcare Laws.

(g)             Since the Lookback Date, neither the Acquired Companies nor any Company Product has been subject to drug recalls, field alert reports, market withdrawals, market replacements, “dear doctor” letters, investigator notices, safety alerts, post-approval serious and unexpected adverse event reports, or other material written notice of action by FDA, DEA, or any other Governmental Body relating to the safety, effectiveness, or quality of any Company Product or noncompliance with applicable Healthcare Laws.

(h)             Since the Lookback Date, neither the Acquired Companies nor any of its Affiliates or other third parties contracted for manufacturing, packaging, supply, and distribution on behalf of the Acquired Companies have been required to report any theft, significant loss, or in-transit loss to DEA for a Company Product under 21 CFR Part 1301.

(i)              All regulatory filings made by the Acquired Companies with any Governmental Body with respect to the Company Products, if any, have complied in all material respects with all applicable Healthcare Laws. Neither the Acquired Companies nor, to the knowledge of the Company, any officer, employee or agent of the Acquired Companies has (i) made an untrue statement of a material fact or any fraudulent statement to any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to any Governmental Body or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other similar regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(j)              The Acquired Companies have not been, and, to the knowledge of the Company, no officer, employee or agent of the Acquired Companies has been, convicted of any crime or engaged in any conduct for which debarment is mandated under 21 U.S.C. Section 335a(a) or any similar state or foreign Law. No Actions that would reasonably be expected to result in material debarment or exclusion are pending or threatened in writing against the Acquired Companies or, to the knowledge of the Company, any of their officers, employees or agents.

(k)             Neither the Acquired Companies nor, to the Company’s knowledge, any of its respective directors, officers, employees or agents (i) has been a party to any order, monitoring agreement, consent decree, settlement order, deferred prosecution agreement, non-prosecution agreement, individual integrity agreement, corporate integrity agreement or similar Contract with or imposed by any Governmental Body, including OIG or the DEA concerning compliance with Healthcare Laws by the Acquired Companies, (ii) has been subject to any reporting obligations pursuant to a settlement agreement entered into with any Governmental Body related to any Healthcare Law relating to the Acquired Companies, (iii) has made a voluntary self-disclosure to any Governmental Body related to compliance with any Healthcare Law by the Acquired Companies, or (iv) is responding, or has responded or failed to respond, to any notice, search warrant, subpoena, criminal or civil investigative demand by or from any Governmental Body relating to compliance with any Healthcare Law by the Acquired Companies.

(l)              All preclinical studies and clinical trials conducted or sponsored by the Acquired Companies with respect to any Company Products have been, and if still pending are being, conducted in compliance in all material respects with all applicable Laws, including the FDCA, and the applicable requirements of Good Laboratory Practices, Good Clinical Practices, and applicable regulations at 21 C.F.R. Parts 50, 54, 56, 58, and 312. Neither the FDA nor any similar applicable foreign Governmental Body has commenced any Action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical trial conducted by or on behalf of the Acquired Companies or to enjoin the manufacturing of the Company Products.

(m)            To the knowledge of the Company, the Company Products are handled, supplied, and distributed in accordance with prescription drug product tracing and verification systems requirements through the U.S. pharmaceutical distribution supply chain set forth in section 582 of the FDCA (21 USC 360eee-1) and the CSA and DEA regulations for ordering, security, and controlled substance monitoring systems for DEA-registered manufacturers and distributors.

(n)             The Company has made available to Buyer true and correct summary reports regarding material complaints and notices of alleged defect or adverse reaction with respect to the Company Products that have been received in writing by the Acquired Companies or any of their Affiliates since the Lookback Date from any Governmental Body or other third party.

(o)             The Acquired Companies contracts with any third party regarding the purchase or sale of Company Products, and agreements with rebate aggregators, or any other entities involved in the negotiation, exchange, aggregation, or administration of rebates, administrative fees, or other price concessions on the basis of utilization of prescription drug products comply, in all material respects, with applicable regulatory safe harbors to the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b).

5.15           Inventory.

(a)             The inventory (i) is saleable and merchantable in the Ordinary Course of Business, (ii) was produced or manufactured in accordance in all material respects with all applicable specifications for the Company Products and in compliance in all material respects with applicable Healthcare Laws and (iii) is not adulterated or misbranded within the meaning of any applicable Healthcare Laws.

(b)             To the extent that the inventory contains raw materials and work-in-process, such raw materials and work-in-process have been manufactured, handled, maintained, transferred, shipped, packaged and stored at all times in accordance in all respects with all applicable specifications including as set forth in any third party manufacturing agreements containing Company Product specifications, and in compliance in all material respects with good manufacturing practices and applicable Healthcare Laws.

(c)             Except as set forth on Schedule 5.15(c), the finished goods included in the inventory are not obsolete, expired or on-hold and have, as of the date of this Agreement, a remaining shelf life of, on average, at least fifteen (15) months.

(d)             Since the Lookback Date, other than in the Ordinary Course of Business, the Acquired Companies have not (i) materially altered its activities and practices with respect to inventory levels of the Company Product maintained at the wholesale, chain or institutional levels, (ii) shipped or sold any Company Products in quantities that were not materially consistent with demand, or (iii) engaged in “channel stuffing” of any Company Products.

5.16             Environmental Matters.

(a)             The Acquired Companies are, and since the Lookback Date have been, in compliance in all material respects with Environmental Requirements and have applied for and possess all permits, authorizations and approvals required pursuant to applicable Environmental Requirements, in each case in connection with owning, using, maintaining, or operating their respective business or assets.

(b)             The Acquired Companies have not received any written notice, demand, information request from a Governmental Body, or potentially responsible party letter regarding any actual or alleged violations of Environmental Requirements, or any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental Requirements or with respect to Hazardous Materials. No Action is pending or, to the Company’s knowledge, threatened against the Acquired Companies alleging any violation of or Liability under any Environmental Requirements or with respect to Hazardous Materials.

(c)             Except as disclosed on Schedule 5.16(c), other than matters that would not reasonably be expected to subject the Acquired Companies to material liability, (i) there has been no Release of Hazardous Materials at the Leased Real Property or any real property formerly owned, operated, or leased by any Acquired Company and (ii) no Acquired Company has arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location.

5.17           Insurance. To the Company’s knowledge, each insurance policy of the Acquired Companies is of the type and amount that is adequate for the operation of the Business and requirements under applicable Law. As of the date hereof, the Acquired Companies have not received any written notice of cancellation or nonrenewal or intent to cancel or not renew with respect to their currently maintained insurance policies.

5.18           Legal Compliance. As of the date hereof, the Acquired Companies are in compliance in all material respects with all Laws (including the Foreign Corrupt Practices Act, The Bribery Act of 2010 of the United Kingdom and any other anti-corruption Law) applicable to the ownership and operation of the Business and assets of the Acquired Companies, including the possession of all Permits required under applicable Law for the current operation of the Business, which are valid and in full force and effect. As of the date hereof, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment, or cancellation of any Permit. The Acquired Companies have not received any written notification from any Governmental Body that there is an investigation or review pending by such Governmental Bodies or alleging a violation of any Law, including the terms of all Permits.

5.19           No Brokers. Except as set forth on Schedule 5.19 no Acquired Company has employed any broker or finder that would result in the obligation of any Acquired Company or Buyer or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions in connection with the consummation of the Merger.

5.20           Required Consent. The (a) approval by the Company Board in accordance with the Company Memorandum and Articles and (b) the Requisite Company Vote are the only votes or consents necessary under the Company Memorandum and Articles, the CICA, the Shareholder Agreement or otherwise for the adoption and approval of this Agreement and the approval of any Contemplated Transactions (such approval being referred to as the “Required Consent”).

5.21           Disclaimer of Other Representations and Warranties.

(a)             Except as otherwise expressly set forth in this Agreement, the certificates delivered in connection therewith and any Related Agreements, neither the Company nor any other Person make any other representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the accuracy and completeness of any information regarding the Acquired Companies, their respective businesses and affairs or the Contemplated Transactions, and all other representations or warranties, whether made by any of the Acquired Companies, any of their Affiliates, or any of their respective employees, officers, directors, agents, securityholders or representatives, are hereby disclaimed.

(b)             Without limiting the generality of the foregoing, none of the Acquired Companies, any of their Affiliates, nor any of their respective employees, officers, directors, agents, securityholders or representatives, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Acquired Companies that have been made available to Buyer or Merger Sub, including due diligence materials, or in any presentation of the business and affairs of the Acquired Companies by the management of the Acquired Companies or others in connection with the Contemplated Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer or Merger Sub in executing, delivering and performing this Agreement and the Contemplated Transactions. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Acquired Companies or their representatives, are not and shall not be deemed to be or be included as representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Buyer or Merger Sub in executing, delivering and performing this Agreement and the Contemplated Transactions.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby jointly and severally make to the Company the following representations and warranties contained in this Article VI.

6.1             Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of Cayman Islands, and each has all requisite company power and authority to own, operate, lease and encumber its properties and to carry on its respective business as currently conducted. Merger Sub is a wholly-owned Subsidiary of Buyer.

6.2             Authority. Each of Buyer and Merger Sub has all requisite company power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution, delivery and performance of this Agreement, and the performance by Buyer and Merger Sub of their respective obligations hereunder and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action by the board of directors (or other applicable governing body) of Buyer and the board of directors (or other applicable governing body) of Merger Sub. Other than the Merger Sub Written Resolution, no other action on the part of Buyer or Merger Sub is necessary to authorize the execution and delivery by Buyer or Merger Sub of this Agreement and the consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Buyer and Merger Sub, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3             No Conflict. The execution and delivery by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Contemplated Transactions, do not (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of or consent under, any contract, agreement, permit, license, authorization or obligation to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective assets are bound (except for such violations, conflicts or defaults, the exercise of such termination right or the failure to obtain such consent as would not reasonably be expected to have a Buyer Material Adverse Effect), (b) conflict with, or result in, any violation of any provision of the Charter Documents of Buyer or Merger Sub, (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law applicable to Buyer or Merger Sub (except for such violations or defaults which would not reasonably be expected to result in a Buyer Material Adverse Effect), or (d) require from Buyer or Merger Sub any notice to, declaration or filing with, or consent or approval of any Governmental Body or other third party, except for (i) the filing of a pre-merger notification and report by Buyer under the HSR Act, and the expiration or termination of applicable waiting periods thereunder, (ii) the filing of the Plan of Merger with the Registrar of Companies, and (iii) such other consents, approvals, notices, declarations or filings which, if not obtained or made, would not be reasonably likely to have a Buyer Material Adverse Effect.

6.4             Financing; Solvency.

(a)             Buyer has, or will have at the Effective Time, sufficient cash and currently-available funds on hand to enable it to pay the aggregate Merger Consideration in accordance with the terms of this Agreement, and Buyer will have, at the time such payments are due (if at all), sufficient cash and currently-available funds on hand to enable it to pay the Milestone Payment. Assuming the accuracy of Acquired Companies’ representations and warranties in Article V, immediately after giving effect to the Contemplated Transactions, Buyer and each of its Subsidiaries (including the Acquired Companies) (i) will be able to pay their respective debts and obligations in the Ordinary Course of Business as they become due, (ii) shall have adequate capital to carry on their businesses and all businesses in which they are about to engage and (iii) will have assets that have a fair saleable value (determined on a going concern basis) greater than the amounts required to pay their respective liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed). Assuming the accuracy of Acquired Companies’ representations and warranties in Article V, immediately after giving effect to the Contemplated Transactions, Buyer and each of its Subsidiaries (including the Acquired Companies), will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries (including the Acquired Companies). Buyer has delivered to the Company true, correct and complete copies of the executed Second Amended and Restated Credit Agreement, among Buyer and the lenders thereto (as amended, the “Debt Financing Agreement”), pursuant to which the lenders thereto have committed, subject solely to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and for the other purposes set forth therein. Buyer has also delivered to the Company a true, correct and complete copy of any fee letter (which may be redacted solely as to fee amounts and economic “market flex” terms, so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Debt Financing) in connection with the Debt Financing Agreements.

(b)             No Amendments. (i) The Debt Financing Agreement has not been amended, restated, supplemented, waived or modified prior to the date of this Agreement, other than the amendment and restatement which takes effect pursuant to Debt Financing Agreement on the date of this Agreement in accordance with the terms thereof; (ii) no such amendment, restatement, supplement, waiver or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other contracts, agreements, side letters or arrangements to which Buyer or any Affiliate thereof is a party relating to conditions precedent of the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Financing Agreement and any fee letter.

(c)             Validity. The Debt Financing Agreement (in the form delivered by Buyer to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, enforceable against Buyer and, to the knowledge of Buyer, the other parties thereto, as applicable, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Other than as expressly set forth in the Debt Financing Agreement, there are no conditions precedent or other contingencies related to conditions or the funding of the full proceeds of the Debt Financing. As of the date hereof, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any of the other parties thereto pursuant to the Debt Financing Agreement, in each case, that would reasonably be expected to result in the funding of the Debt Financing in the Required Amount (as defined below) being less likely to occur. As of the date hereof, Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Debt Financing to be satisfied by it that are within Buyer’s control. Buyer has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Debt Financing Agreement.

6.5             Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Buyer or Merger Sub, threatened in writing against Buyer or Merger Sub, nor is Buyer or Merger Sub subject to any outstanding order, writ, judgment, injunction or decree that, in any case, would reasonably be expected to have Buyer Material Adverse Effect.

6.6             No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the Contemplated Transactions, Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

6.7             Investment Intent. Buyer is acquiring the shares of Common Shares for its own account, for investment purposes only and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Common Shares, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Common Shares. Buyer acknowledges that the Common Shares have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Common Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.

6.8             No Brokers. Except as set forth on Schedule 6.8, neither Buyer nor Merger Sub has employed any broker or finder that would result in the obligation of any Acquired Company or Buyer or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions in connection with consummation of the Merger.

6.9             Inspection; No Other Representations.

(a)             Each of Buyer and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Contemplated Transactions. Each of Buyer and Merger Sub acknowledges that (a) none of the Acquired Companies, their Affiliates or their respective employees, officers, directors, agents, securityholders and representatives make any representation or warranty with respect to, nor shall such Persons have any liability relating to, (i) any projections, estimates or budgets delivered to or made available to Buyer or Merger Sub of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquired Companies or the future business and operations of the Acquired Companies, (ii) any other information or documents made available to Buyer or Merger Sub or their counsel, accountants or advisors with respect to the Acquired Companies, or any of their businesses, assets, liabilities or operations (including in any data rooms, virtual data rooms, management presentations or in any other form in expectation or, or in connection with, the Contemplated Transactions), except as expressly set forth in this Agreement, the certificates delivered in connection herewith and the Related Agreements or (iii) the completeness of any information regarding the Acquired Companies furnished or made available to Buyer, Merger Sub or their representatives, and (b) neither Buyer nor Merger Sub has relied or will rely upon any of the information described in subclauses (i), (ii) and (iii) of clause (a) above or any other information, representation or warranty, except those representations or warranties set forth this Agreement, the certificates delivered in connection therewith and any Related Agreements in negotiating, executing, delivering and performing this Agreement and the Contemplated Transactions.

(b)             Buyer and Merger Sub further acknowledge and agree that (i) they have not relied and are not relying upon any representations or warranties of the Company other than those contained in this Agreement, the certificates delivered in connection herewith and any Related Agreement, (ii) the representations and warranties in this Agreement, the certificates delivered in connection therewith and any Related Agreements refer to past activities of the Business and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, the conduct by the Company of the Business after the date such representations are made, and (iii) Buyer will not, and will cause its Affiliates not to, assert any claims or take any position in any Action that is inconsistent with the provisions of this Section 6.9.

Article VII
CONDUCT OF BUSINESS PENDING THE MERGER

7.1             Conduct of Business Prior to Closing. Except as, (A) required, provided for or permitted herein, (B) set forth in Schedule 7.1, (C) consented to by Buyer or (D) required by applicable Law, during the period commencing on the date of this Agreement and ending at the Closing or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall use commercially reasonable efforts to conduct its business in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, except as (I) required, provided for or permitted herein, (II) set forth in Schedule 7.1, (III) consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or (IV) required by applicable Law, during the Pre-Closing Period no Acquired Company shall:

(a)             split, combine or reclassify any of its shares or capital stock or issue or authorize the issuance of any other securities;

(b)             authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares or stock of any class or any other securities or equity equivalents (other than (i) grants or awards of Company RSUs made in the Ordinary Course of Business, including in connection with new hires, performance recognition and promotions, and annual awards to non-executives consistent with the Acquired Companies’ equity award policy and to executives generally consistent with past practice, (ii) grants or awards of securities required to be made pursuant to the terms of existing Employee Benefit Plans in effect as of the date hereof or entered into, modified or amended not in violation of this Agreement and (iii) issuances of securities required to be made pursuant to the terms of Contracts to which an Acquired Company is a party as of the date hereof and set forth on Schedule 7.1(b));

(c)             purchase, redeem or otherwise acquire any securities of the Company, except for, (i) the net settlement of equity awards of the Company or acquisitions of Common Shares, in each case, in satisfaction by holders of equity awards of the Company of the applicable exercise price or withholding Taxes or (ii) the forfeiture of unvested equity awards upon the termination of employment of any employee of the Acquired Companies;

(d)             amend the Company Memorandum, Articles or the Shareholder Agreement or any Charter Documents of the Acquired Companies;

(e)             lend money or make capital contributions or advances to or make investments in any Person (except for advances to employees, consultants for travel and other business related expenses in the Ordinary Course of Business), in each case other than between Acquired Companies;

(f)              change accounting policies or procedures, except as required by Law or by IFRS;

(g)             (i) materially increase the rates of direct compensation payable or to become payable to any employee of the Acquired Companies with annual base compensation in excess of $100,000, other than (A) in accordance with the existing terms of Contracts entered into prior to the date of this Agreement, (B) merit based increases not in excess of 5% of such employee’s compensation prior to such increase, (C) bonuses paid to members of management of the Company in connection with the Contemplated Transactions and included as Company Transaction Expenses, or (D) increases required to be made pursuant to the terms of Employee Benefit Plans in effect as of the date hereof, or (ii) hire any employee of the Acquired Companies into a position at the Company’s principal place of business; provided, that, notwithstanding the foregoing, the Acquired Companies shall not grant any awards to make any payments during the Pre-Closing Period under the Ironshore Pharmaceuticals Inc. Long Term Incentive Plan;

(h)            settle any material Action by or before any Governmental Body;

(i)              except in the Ordinary Course of Business, enter into, materially modify, materially amend or voluntarily terminate any Material Contract;

(j)              materially change or modify the pricing of any of the Company Products, any promotional allowances, discounts or other coupons offered to its customers related to the Company Products, or any advertising, marketing or promotional materials customers related to the Company Products, in each case, except in the Ordinary Course of Business;

(k)             acquire any business, assets or shares or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise);

(l)              incur or guarantee any Indebtedness for borrowed money (other than (i) short-term borrowings repayable at Closing or (ii) Indebtedness that will be repaid, settled and/or as to which the Acquired Companies will be released from obligations thereunder at or prior to the Closing);

(m)            sell, lease, license, pledge, transfer, subject to any Encumbrance or otherwise dispose of any Company Intellectual Property, material assets (including inventory) or material properties except (i) pursuant to Contracts or commitments existing as of the date hereof and set forth on Schedule 7.1(m), (ii) sales of inventory or used equipment in the Ordinary Course of Business or (iii) Permitted Encumbrances;

(n)             (i) make or change any income or other material Tax election, (ii) change any annual Tax accounting period, (iii) change any material method of Tax accounting, (iv) enter into any closing agreement with a Governmental Body with respect to Taxes, or (v) settle or surrender any Tax Claim or similar Tax proceeding;

(o)             adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Acquired Companies;

(p)             except as required by applicable Law or Employee Benefit Plan, (i) establish, adopt, enter into, begin participation in, materially amend, or terminate any Employee Benefit Plan (or any other plan, program, policy, agreement or arrangement that would be a Employee Benefit Plan if established, adopted, or entered into after the date hereof); (ii) make any new commitment to pay, any bonus, profit sharing payment, cash incentive payment, or any other similar payment, including commissions; (iii) accelerate the vesting or payment of any compensation or benefits other than as contemplated by this Agreement; (iv) grant any new right to severance or termination pay to any employee of any Acquired Company; or (v) enter into any collective bargaining agreement, contract or other agreement with a labor union or labor organization; or

(q)             authorize, approve, agree or commit to take any of the foregoing actions.

Notwithstanding any provision to the contrary set forth in this Agreement, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Effective Time. Prior to the Effective Time, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and shall be permitted to pay down existing Indebtedness and Company Transaction Expenses.

Article VIII
ADDITIONAL AGREEMENTS

8.1             Shareholders Consents.

(a)             The Company shall take all necessary actions to establish a record date for, give notice of, convene and hold a general meeting of its Shareholders to obtain, as promptly as possible after the execution and delivery of this Agreement, the Requisite Company Vote. In connection with the such general meeting, the Company shall deliver to Shareholders an information statement setting for the material terms of this Agreement and information Shareholders of their respective dissenter’s rights or rights of appraisal under CICA. The Company shall provide Buyer with such information statement at least three (3) Business Days to distribution to the Shareholders.

(b)             No later than three (3) Business Days prior to the Closing Date, the Company shall submit to the shareholders of the Company, or the relevant Acquired Company, for execution and approval by such number of shareholders of the Company, or the relevant Acquired Company, in a manner as is required by the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, any payments or benefits that may be made or provided pursuant to any Employee Benefit Plan, other Contracts or otherwise in connection with any of the transactions contemplated by this Agreement to any Person who is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”)) and who is subject to taxation in the U.S. and that, absent such approval, would reasonably be expected to be a “parachute payment” (as such term is defined for purposes of Section 280G) that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code (determined without regard to the exceptions contained in Section 280G(b)(4) or any corresponding provisions of any state or local Law) (together, the “280G Payments”). Any such approval shall be sought in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such approval, no 280G Payments shall be made; and (ii) after execution of this Agreement, and prior to the submission to the voting shareholders of the written consent described herein and any related disclosure of the 280G Payments, the Company shall deliver to Buyer waivers, in form and substance reasonably satisfactory to Buyer, duly executed by each “disqualified individual” who might receive any 280G Payment who is subject to taxation in the U.S. The form and substance of all documents contemplated by this Section 8.01(b), including the waivers, disclosure statement and written consent, and any mathematical analysis of the 280G Payments, shall be subject to the prior review and approval of Buyer. The Company shall provide such documentation to Buyer for its review and approval no later than three (3) Business Days prior to soliciting waivers from the disqualified individuals, and the Company shall make reasonable efforts to implement all timely comments from Buyer thereon. Notwithstanding the foregoing, in no event shall the Company be deemed in breach of this section by reason of any Buyer Arrangements provided later than five (5) Business Days prior to Closing.

8.2           Access to Information.

(a)           Upon reasonable advance written notice, subject to applicable logistical restrictions or limitations and solely for purposes of furthering the Contemplated Transactions, the Company shall afford Buyer’s representatives reasonable access, during normal business hours during the Pre-Closing Period, to the Acquired Companies’ books and records and the Leased Real Property and, during such Pre-Closing Period, the Company shall furnish promptly to Buyer all readily available information concerning the Business as Buyer may reasonably request in such a manner as not to unreasonably interfere with the normal operation of the Business; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information to the extent such disclosure in the reasonable judgment of the Company could: (i) result in the disclosure of any trade secrets of third parties; (ii) violate any obligation of the Acquired Companies with respect to confidentiality or non-disclosure; (iii) jeopardize protections afforded to any of the Acquired Companies under the attorney-client privilege or the attorney work product doctrine; (iv) violate any Law; or (v) unreasonably interfere with the conduct or the Acquired Companies’ business; provided, further, that any such access shall be afforded and any such information shall be furnished solely at Buyer’s expense; provided, further, that (x) any access to the properties of the Acquired Companies shall be subject to their reasonable security measures and insurance requirements and will not include the right to perform invasive testing; (y) nothing in this Section 8.2 shall be construed to require an Acquired Company to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not available or prepared by the Acquired Companies in the Ordinary Course of Business; and (z) Buyer shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other personnel information that in the Acquired Companies’ good faith and reasonable opinion the disclosure of which would violate Law. No investigation pursuant to this Section 8.2(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties. All requests for access pursuant to this Section 8.2(a) must be directed to the Chief Executive Officer of the Company or another person designated in writing by the Company. Notwithstanding anything herein to the contrary, Buyer and Merger Sub shall not, and shall cause their respective representatives not to, contact any employee of any of the Acquired Companies not involved in the negotiation of the Contemplated Transactions, nor any partner, licensor, licensee or supplier of any of the Acquired Companies, in connection with the Merger or any of the other Contemplated Transactions without the Company’s prior written consent, and Buyer and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating; provided, however, that nothing herein shall prohibit Buyer from contacting any partner, licensor, licensee or supplier of any of the Acquired Companies in the ordinary course of Buyer’s business operations or with respect to matters that are unrelated to the Acquired Companies, the Merger or any of the other Contemplated Transactions.

(b)           Each of Buyer and Merger Sub agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 8.2 (or otherwise pursuant to this Agreement) for any competitive or other purpose unrelated to the Contemplated Transactions.

8.3           Confidentiality. During the Pre-Closing Period, the parties (other than the Securityholders’ Representative) shall adhere to the terms and conditions of that certain confidentiality agreement, by and between the Company and Buyer, dated as of April 1, 2024, as amended and clarified by the Mutual Confidentiality and Nondisclosure Agreement Addendum, by and between the Company and Buyer, dated as of June 22, 2024 (collectively, the “Confidentiality Agreement”), and that information provided under this Agreement (including pursuant to Section 8.2(a)) and the terms set forth herein shall be subject to the terms set forth therein. During the Pre-Closing Period, but subject to compliance with Section 8.5, the parties shall be permitted to disclose and/or use any such restricted information as expressly provided for herein or in the Confidentiality Agreement or to comply with such party’s obligations or enforce its rights hereunder. The Confidentiality Agreement shall terminate and be of no further force and effect following the Closing, but shall survive a termination of this Agreement.

8.4           Regulatory and Other Authorizations.

(a)           Each of the Company, Buyer and Merger Sub (and Buyer and Merger Sub’s respective Affiliates, if applicable) shall use reasonable best efforts to obtain all consents and approvals required from third parties in connection with the Contemplated Transactions (excluding, for the avoidance of doubt, those consents and approvals required pursuant to the Contracts set forth on Schedule 5.3(a)) and use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable; provided, however, that in no event shall the Company be required to pay, prior to the Closing, any fee, penalty or other consideration to any Person for any consent or approval required for the consummation of any of the Contemplated Transactions.

(b)           Buyer and the Company shall advise each other as to material developments with respect to the status of receipt of such consents, approvals and waivers and such filings. The Company and Buyer shall, as necessary and advisable: (i) act in good faith and reasonably cooperate with the other party in connection with all such filings; (ii) to the extent permitted by applicable Law, keep the other party informed of any material communication received by such party from, or given by such party to, any Governmental Body and of any material communication received or given in connection with any proceeding by a private party, in each case, relating to the transaction contemplated by this Agreement; (iii) to the extent permitted by applicable Law, provide the other party with prior notice of, and where applicable, an opportunity to participate in, any substantive communication with any Governmental Body regarding any such filing; (iv) consult with the other party prior to taking a position with respect to any such filing, and to the extent permitted by applicable Law, reasonably cooperate with the other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Person in connection with proceedings relating to or arising out of such filings; (v) permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any Action related to this Agreement or the Contemplated Transactions; (vi) promptly provide the other party (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Body related to this Agreement or the Contemplated Transactions. Neither party shall (x) agree to extend any waiting period under the HSR Act without the prior written consent of the other party or (y) enter into any agreement with any Governmental Body not to consummate, or otherwise delay, the Merger or any other Contemplated Transaction without the prior written consent of the other party. Subject to the confidentiality provisions of the Confidentiality Agreement and Section 8.2 hereof, Buyer and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 8.4.

(c)           Without limitation of the foregoing, each of the Company and Buyer agrees to make an appropriate filing of a Pre-Merger Notification and Report Form under the HSR Act with respect to the Contemplated Transactions on or before August 2, 2024, provided that if any changes to the filing requirements under the HSR Act are enacted or promulgated after the execution of this Agreement become applicable to the Contemplated Transactions, each party will file the notifications under the HSR Act as promptly as commercially practicable, and, if agreed to by Buyer and the Company, to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or any other requests for additional information from any Governmental Body or other third party in respect to any approvals, consents, or notices contemplated hereby. Buyer shall pay all filing fees in connection with any such filings that must be made by any of the parties under the HSR Act or any similar Laws of any other jurisdiction. If necessary to obtain any necessary clearances, consents, licenses, permits, waivers, approvals, authorizations or orders required for the consummation of the Merger or the other Contemplated Transactions, Buyer shall propose, negotiate, commit to, and/or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of such assets, properties, or businesses of Buyer or its Subsidiaries or Affiliates or of the assets, properties, or businesses to be acquired pursuant to the Agreement or the Contemplated Transactions as are required to be divested in order to avoid the entry of any decree, judgment, injunction (permanent or preliminary), or any other order that would make the Contemplated Transactions unlawful or would otherwise materially delay or prevent the consummation of the Contemplated Transactions; provided, that such sale, divestiture, transfer, license, disposition, or hold separate shall be contingent on the Closing of the Contemplated Transactions and shall not exceed, in the aggregate, $50,000,000 (measured based on revenue). Except as set forth in this Section 8.4(c), Buyer shall not be required to (i) terminate, modify, or assign existing relationships, contracts, or obligations of Buyer or its Subsidiaries or Affiliates or those relating to any assets, properties, or businesses to be acquired pursuant to this Agreement, (ii) change or modify any course of conduct regarding future operations of Buyer or its Subsidiaries or Affiliates or the assets, properties, or businesses to be acquired pursuant to this Agreement or (iii) contest or resist (including through litigation) any administrative or judicial Action instituted (or threatened to be instituted) by a Governmental Body challenging the Merger or the Contemplated Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the Contemplated Transactions.

(d)           Without limiting the foregoing, Buyer shall not, and Buyer shall not permit any of its Affiliates to, acquire or agree to acquire, any current or future rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would be expected to materially delay the consummation of the Merger or the Contemplated Transactions, or to materially increase the risk of not obtaining expeditiously any applicable clearance, consent, approval or waiver under the HSR Act with respect to the Merger or the Contemplated Transactions.

8.5           Press Releases. Except as otherwise expressly set forth in this Section 8.5, no party hereto shall issue any press release or other public communications relating to the terms of this Agreement or the Contemplated Transactions or use the names of the other parties hereto directly or indirectly in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other parties; provided, however, that each of the Securityholders shall be permitted to disclose the existence of this Agreement and its material terms to their respective representatives and actual and prospective investors, partners, advisors or members who are bound by customary confidentiality obligations. The parties hereto (excluding the Securityholders’ Representative) shall mutually agree upon the content of a press release to be issued within twenty-four (24) hours following the date hereof and to be issued within twenty-four (24) hours following the Closing. Notwithstanding the foregoing, after the execution and delivery of this Agreement has been publicly announced by Buyer or Merger Sub, the Company shall be permitted (without consulting with, or obtaining the consent of, Buyer or Merger Sub) to make such statements and announcements to its equityholders, employees and customers as the Company shall deem to be reasonably necessary for the purpose of addressing any relevant business issues related to those groups; provided, that such announcement not exceed the scope of the initial announcement by Buyer or Merger Sub. Furthermore, a party may make or authorize a statement or announcement if required by Law or any securities exchange or Governmental Body (whether or not such requirement has the force of law); provided, that the other party shall have the right to review and approve any such statement or announcement prior to its announcement. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Securityholders’ Representative shall be permitted to announce that it has been engaged to serve as the Securityholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof. Notwithstanding anything herein to the contrary, following the Closing, the Securityholders’ Representative shall be permitted to disclose information as required by law or to advisors and representatives of Securityholders’ Representative and to the Securityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

8.6           Officers’ and Directors’ Indemnification.

(a)           In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, by any Person, including any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company (the “D&O Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of any of the Acquired Companies, or is or was serving at the request of any of the Acquired Companies as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) the negotiation, execution or performance of this Agreement or any of the Contemplated Transactions, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that (A) the Company shall indemnify and hold harmless, and from and after the Effective Time the Surviving Company and Buyer shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each D&O Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses) as they are incurred, judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation by any Person, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation by any Person (whether asserted or arising before or after the Effective Time), (B) the Company, and the Surviving Company and Buyer from and after the Effective Time, shall promptly pay expenses incurred by each D&O Indemnified Party as the same are incurred in advance of the final disposition of any claim, suit, proceeding or investigation by any Person to such D&O Indemnified Party, (C) the D&O Indemnified Parties may retain counsel satisfactory to them for any such matter, and the Company or Buyer and the Surviving Company, as the case may be, shall pay all fees and expenses of such counsel for the D&O Indemnified Parties within fifteen (15) days after statements therefor are received, and (D) the Company, and Buyer and the Surviving Company from and after the Effective Time, will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that the Company, and the Surviving Company and Buyer from and after the Effective Time, shall have no obligation hereunder to any D&O Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such D&O Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any D&O Indemnified Party wishing to claim indemnification under this Section 8.6, upon receiving written notice of any such claim, action, suit, proceeding or investigation, shall notify the Company and, from and after the Effective Time, the Surviving Company or Buyer thereof; provided, however, that the failure to so notify shall not affect the obligations of the Company, the Surviving Company and Buyer except to the extent such failure to notify materially prejudices such party. From and after the Effective Time, Buyer and the Surviving Company hereby agree that they are the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Parties are primary and any obligations of any other Person to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the D&O Indemnified Parties are secondary).

(b)           Buyer and the Surviving Company agree that all rights to indemnification, advancement of expenses or exculpation existing in favor of, and all limitations on the personal liability of, each D&O Indemnified Party provided for in the Acquired Companies’ respective Charter Documents or any other agreements, including any indemnification agreements, in effect as of the date hereof shall continue in full force and effect indefinitely. Without limiting the general indemnification and other rights of the D&O Indemnified Parties under this Section 8.6, from and after the Effective Time, Buyer and the Surviving Company also agree to indemnify, provide advancement of costs to and hold harmless each D&O Indemnified Party in respect of any acts, errors or omissions occurring prior to the Effective Time, including the negotiation, execution or performance of this Agreement or any of the Contemplated Transactions, to the extent provided in the Acquired Companies’ respective Charter Documents or in any other agreements between them and any Acquired Company. Buyer and the Surviving Company shall cause the Charter Documents of the Surviving Company and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current and former directors and officers of the Surviving Company and its Subsidiaries than are presently set forth in the Charter Documents of the Company and its Subsidiaries as in effect as of the date hereof.

(c)           At or prior to the Effective Time, the Company shall obtain, at Buyer’s expense, an extended reporting period under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers (or equivalent replacement coverage) in a form acceptable to the Company that shall provide such directors and officers with coverage for not less than six (6) years following the Effective Time of not less than the existing limits of liability and coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company prior to the Effective Time (the “Tail Insurance Coverage”). Any costs of the Tail Insurance Coverage in excess of 200% of the annual premium, which amount is set forth on Schedule 8.6(c), shall be born by the Company as a Company Transaction Expense. Buyer shall, and shall cause the Surviving Company to, maintain the Tail Insurance Coverage in full force and effect for such period, and continue to honor the obligations thereunder and shall use commercially reasonable efforts to seek recovery for any claims covered by such Tail Insurance Coverage.

(d)           The obligations under this Section 8.6 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 8.6 applies without the consent of such D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 8.6 applies shall be third party beneficiaries of this Section 8.6 and shall be entitled to enforce the covenants contained herein). This Section 8.6 is intended to be in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or other protections that any D&O Indemnified Parties may have by contract or under applicable law or otherwise.

(e)           In the event Buyer or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person (or any analogous transaction) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of Buyer or the Surviving Company, as the case may be, assume the obligations set forth in this Section 8.6.

(f)           Buyer and the Surviving Company shall pay all reasonable out of pocket expenses, including reasonable attorneys’ fees, (promptly in advance, if requested by any D&O Indemnified Party) that may be incurred by any D&O Indemnified Party in enforcing the indemnity and other obligations provided in this Section 8.6.

8.7           Employee Benefit Arrangements.

(a)           Compensation and Benefits. Effective as of the Closing and continuing for one (1) year thereafter, Buyer will, or will cause its Affiliates (including the Company and its Subsidiaries) to, provide to all Retained Employees with (i) a base salary or wage rate that are, in the aggregate, no less favorable to the Retained Employees’ base salary or wage rate as of immediately before Closing, and (ii) employee benefits that are, in the aggregate, no less favorable than those provided to the Retained Employees immediately before the Closing (excluding, in each case of clause (i) and (ii), any bonus or commission payments, equity or equity-based incentive, change in control, retention, similar one-time incentive, severance, defined benefit pension, nonqualified deferred compensation, or retiree health or welfare plans, programs, policies, or arrangements). Nothing in this Section 8.7 will obligate Buyer or the Company or any of its Subsidiaries to continue (and will not prevent Buyer or the Company or any of its Subsidiaries from modifying or terminating) the employment of any such Retained Employee.

(b)           Employee Service Credit. For purposes of eligibility, vesting and benefit accrual under the benefit plans (including, retirement and health and welfare plans), programs, agreements and arrangements of Buyer and any of its Subsidiaries or any respective Affiliate thereof providing benefits to any Retained Employees after the Effective Time, and in which such Retained Employees did not participate prior to the Effective Time (the “New Plans”), including for purposes of accrual of vacation and other paid time off benefits under the New Plans, Buyer shall use commercially reasonable efforts to cause each Retained Employee to be credited with their years of service with the Acquired Companies before the Effective Time, except where such credit would result in a duplication of benefits with respect to the same period of service. Without limiting the generality of the foregoing: (i) Buyer shall use commercially reasonable efforts to cause that each Retained Employee be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a substantially similar Employee Benefit Plan in which such Retained Employee participated immediately before such replacement; and (ii) for purposes of each New Plan, Buyer shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Retained Employee and their covered dependents, except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous Employee Benefit Plan, and Buyer shall cause any eligible expenses incurred by such Retained Employee and their covered dependents under an Employee Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Notwithstanding the foregoing, Buyer shall not be obligated to take any of the foregoing actions if such actions are not permitted under any existing New Plan.

(c)           No Third-Party Beneficiaries. The provisions contained in this Section 8.7 are for the sole benefit of the parties to this Agreement and nothing set forth in this Section 8.7 will (i) confer any rights or remedies, including any third-party beneficiary rights, upon any employee or former employee of the Company, any Retained Employee or upon any other Person other than the parties hereto and their respective successors and assigns, (ii) be construed to establish, amend, or modify any Employee Benefit Plan or any other benefit plan, program, agreement or arrangement or (iii) subject to compliance with the other provisions of this Section 8.7, alter or limit Buyer’s or the Company’s or any of its Subsidiaries’ ability to amend, modify or terminate any specific benefit plan, program, agreement or arrangement at any time.

(d)           401(k) Plan Termination. If requested by Buyer, in its sole and absolute discretion, at least five (5) Business Days prior to the Closing Date, the Company shall, or shall cause to be taken, all actions necessary and appropriate to terminate all Employee Benefit Plans that contain a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), with such termination of the 401(k) Plans to be effective no later than the day immediately preceding the Closing Date. With respect to each 401(k) Plan to be terminated, as described in this Section 8.7(d), the Company shall deliver to Buyer, no later than the day immediately preceding the Closing Date, evidence that the Board of Directors of the Company, or the relevant Acquired Company, has validly adopted resolutions to terminate such 401(k) Plan (the form and substance of which shall be subject to review and approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the distributions of assets from the trust or a 401(k) Plan that is terminated are reasonably anticipated to trigger liquation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan of upon the Company, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and fees and provide such estimate in writing to the Buyer at least two (2) Business Days prior to the Closing Date.

8.8           Books and Records. Buyer shall, and shall cause the Surviving Company and each of Buyer’s Subsidiaries to, retain all books, records and other documents in existence on the Closing Date pertaining to the business of the Acquired Companies in accordance with its document retention policies and as required under applicable Law, including, if required under its document retention policies or under applicable Law, retain all books, records and other documents in existence on the Closing Date pertaining to the business of the Acquired Companies until the seventh (7th) anniversary of the Closing Date and to making the same available for inspection and copying by the Securityholders’ Representative or any of the representatives of the Securityholders’ Representative at the expense of the Securityholders’ Representative (on behalf of the Securityholders) during the normal business hours of Buyer, the Surviving Company or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice.

8.9           Transfer Taxes. Any sales, use, value added, transfer, stamp, registration, documentary, excise, duties, recording and similar Taxes incurred as a result of the Merger (collectively, “Transfer Taxes”) shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by the Shareholders. The party responsible under applicable Law shall prepare and file all necessary Tax Returns and other documentation with respect to Transfer Taxes and timely remit all such Transfer Taxes, and the other party shall promptly reimburse such party for the other party’s fifty percent (50%) share of such Transfer Taxes under this Section 8.9.

8.10         Further Action.

(a)           Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Contemplated Transactions. Nothing in this Section 8.10(a) shall be deemed to amend or supersede any obligations set forth in this Agreement (including Section 8.4).

(b)           Prior to the Effective Time, the Company shall take all actions as may be reasonably required in accordance with, and subject to, the terms of the Amended and Restated Indenture, dated February 22, 2022 (the “A&R Indenture”) (including any senior unsecured notes issued thereunder) to effect the Contemplated Transactions, including delivery of any supplemental indentures, legal opinions, officers’ certificates, press releases or other documents or instruments required to comply with the A&R Indenture or applicable Law.

(c)           The “Initial Minimum Balance” (as defined in the Mercalis SOW) shall be for the account of the Securityholders. Buyer shall pay to the Paying Agent and the Surviving Company, as applicable, for disbursement to the Securityholders (which amount shall be paid to each Securityholder in proportion to their respective Pro Rata Share in accordance with Sections 3.1 and 3.2 following the delivery of a Consideration Spreadsheet pursuant to Section 3.8) the Initial Minimum Balance amount within ten (10) Business Days following the earlier to occur of (i) the date that is two hundred twenty-five (225) days following the Closing Date and (ii) the date on which the “Initial Minimum Balance” is received by any Acquired Company (or by Buyer or its Affiliates on behalf of or on the account of an Acquired Company).

8.11         Additional Tax Matters.

(a)           Merger Tax Elections. If Buyer or its Affiliates make one or more elections pursuant to Section 338(g) of the Code with respect to any Acquired Company with respect to the transactions contemplated by this Agreement (a “Section 338 Election”), Buyer shall indemnify any Securityholder (or, to the extent the U.S. federal or state income Tax consequences of the Section 338 Election flow-through to the U.S. federal or state income Tax Returns of a direct or indirect owner of such Securityholder, such direct or indirect owner) for any additional income Taxes incurred by such Person by reason of making such election determined on a “with” and “without” basis (that is, the increase, if any, in U.S. federal or state income Taxes payable by such Person on its actual Tax Return that includes the consequences of the Merger, taking into account the Section 338 Election, as compared to the U.S. federal or state income Taxes that would have been payable by such Person on such Tax Return had no Section 338 Election been made), along with any U.S. federal and state income Taxes imposed on additional amounts payable by Buyer pursuant to this Section 8.11(a). The Securityholders and Securityholders’ Representative (after the Closing) and the Acquired Companies and their Affiliates (prior to Closing) shall reasonably cooperate with Buyer to, at Buyer’s reasonable request (i) promptly provide any information necessary for Buyer to determine the amount of such additional Taxes that would be required to be indemnified pursuant to this Section 8.11(a), and (ii) undertake any transactions between the date of this Agreement and the Closing Date that Buyer and the Company reasonably determine will mitigate any such Taxes (including, upon Buyer’s request, causing Ironshore Pharmaceuticals & Development, Inc. to elect to be treated as a disregarded entity for U.S. federal income tax purposes effective prior to the Closing).

(b)           Tax Cooperation. The Company and the Securityholders’ Representative shall, as reasonably requested with respect to Tax matters relating to the Acquired Companies for any Pre-Closing Tax Period, (i) assist in the preparation and timely filing of any Tax Return of the Acquired Companies, (ii) assist in any audit or other proceeding with respect to the Tax Returns or Taxes of the Acquired Companies, (iii) make available any information, records or other documents relating to any Taxes or Tax Returns of the Acquired Companies in connection with actions under clause (i) or (ii) above, (iv) provide any information reasonably required to allow Buyer and the Acquired Companies to comply with the determination of Taxes or any information reporting contained in the Code (including Sections 951, 951A, 1295, or 1296 thereof) or other applicable Laws and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. The requesting party shall bear any reasonable expenses incurred by the other party in complying with the foregoing provisions.

(c)           Apportionment of Straddle Period Taxes. In the case of any Straddle Period, (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, the amount of such Taxes of any Acquired Company that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period, and (ii) the amount of any other Taxes of any Acquired Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and the taxable period of any pass-through entity, any “controlled foreign corporation” (within the meaning of Section 957 of the Code) or any “passive foreign investment company” (within the meaning of Section 1297 of the Code) in which any Acquired Company holds a beneficial interest shall be deemed to end at such time, with its income for such period calculated based on an interim closing of the books method); provided that exemptions, allowances or deductions that are calculated on an annual basis, including depreciation and amortization deductions, shall be apportioned on a per diem basis, except that any such exemptions, allowances or deductions arising from a step-up in the tax basis of any Acquired Company’s assets at or after the Closing or property that is placed in service after the Closing shall be allocated solely to the portion of the Straddle Period beginning after the Closing Date.

(d)           Post-Closing Tax Actions. After the Closing, except with the prior written consent of the Securityholders’ Representative (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and Buyer shall not permit the Acquired Companies to, (i) file any Tax Return of the Acquired Companies relating to a Pre-Closing Tax Period that is first filed after the Closing in a manner inconsistent with the past practices of the Acquired Companies unless otherwise required by applicable Law, (ii) amend or otherwise modify any Tax Return of the Acquired Companies relating to a Pre-Closing Tax Period, (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency relating to any Taxes of the Acquired Companies with respect to a Pre-Closing Tax Period, (iv) make, change or revoke any Tax election or accounting method or practice with respect to the Acquired Companies with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, (v) settle or compromise any Tax Claim or similar Tax proceeding in respect of a material amount of Taxes with respect to any Pre-Closing Tax Period, or (vi) voluntarily approach any Governmental Body (including, for the avoidance of doubt, through any voluntary disclosure agreement or similar process) with respect to any Tax Returns or Taxes of the Acquired Companies for any Pre-Closing Tax Period.

(e)           Pre-Closing Tax Refunds. Any Tax refund or credit (including any interest in respect thereof) received by an Acquired Company, in each case that relates to any Pre-Closing Taxes, shall be for the account of the Securityholders to the extent such Tax was paid by an Acquired Company prior to the Closing or had resulted in a reduction of the Merger Consideration payable to any Securityholders pursuant to the terms of this Agreement and Buyer shall pay over to the Paying Agent and the Surviving Company, as applicable, for disbursement to the Securityholders (in accordance with their applicable Pro Rata Share) to the Securityholders any such refund or the amount of any such credit (net of any taxes or other reasonable costs incurred in respect of such refund or credit) within ten (10) days after receipt thereof. If Buyer or any Acquired Company has to subsequently repay such Tax refund or credit (including any interest in respect thereof) to any Governmental Body, the Securityholders shall promptly repay any amounts received by them under this Section 8.11(d) to Buyer.

8.12         No Solicitation. The Company shall not, and the Company shall and shall cause the Acquired Companies to use reasonable best efforts to cause its respective representatives and Affiliates not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or knowingly encourage (including by providing information, cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Acquisition Proposal, (ii) other than informing Persons of the provisions contained in this Section 8.12, enter into, continue or otherwise participate in any discussions or negotiations, or otherwise knowingly cooperate in any way with any third party regarding any Alternative Acquisition Proposal or (iii) authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract (whether or not binding) with respect to an Alternative Acquisition Proposal. The Company shall, and shall cause the Acquired Companies and each of their respective directors and officers to, and shall use its reasonable best efforts to cause each of its and their respective representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Acquisition Proposal, and shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company is a party relating to any such Alternative Acquisition Proposal and shall enforce the provisions of any such agreement. The Company shall promptly (and in any event within two (2) Business Days after the date of this Agreement) request each Person that has, prior to the date of this Agreement, executed a confidentiality agreement in connection with its consideration of any Alternative Acquisition Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company.

8.13         Certain Indebtedness. Prior to the Effective Time, the Company shall take all actions as may be reasonably required in accordance with, and subject to, the terms of the indenture(s) governing its outstanding senior secured notes to effect the payoff and termination thereof at or prior to the Closing.

8.14         Financing Cooperation.

(a)           From the date hereof until the earlier of the Closing Date and the date this Agreement is validly terminated in accordance with its terms, the Company shall use its commercially reasonable efforts, and shall cause each other Acquired Company and its and their respective representatives to use their respective commercially reasonable efforts, to provide Buyer and Merger Sub with all cooperation reasonably requested by Buyer or Merger Sub to assist Buyer or Merger Sub in causing the conditions in the Debt Financing Agreement to be satisfied and to arrange and obtain the Debt Financing, including using commercially reasonable efforts to:

(i)           deliver to Buyer and Merger Sub such reasonably available financial and other operating information concerning the Acquired Companies which is reasonably requested by any Debt Financing Source in connection with the Debt Financing;

(ii)           furnish no later than three (3) Business Days prior to the Closing Date all documentation and other information that is reasonably requested by Buyer or Merger Sub no later than ten (10) days prior to the Closing Date that is required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Acquired Companies;

(iii)          facilitate the pledging of collateral and granting of security interests in connection with the Debt Financing, including, but not limited to delivery of stock certificates issued by any Acquired Company, effective no earlier than, and subject to the occurrence of, the Closing;

(iv)          assist in the preparation, review and negotiation of, and facilitate the execution and delivery of, one or more credit agreements, pledge and security documents, and other definitive financing documents (including the schedules and exhibits thereto) and other certificates or documents as may be reasonably requested by Buyer, Merger Sub, or the Debt Financing Sources or is required by the Debt Financing Sources in connection with the Debt Financing (excluding any solvency and other closing certificates), in each case effective no earlier than, and subject to the occurrence of, the Closing;

(v)           cooperate with Buyer in satisfying the conditions precedent set forth in the Debt Financing Agreement to the extent the satisfaction thereof requires the cooperation of and is in the control of the Acquired Companies; and

(vi)          delivering notices of prepayment within the time periods required by the relevant agreements governing the Indebtedness list on Schedule 3.3 (or obtaining waivers of such notices).

(b)           Nothing in this Section 8.14 will require the Acquired Companies to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing Date or agree to pay any fees or reimburse any expenses prior to Closing for which it has not received prior reimbursement, (ii) enter into any definitive agreement that would be effective prior to the Closing Date or that is not contingent on the occurrence of the Closing Date, (iii) give any indemnities that are effective prior to the Closing Date, (iv) take any action that, in the good faith determination of the Company, would unreasonably and materially interfere with the ordinary conduct of the Business, (v) provide access to or disclose information which, pursuant to the advice of counsel, would result in waiving any attorney-client privilege, work-product or similar privilege, (vi) take any action which would contravene any position taken in any tax return or financial statements, (vii) prepare any (1) pro forma financial statements or adjustments or projections or post-Closing or pro forma cost savings, capitalization and other post-Closing adjustments; (2) description of all or any portion of the Debt Financing, including any “description of notes” and “plan of distribution”; (3) risk factors relating to all or any component of the Debt Financing; or (4) financial statements or other financial information not prepared in the Ordinary Course of Business, (viii) pass resolutions or consents to approve or authorize the Debt Financing or the execution and delivery of the definitive documents or Debt Financing Agreement (provided, for the avoidance of doubt, the Company will not prevent members of the board of directors and similar governing bodies from passing resolutions or consents that are effect immediately as of the Closing in their capacities as members of the board of directors and similar governing bodies immediately after giving effect to the Closing) or (ix) cause the delivery of any legal opinions or any certificates, including as to solvency of the Company or its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 8.14 shall not be considered in determining the satisfaction of any condition set forth in this Agreement (and the Company shall be deemed to have complied with this Section 8.14 for all purposes of this Agreement) unless (i) the Company commits a willful breach of its obligations under this Section 8.14 and (ii) the failure to obtain the Debt Financing primarily resulted from or was primarily caused by such willful breach. Buyer acknowledges that this Section 8.14 represents the sole obligation of the Company and its Subsidiaries and Affiliates and their respective officers, board members, employees and other Representatives with respect to the cooperation in connection with the Debt Financing under this Agreement.

(c)           Buyer shall, promptly upon request by the Company (and, in any event, within 5 Business Days) following the earlier of Closing or valid termination of this Agreement: (i) reimburse the Company for all reasonable and documented out-of-pocket costs and expenses actually incurred by the Acquired Companies or any of its or their respective representatives in connection with its cooperation pursuant to this Section; provided, that such costs and expenses shall not include any ordinary course amounts that would have been incurred by the Acquired Companies or their representatives regardless of the covenant set forth in Section 8.14; and (ii) indemnify and hold harmless the Acquired Companies and its and their respective representatives from and against any and all losses actually suffered or incurred by them in connection with any action taken by them pursuant to this Section 8.14 related to the Debt Financing, and any information used in connection with the Debt Financing; in each case, except to the extent arising, suffered or incurred as a result of Fraud, gross negligence or willful misconduct by any Acquired Company or their respective representatives.

(d)           The Company hereby consents to the reasonable use of the Acquired Companies’ logos and other trademarks in connection with the Debt Financing; provided, that such logos and trademarks are used solely in a manner that is not intended to, and is not reasonably likely to, harm or disparage the Acquired Companies or their reputation.

(e)           All non-public or other confidential information provided by the Acquired Companies or any of their representatives pursuant to this Section 8.14 will be kept confidential in accordance with the Confidentiality Agreement, except that Buyer and Merger Sub will be permitted to disclose such information to any Debt Financing Source or prospective Debt Financing Source and other financial institutions that are or may become parties to the Debt Financing (and, in each case, to their respective representatives) so long as such Persons: (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are otherwise subject to other customary confidentiality arrangements.

8.15         Buyer Debt Financing.

(a)           No Amendments to Financing Letters. Buyer will not permit any termination, replacement, amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Financing Agreement if such amendment, replacement, supplement, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing, below an amount sufficient to pay, or cause to be paid, in cash the aggregate Merger Consideration in accordance with the terms of this Agreement on the Closing Date (after taking into account Buyer’s cash and other immediately-available funds) (such amount, the “Required Amount”), (ii) impose new or additional conditions or otherwise expand any of the conditions to the receipt of the Debt Financing, or (iii) adversely impact the ability of Buyer or the Company, as applicable, to enforce its rights against the other parties to the Debt Financing Agreement; or (iv) prevent, impede or materially delay the timely consummation of the Debt Financing or the Closing. Any reference in this Agreement to (1) the “Debt Financing” will include the financing contemplated by the Debt Financing Agreement as amended, replaced or modified; and (2) “Debt Financing Agreement” will include such documents as amended, replaced or modified.

(b)           Taking of Necessary Actions. Until the Closing, Buyer will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Financing Agreement or such other terms which do not result in it being less likely that the Debt Financing will be consummated on the Closing Date, including using its commercially reasonable efforts to (i) maintain in full force and effect the Debt Financing Agreement in accordance with the terms and subject to the conditions thereof; (ii) satisfy (or obtain a waiver of) on a timely basis at or prior to the Closing all conditions to funding that are within Buyer’s control in the Debt Financing Agreements; (iii) upon satisfaction of the conditions precedent in Sections 9.1 and 9.2, consummate the Debt Financing at or prior to the Closing on the terms and conditions set forth in the Debt Financing Agreement or such other terms which do not result in it being less likely that the Debt Financing is consummated in the Required Amount; and (iv) comply with its obligations pursuant to the Debt Financing Agreement, except where such non-compliance would not result in it being less likely that the Debt Financing is consummated in the Required Amount. Buyer will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Financing Agreement as and when they become due.

(c)           Information. Until the Closing, Buyer shall, upon reasonable request by the Company, provide any relevant updates to the status of the Debt Financing. Without limiting the generality of the foregoing, Buyer shall give the Company prompt notice (but in any event within two (2) Business Days) of its knowledge thereof (i) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Debt Financing Agreement; (ii) of the receipt by Buyer, its Representatives of their respective Affiliates of any notice or communication from any Debt Financing Source with respect to any (A) actual or threatened breach, default, termination or repudiation (whether in whole or in part) by any party to the Debt Financing Agreement of any provisions of the Debt Financing Agreement; or (B) material dispute or disagreement between or among any parties to the Debt Financing Agreement, in each case, with respect to the foregoing clauses (i) or (ii), if such event would be reasonably expected to make it less likely the Debt Financing will be consummated in the Required Amount; or (iii) if for any reason Buyer at any time believes that it will not be able to obtain all or any portion of the Debt Financing required by Buyer to fund the Merger Consideration.

(d)           Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Agreement, solely to the extent reasonably necessary for Buyer to have cash and currently-available funds in an amount equal to the Required Amount, Buyer will use its commercially reasonable efforts, as promptly as practicable following the occurrence of such event, to (i) obtain, arrange and consummate alternative financing from alternative sources in an amount necessary for Buyer to have, at the Effective Time, cash and currently-available funds equal to the Required Amount (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters or definitive debt financing agreements with respect to such Alternate Debt Financing (the “New Debt Financing Agreements”), which such new letters or definitive debt financing agreement will replace the existing Debt Financing Agreement in whole or in part. Buyer will promptly provide a copy of any New Debt Financing Agreements to the Company (subject to redactions of any fee letter as contemplated by Section 6.4(a)(a)). In the event that any New Debt Financing Agreements are obtained, (A) any reference in this Agreement to the “Debt Financing Agreement” will be deemed to include the Debt Financing Agreement to the extent not superseded by a New Debt Financing Agreement at the time in question and any New Debt Financing Agreement to the extent then in effect and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Financing Agreement as modified pursuant to the foregoing. Notwithstanding anything herein to the contrary, in no event shall the commercially reasonable efforts of Buyer be deemed or construed to require Buyer to, and Buyer shall not be required to, (I) pay any fees which are in aggregate materially in excess of those contemplated by the Debt Financing Agreement (or any related fee letter) entered into on the date hereof or (II) agree to any term or terms that when taken as a whole are less favorable to Buyer than, any applicable provision of the Debt Financing Agreement materially entered into on the date hereof (or any related fee letter).

(e)           No Financing Condition. Buyer acknowledges and agree that obtaining the Debt Financing (including, for the avoidance of doubt, any Alternate Debt Financing) is not a condition to the Closing. If the Debt Financing has not been obtained, Buyer will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth herein, to consummate the Merger.

Article IX
CONDITIONS TO THE MERGER

9.1           Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the Company (in the case of a waiver of an obligation of Buyer or Merger Sub) or Buyer (in the case of a waiver of an obligation of the Company), where permissible, at or prior to the Closing, of each of the following conditions:

(a)           Required Approval. This Agreement shall have been duly approved by the Required Consent.

(b)           Hart-Scott-Rodino Act; Government Approvals. The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)           No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Body of competent jurisdiction in the United States nor any law, statute, rule or regulation promulgated or enacted by any Governmental Body of competent jurisdiction in the United States shall have gone into effect following the date hereof (and which remains in effect) which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger.

9.2           Additional Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyer and Merger Sub at or prior to the Closing:

(a)           Company Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all respects as of such date), (ii) the Special Fundamental Representations and the representations set forth in Section 5.15(c) shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all respects as of such date) except as would not be material to the Acquired Companies and their Affiliates taken as a whole and (iii) all other representations and warranties of the Company set forth in Article V shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all respects as of such date), except as would not result in a Company Material Adverse Effect (in each case, without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” set forth therein).

(b)           Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, or any such failure to perform or comply shall have been cured on or prior to the Closing.

(c)           Officer’s Certificate. Buyer shall have received a certificate executed and delivered by the Company’s Chief Executive Officer, dated as of the Closing Date, stating therein that the conditions set forth in Sections 9.2(a), 9.2(b) and 9.2(d) have been satisfied.

(d)           No Company Material Adverse Effect. From the date of this Agreement until the Closing, there shall not have occurred a Company Material Adverse Effect that is continuing as of the Closing.

(e)           Support Agreements. The Support Agreements shall be in full force and effect.

9.3           Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing:

(a)           Representations and Warranties. (i) The representations and warranties of Buyer and Merger Sub set forth in Section 6.1 (Organization), Section 6.2 (Authority) and Section 6.8 (No Brokers) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all respects as of such date) and (ii) all other representations and warranties of Buyer and Merger Sub set forth in Article VI shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all respects as of such date), except as would not result in a Buyer Material Adverse Effect (in each case, without giving effect to any limitations as to “materiality” or “Buyer Material Adverse Effect” set forth therein).

(b)           Performance of Obligations of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, or any such failure to perform or comply shall have been cured on or prior to the Closing.

(c)           Officer’s Certificate. The Company shall have received a certificate executed and delivered by an authorized representative of Buyer, dated as of the Closing Date, stating therein that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied.

Article X
SURVIVAL; INDEMNIFICATION

10.1           Survival.

(a)           The representations and warranties of the parties contained in this Agreement or in any certificate delivered pursuant hereto and the covenants, agreements and obligations of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith that are to be performed at or prior to the Closing shall, in each case, survive the Closing only until the date that is twelve (12) months after the Closing Date (the “Expiration Date”); provided, that (i) the Fundamental Representations and the representations and warranties contained in Section 5.7 shall survive until the date that is three (3) years after the Closing Date.

(b)           The covenants, agreements and obligations of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith, which contemplate performance following the Closing, shall survive the Closing and continue in full force until the earlier of (i) the completion of or performance or waiver thereof or (ii) the expiration of their applicable statute of limitations.

(c)           Notwithstanding the foregoing, claims of any breach of representation, warranty, covenant or agreement arising from Fraud shall survive until the date that is six (6) years after the Closing Date.

(d)           A claim of any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the such claim of inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in accordance with this Article X to the party against whom such indemnity may be sought prior to such time.

(e)           It is the express intent of the parties hereto that, if an applicable survival period as contemplated by this Section 10.1 is shorter or longer than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced or extended, as the case may be, to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 10.1 for the assertion of Claims are the result of arm’s length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

10.2         Indemnification by the Securityholders.

(a)           Effective at and after the Closing, each Securityholder, severally and not jointly, hereby agrees to indemnify Buyer, its Affiliates (including, after the Closing, the Surviving Company), and their respective officers, directors, managers, employees, successors and assigns (collectively, the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages (whether involving a Third Party Claim or a claim solely between the parties hereto), in accordance with such Pro Rata Share in both of those Damages, incurred or suffered by the Buyer Indemnified Parties arising out of or resulting from:

(i)           any inaccuracy, misrepresentation or breach of any representation or warranty (the “Warranty Breaches”) of the Company in this Agreement or in any certificate delivered pursuant hereto;

(ii)          any breach of any covenant or agreement of the Company, required to be performed prior to the Closing, or the Securityholders’ Representative in this Agreement;

(iii)         any Pre-Closing Taxes, to the extent not included in the calculation of Indebtedness, as finally determined;

(iv)         the exercise of dissenter’s rights or rights of appraisal by any holder of Common Shares; provided that any such Damages shall be net of the amount that would otherwise be payable pursuant to Section 3.1 for any applicable Dissenting Share; and

(v)          any Fraud on the part of the Company.

(b)           Notwithstanding the foregoing, each Securityholder hereby agrees that the availability of indemnification of the Buyer Indemnified Parties under this Article X will be determined without regard to any right to indemnification, advancement, contribution or reimbursement which such Securityholder may have in his, her, their or its capacity as a current or former officer, director, employee or equivalent of the Company and regardless of whether such rights may arise from or pursuant to Law, Contract, the Company Memorandum and Articles, the Charter Documents of any Acquired Company or otherwise (including pursuant to Section 8.6).

(c)           The determination of the availability of indemnification and the calculation of Damages as the Buyer Indemnified Parties for claims pursuant Section 10.2(a)(i) shall be made without regard to any qualifications or limitations as to materiality or Company Material Adverse Effect.

(d)           The rights to indemnification set forth in this Article X shall not be affected by any waiver by Buyer of any Closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

10.3         Limitations.

(a)           With respect to indemnification by the Securityholders for Warranty Breaches (except in respect of breaches of Fundamental Representations, the representations and warranties contained in Section 5.7 and for claims for Fraud), the Securityholders shall not be liable unless the aggregate amount of all Damages with respect to such Warranty Breaches, exceed an amount equal to three million nine hundred thirty-seven thousand five hundred ($3,937,500) (such amount, the “Deductible”); provided that, once the Deductible is satisfied, the Securityholders shall be liable for the amount of only such Damages in excess of the Deductible only up to the amounts then remaining in the Indemnity Escrow Fund (without reducing the amount of the Indemnity Escrow Fund by the Deductible). For the avoidance of doubt, the Securityholders shall have no liability for Warranty Breaches (except in respect of breaches of Fundamental Representations and for claims for Fraud) in excess of the amounts then remaining in the Indemnity Escrow Fund.

(b)           With respect to indemnification by the Securityholders for Warranty Breaches of Fundamental Representations or the representations and warranties contained in Section 5.7 and for claims arising under Section 10.2(a)(ii) through Section 10.2(a)(iv), the Buyer Indemnified Parties may seek payment for Damages up to the amounts then remaining in the Indemnity Escrow Fund; provided that if the amounts then remaining in the Indemnity Escrow Fund are insufficient to cover the cost of all Damages arising from indemnification by the Securityholders for Warranty Breaches of Fundamental Representations or the representations and warranties contained in Section 5.7 and for claims arising under Sections 10.2(a)(ii) through 10.2(a)(iv), Buyer may then set-off the absolute value of any amounts actually determined to be owed to it in excess of the amounts then remaining Indemnity Escrow Fund against up to twenty percent (20%) of the Milestone Payment (if achieved). For the avoidance of doubt, the Deductible shall not apply to claims for indemnification by the Securityholders for Warranty Breaches of Fundamental Representations or the representations and warranties contained in Section 5.7 or arising under Sections 10.2(a)(ii) through 10.2(a)(v).

(c)           With respect to indemnification by the Securityholders for claims arising under Section 10.2(a)(v), the Buyer Indemnified Parties may seek payment for Damages up to the amounts then remaining in the Indemnity Escrow Fund; provided that if the amounts then remaining in the Indemnity Escrow Fund are insufficient to cover the cost of all Damages arising from indemnification by the Securityholders for claims arising under Section 10.2(a)(v), Buyer may then set-off the absolute value of any amounts actually determined to be owed to it in excess of the Indemnity Escrow Fund against one hundred percent (100%) of the Milestone Payment.

(d)           Nothing in this Article X shall limit any claims for Fraud against the Person that committed such Fraud; provided, however, that with respect to each of the Persons set forth on Schedule 10.3(d), Buyer and Buyer Indemnified Parties, collectively, shall not recover Damages, in the aggregate, in the excess of the amounts actually paid to such Persons pursuant to Sections 3.1 and 3.9.

10.4         Indemnification Claims. As soon as is reasonably practicable after a Buyer Indemnified Party becomes aware of any claim that it has under this Article X, it shall give written notice to the Securityholders’ Representative setting forth: (a) the specific representation, warranty or covenant alleged to have been breached or other item of indemnification at issue; (b) the facts and circumstances giving rise to the indemnification claim at issue and all related documentation; and (c) the Damages that have been incurred or are anticipated to be incurred or a good faith estimate of the Damages, if such can be reasonably calculated with respect thereto. No delay in or failure to give a notice of an indemnification claim will relieve a Securityholder of their obligations pursuant to this Article X, except to the extent adversely prejudiced thereby.

10.5         Defense of Third Party Claims.

(a)           Subject to the limitations contained herein, Buyer shall have the right to determine and conduct the investigation, defense and the settlement, adjustment or compromise of any assertion or commencement by any third party of an Action (a “Third Party Claim”), and the reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with such investigation, defense or settlement (including reasonable and documented out-of-pocket fees of one (1) legal counsel, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Buyer may seek indemnification pursuant to a Claim hereunder and such costs and expenses shall constitute Damages subject to indemnification under Section 10.2 whether or not it is ultimately determined that the Third-Party Claim itself is indemnifiable under Section 10.2. Notwithstanding the foregoing, in the event that the allegations presented in the Third-Party Claim include criminal misconduct, then the Securityholders’ Representative shall have the sole right to determine and conduct the investigation, defense and the settlement, adjustment or compromise of any assertion or commencement by any third party of any such Third-Party Claim.

(b)           The Securityholders’ Representative shall be entitled to participate in (but not control) such Third-Party Claim or any Action related to such Third-Party Claim (including any discussions or negotiations in connection with the settlement, adjustment or compromise thereof) and shall have the right to receive copies of all material pleadings, notices and communications with respect to such Third-Party Claim (to the extent that, in the case of a claim by any Buyer Indemnified Party, receipt of such documents by the Securityholders’ Representative does not affect any privilege relating to the Buyer Indemnified Party and subject to execution by the Securityholders’ Representative of Buyer’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information).

(c)           Buyer may not settle any Third-Party Claim without the prior written consent of the Securityholders’ Representative (which shall not be unreasonably withheld, conditioned or delayed) if: (i) pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against any Securityholder (including any restriction on the future activity or conduct of any Securityholder), (ii) such settlement does not expressly and unconditionally release the Securityholder from all liabilities with respect to such claim, (iii) such settlement or compromise includes any finding of, or admission or statement with respect to, any violation of Law or any violation of the rights of any Person by any Securityholder or (iv) the maximum amount of Damages for which the Securityholders could be liable in connection with such Third-Party Claim exceeds the maximum amount of Damages for which the Securityholders could be liable pursuant to the provisions of this Article X in connection with such Third-Party Claim. If Buyer settles, compromises or discharges a Third-Party Claim without the consent of the Securityholders’ Representative, then (i) Buyer must unconditionally release the Securityholders from all liability with respect to such Third-Party Claim pursuant to this Article X or otherwise and (ii) such settlement or compromise will not be conclusive evidence of the amount of Damages incurred by the Buyer Indemnified Parties or Securityholders, as applicable. Any remaining dispute following settlement shall be settled by litigation between Buyer and the Securityholders’ Representative in accordance with the terms and provisions of Article XIII.

(d)           In the event that the Securityholders’ Representative has consented to the amount of any settlement, adjustment or compromise of any such Third-Party Claim with any third-party claimant, then neither the Securityholders’ Representative nor any Securityholder shall have any power or authority to object under any provision of this Article X to any claim by or on behalf of any Buyer Indemnified Party against the Securityholder for indemnification with respect to such settlement, adjustment or compromise.

(e)           This Section 10.5 shall not apply to Third-Party Claims in respect of Tax matters, including any Tax Claims or similar Tax proceedings, all of which Third-Party Claims shall be controlled by Buyer, subject to Section 8.11(d).

(f)           Notwithstanding anything to the contrary contained herein, no settlement for appraisal with respect to the matters set forth in Section 10.02(a)(iv) shall be entered into by or on behalf of any of the Acquired Companies or the Surviving Company without the express prior written consent of the Securityholders’ Representative (which shall not be unreasonably withheld, conditioned or delayed).

10.6         Exclusive Remedy; Duty to Mitigate; Insurance Proceeds.

(a)           Subject to Section 13.20 below, and in addition to any rights or remedies set forth in or arising under or with respect to any other documents delivered in connection with this Agreement, the parties hereto acknowledge and agree that, following the Closing, Buyer’s sole and exclusive remedy with respect to any and all Damages (other than claims or Damages arising from Fraud on the part of the Company or its Affiliates or Representatives) in connection with the Contemplated Transactions or relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.5(a) shall limit (i) any Person’s rights or remedies under any Related Agreements, (ii) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, or (iii) any Person’s right to seek and obtain any remedy on account of any Person’s Fraud.

(b)           Payments by the Securityholders pursuant to Article X in respect of any Damages shall be limited to the amount of any Damages that remains after deducting therefrom any insurance proceeds actually received by the Buyer Indemnified Parties in respect of any such claim (net of the present value of any increase in premiums actually imposed by the applicable insurance carrier as a result of the occurrence of the Damages and all costs and expenses incurred in recovering such insurance proceeds with respect to such Damages), and Buyer shall use commercially reasonable efforts to pursue insurance coverage for any Damages.

10.7         Purchase Price Adjustment. To the extent permitted by applicable Law, any amount paid under Article X will be treated as an adjustment to the Merger Consideration.

10.8         Distribution of Indemnity Escrow Fund.

(a)           No later than five (5) Business Days following the Expiration Date, the Securityholders’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent to distribute to the to the Paying Agent (for disbursement to the Shareholders in accordance with their applicable Pro Rata Share) and the Company (for disbursement to the holders of Company RSUs in accordance with their applicable Pro Rata Share) from the Indemnity Escrow Fund an amount equal to (i) the amount in the Indemnity Escrow Fund minus (ii) the aggregate amount of all Damages specified in any then-unresolved indemnification claims (the “Pending Claims”) made by any Buyer Indemnified Party pursuant to Article X not fully resolved prior to the Expiration Date.

(b)           From time to time after the resolution of any Pending Claim for which a portion of the Indemnity Escrow Fund was withheld, the Securityholders’ Representative and Buyer shall, within five (5) Business Days following the resolution of such Pending Claim deliver joint written instructions to the Escrow Agent to distribute to the to the Paying Agent (for disbursement to the Shareholders in accordance with their applicable Pro Rata Share) and the Company (for disbursement to the holders of Company RSUs in accordance with their applicable Pro Rata Share) an amount of cash equal to the amount withheld from the Indemnity Escrow Fund in respect of such resolved Pending Claim.

(c)           Distributions from the Indemnity Escrow Fund to the to the Paying Agent (for disbursement to the Shareholders in accordance with their applicable Pro Rata Share) and the Company (for disbursement to the holders of Company RSUs in accordance with their applicable Pro Rata Share) pursuant to this Section 10.8 and the Escrow Agreement shall be made in proportion to such Securityholder’s respective Pro Rata Share, rounded to the nearest whole cent, in accordance with a Consideration Spreadsheet to be delivered by Securityholders’ Representative pursuant to Section 3.8.

Article XI
TERMINATION

11.1         Termination. This Agreement may be terminated at any time prior to the Closing, as follows (by written notice by the terminating party to the other parties in the case of Sections 11.1(b) through 11.1(g)):

(a)           by the mutual written consent of Buyer (on behalf of itself and Merger Sub) and the Company;

(b)           by either the Company, on the one hand, or Buyer, on the other hand, by written notice to the other if any Governmental Body of competent jurisdiction in the United States shall have issued an injunction or order that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction or order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party if a breach by such party (or any Affiliate of such party) of any provision of this Agreement has been the proximate cause of, or resulted in, the failure of the consummation of the Merger to have occurred on or before the Termination Date;

(c)           by Buyer upon written notice to the Company, if the consummation of the Merger shall not have occurred on or prior to September 16, 2024 (the “Termination Date”); provided, however, that such Termination Date shall be automatically extended (an “HSR Extension”) to October 21, 2024 if, as of the initial Termination Date, the only outstanding closing condition (other than those closing conditions that, by their terms, are satisfied at the Effective Time) is the condition set forth in Section 9.1(b); provided, further, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to Buyer if a breach by Buyer (or any Affiliate of Buyer) of any provision of this Agreement has been the proximate cause of, or resulted in, the failure of the consummation of the Merger to have occurred on or before the Termination Date.

(d)           by the Company upon written notice to Buyer, if the consummation of the Merger shall not have occurred on or prior to the Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to the Company if a breach by the Company (or any Affiliate of the Company) of any provision of this Agreement has been the proximate cause of, or resulted in, the failure of the consummation of the Merger to have occurred on or before the Termination Date;

(e)           by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Buyer if there occurs a material breach of any representation, warranty or covenant of Buyer or Merger Sub contained in this Agreement, and which breach, in the absence of a cure within thirty (30) days following delivery of such written notice to Buyer and at or prior to the Closing Date, would result in the failure of either of the closing conditions set forth in Sections 9.3(a) or 9.3(b) to be satisfied prior to the Termination Date;

(f)           by Buyer or Merger Sub, if neither Buyer nor Merger Sub is then in material breach of any term of this Agreement, upon written notice to the Company if there occurs a material breach of any representation, warranty or covenant of the Company contained in this Agreement, and which breach, in the absence of a cure within thirty (30) days following delivery of such written notice to the Company and at or prior to the Closing Date, would result in the failure of either of the closing conditions set forth in Sections 9.2(a) or 9.2(b) to be satisfied prior to the Termination Date; or

(g)           by Buyer, if resolutions adopting this Agreement and approving the Merger by the Required Consent shall not have been delivered to the Company, with a copy thereof delivered to Buyer, within twenty (20) Business Days after the execution and delivery of this Agreement; provided, that if such resolutions are provided prior to Buyer terminating this Agreement, Buyer’s termination right under this clause (g) will be terminated and have no further force and effect.

11.2         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Buyer, Merger Sub or the Company, or any of their respective directors, officers, employees, partners, managers, members, shareholders or other representatives, and all rights and obligations of any party hereto shall cease, except that the agreements contained in Section 8.3, this Article XI and Article XIII shall survive the termination of this Agreement; provided, however, that nothing herein nor any such termination shall relieve or limit any party hereto from liability (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include, in the case of Damages or liabilities payable by Buyer or Merger Sub, the benefit of the Contemplated Transaction lost by the Company or its equity holders (including the aggregate amount of the Merger Consideration, other combination opportunities and the time value of money), which shall be deemed to be Damages of the Company) resulting from any willful and material breach of such party’s representations, warranties, covenants or agreements contained herein prior to such termination. For the avoidance of doubt, in the event of termination of this Agreement, the Confidentiality Agreement will remain in full force and effect and survive the termination of this Agreement in accordance with its terms.

Article XII
SECURITYHOLDERS’ REPRESENTATIVE

12.1         Appointment. By virtue of the approval of the Merger and this Agreement by the Required Consent, and by the Securityholders receiving the benefits thereof, including any consideration payable hereunder, and without any further action of any other Securityholders or the Company, Shareholder Representative Services LLC, a Colorado limited liability company, is hereby appointed as the Securityholders’ Representative and as the true and lawful attorney-in-fact and agent of the Securityholders, as of the Closing, for all purposes under this Agreement and any other agreement entered into or document delivered by the Securityholders’ Representative in connection with the Contemplated Transactions that provide for actions to be taken by the Securityholders’ Representative (collectively, the “SR Agreements”). The Securityholders’ Representative shall have full power and authority to take all actions under the SR Agreements on behalf of the Securityholders or any Securityholder. The Securityholders’ Representative shall take any and all actions which it believes are necessary or appropriate in connection herewith, including giving and receiving any notice or instruction permitted or required under any SR Agreement by the Securityholders’ Representative, interpreting the terms and provisions of any SR Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Securityholders’ Representative in connection with the SR Agreements, taking any other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters.

12.2         Authorization. Without limiting the foregoing and in furtherance thereof, the Securityholders’ Representative is hereby authorized to:

(a)           receive notices or documents given or to be given to the Securityholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under any SR Agreement;

(b)           engage counsel, accountants and other advisors, and incur other expenses in connection with the SR Agreements and the Contemplated Transactions, as the Securityholders’ Representative may in its sole discretion deem necessary or appropriate; and

(c)           take such action as the Securityholders’ Representative may in its discretion deem necessary or appropriate in respect of: (i) taking such action as the Securityholders’ Representative is authorized to take under any SR Agreement; (ii) receiving all documents and making all determinations, in its capacity as Securityholders’ Representative, required under any SR Agreement; and (iii) taking all such actions as may be necessary to carry out the responsibilities of the Securityholders’ Representative contemplated by any SR Agreement. Notwithstanding the foregoing, the Securityholders’ Representative shall have no obligation to act on behalf of the Securityholders, except as expressly provided in its engagement letter entered into in connection with the Contemplated Transactions, herein and in the other SR Agreements.

12.3         Agency. The Securityholders’ Representative shall have no liability to the Securityholders in connection with any SR Agreement or with respect to any action taken or omitted, decision made or instruction given by the Securityholders’ Representative in connection with the SR Agreements other than to the extent that any such actions, decisions or instructions have been finally adjudicated by a court of competent jurisdiction to result from the Securityholders’ Representative’s fraud, gross negligence or willful misconduct.

12.4         Indemnification of Securityholders’ Representative; Limitations of Liability. Certain Securityholders have entered into an engagement agreement with the Securityholders’ Representative to provide direction to the Securityholders’ Representative arising out of or in connection with its services under the SR Agreements (such Securityholders, including their individual representatives in their advisory capacity as such, collectively hereinafter referred to as the “Advisory Group”). The Securityholders’ Representative Group (as defined below) shall be indemnified and defended by the Securityholders for and shall be held harmless against any loss, claim, Damages, fees, costs, liability or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, “Representative Losses”) incurred by the Securityholders’ Representative Group (as defined below), in each case, relating to the Securityholders’ Representative’s conduct as Securityholders’ Representative in connection with any SR Agreement, in each case as such Representative Loss is suffered or incurred, other than to the extent such Representative Losses have been finally adjudicated by a court of competent jurisdiction to result from the Securityholders’ Representative’s fraud, gross negligence or willful misconduct in connection with its performance under this Agreement or any SR Agreement. This indemnification shall survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement. Representative Losses may be recovered by the Securityholders’ Representative from (a) the funds in the Securityholders’ Representative Expense Fund and (b) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided, that while the Securityholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Securityholders’ Representative be required to expend, advance or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to any SR Agreement or the Contemplated Transactions. The Securityholders’ Representative may, in all questions arising under this Agreement or any SR Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Securityholders’ Representative in accordance with such advice, and the Securityholders’ Representative shall not be liable to the Securityholders or any other Person in connection therewith. In no event shall the Securityholders’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. Neither the Securityholders’ Representative, any member of the Advisory Group (in such Advisory Group member’s capacity as such) nor any of its or their respective members, managers, directors, officers, contractors, agents and employees (collectively, the “Securityholders’ Representative Group”), shall be liable to any Securityholder for any action taken or omitted by the Securityholders’ Representative under any SR Agreement, or in connection therewith, except that the Securityholders’ Representative shall not be relieved of any liability imposed by law to the extent of its fraud, gross negligence or willful misconduct. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

12.5         Reasonable Reliance. In the performance of its duties in connection herewith, the Securityholders’ Representative shall be entitled to (a) rely upon any signature, document or instrument reasonably believed to be genuine, accurate as to content and signed by any Securityholders or any party hereunder, (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so and (c) rely upon the Consideration Spreadsheet.

12.6         Removal of Securityholders’ Representative; Authority of Securityholders’ Representative. The Securityholders’ Representative may resign at any time. Securityholders representing a majority of the outstanding Common Shares as of immediately prior to the Closing shall have the right at any time to remove or replace the then-acting Securityholders’ Representative and to appoint a successor Securityholders’ Representative; provided, however, that neither such removal of the then-acting Securityholders’ Representative nor such appointment of a successor Securityholders’ Representative shall be effective until the delivery to Buyer of executed counterparts of a writing signed by such majority in interest of the Securityholders with respect to such removal and appointment, together with an acknowledgement signed by the successor Securityholders’ Representative appointed in such writing that he, she, they or it accepts the responsibility of successor Securityholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Securityholders’ Representative. Each successor Securityholders’ Representative or Advisory Group member shall have all of the power, authority, immunities, indemnities, rights and privileges conferred by any SR Agreement upon the original Securityholders’ Representative, and the term “Securityholders’ Representative” as used herein shall be deemed to include any interim or successor Securityholders’ Representative.

12.7         Expenses of the Securityholders’ Representative. The Securityholders’ Representative Expense Fund shall be used to reimburse the out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Securityholders’ Representative in performing all of its duties and obligations in connection with this Agreement and the other SR Agreements.

12.8         Irrevocable Appointment. The appointment of the Securityholders’ Representative and the powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder are coupled with an interest and shall be irrevocable, survive the death, incompetence, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto. Any action taken by the Securityholders’ Representative pursuant to the authority granted in this Article XII shall be effective and absolutely binding as the action of the Securityholders’ Representative under this Agreement.

Article XIII
GENERAL PROVISIONS

13.1         Reserved.

13.2         No Recourse. Except in the case of Fraud, all causes of action or Actions (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, preparation, execution, delivery, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be brought only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement in the preamble of this Agreement, and each of their successors and permitted assigns (each, a “Contracting Party”). Except in the case of Fraud, no Person who is not a Contracting Party (the “Non-Recourse Party”) shall have any Liability or other obligation (whether in contract or in tort, in equity or at Law, or granted by statute) for any cause of action or Action arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, preparation, execution, delivery, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such causes of action and Actions against any such Non-Recourse Party. Without limiting the generality of the foregoing and except in the case of Fraud, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all causes of action or Actions that may otherwise be brought in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability or other obligation of any Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything herein to the contrary, this Section 13.2 shall not apply to Article X, which shall be enforceable in accordance with its terms, or Article XII, which shall be enforceable by the Securityholders’ Representative in its entirety against the Securityholders.

13.3         Release. Except in the case of Fraud or as set forth in Article X, Buyer, on behalf of itself and its present and former parents, subsidiaries, Affiliates, officers, directors, shareholders, members, successors and assigns (collectively, the “Releasors”) hereby releases, waives and forever discharges the Company, the Securityholders, the Non-Recourse Parties and each of their present and former direct and indirect parents, subsidiaries, Affiliates, funds under management (including funds under management of Affiliates of the Securityholders), employees, officers, directors, shareholders, members, agents, representatives, consultants, advisors, permitted successors and permitted assigns, (collectively, the “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Buyer Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the Effective Time (the “Released Matters”). Nothing in this Section 13.3 shall be deemed to limit, release or waive the rights of Buyer set forth in this Agreement, including pursuant to Article X.

13.4         Certain Acknowledgments. Buyer acknowledges and agrees that the covenants set forth in Sections 13.2 and 13.3 are an essential element to this Agreement and that but for these covenants, the Company would not have entered into this Agreement or otherwise agree to consummate the Contemplated Transactions.

13.5         Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by electronic mail before 5:00 p.m. (recipient’s time), on the date so sent; (c) if sent by electronic mail on a day other than a Business Day, or if sent by electronic mail after 5:00 p.m. (recipient’s time) on a Business Day, on the Business Day following the date on which so sent; and (d) if sent by overnight delivery via a national courier service, two (2) Business Days after being delivered to such courier, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

If to the Company (prior to the Closing), to:

Ironshore Therapeutics Inc.
10 Market Street, Suite 715
Camana Bay, KY1-9006

Cayman Islands
Attention: Chief Legal Officer
Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY, 10018

Attention: Stuart M. Cable; Robert Masella; Rob Dzialo; and Tevia Pollard
Email: [***]

If to Buyer, Merger Sub or the Surviving Company, to:

Collegium Pharmaceutical, Inc.
100 Technology Drive, Suite 300

Stoughton, MA 02072
Attention: Shirley Kuhlmann, EVP, Chief Administrative Officer and General Counsel
Email: [***]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
1735 Market Street

Philadelphia, PA 19103
Attention: Jessica A. Bisignano
Email: [***]

If to the Securityholders’ Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: [***]

Telephone: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY, 10018

Attention: Stuart M. Cable; Robert Masella; Rob Dzialo; and Tevia Pollard
Email: [***]

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention: Sean O’Neal and James Hu

Email: [***]

13.6         Disclosure Schedules. Certain information set forth in the schedules applicable to Article V (the “Disclosure Schedules” or “Schedules”) is incorporated as an integral part of this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Buyer, Merger Sub, the Company, the Surviving Company, or the Securityholders’ Representative on behalf of the Securityholders, as applicable. The section number headings in the Schedules correspond to the section numbers in this Agreement and any information disclosed in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated into any other section of the Disclosure Schedules where the relevance of such disclosure is reasonably apparent on the face of such disclosure (without reference to any document referred to therein or any independent knowledge on part of the reader regarding the matter disclosed) that is applies to such other section or subsection number. The information contained in the Schedule is solely for purposes of this Agreement, and no information contained herein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any obligation, violation of law, liability or breach of any agreement.

13.7         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by a party hereto. Any purported assignment in violation of this Agreement is void; provided, that Buyer may assign this Agreement and any of its rights and interests hereunder without the consent of any Person as collateral security to any lender or prospective lender to Buyer (including, for the avoidance of doubt, the Debt Financing Sources).

13.8         No Third-Party Beneficiaries.

(a)           Except (i) the provisions of Article III (which, from and after the Closing, shall be enforceable by Persons who are entitled to payment hereunder), (ii) the Securityholders’ Representative, (iii) the Securityholders pursuant to Section 8.5, (iv) the D&O Indemnified Parties pursuant to Section 8.6, (v) Goodwin Procter LLP, Bedell Cristin Cayman Partnership and the Securityholders pursuant to Section 13.17, (vi) the Non-Recourse Parties pursuant to Section 13.2, (vii) the Releasees (other than the Company) pursuant to Section 13.3, and (viii) the right of the Company, on behalf of the Securityholders, to pursue damages in the event of Buyer’s and/or Merger Sub’s breach or wrongful termination of this Agreement, which right is hereby acknowledged and agreed by Buyer and Merger Sub (which damages, the parties acknowledge and agree shall not be limited to reimbursement of reasonable, documented, out-of-pocket expenses and costs, and shall include the benefit of the Contemplated Transactions lost by the Company or its equity holders (including the aggregate amount of the Merger Consideration, which shall be deemed to be damages of the Company)) and after the Closing, the Securityholders pursuant to Article X (Indemnification) and Article XII (Securityholders’ Representative), this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any union or any employee or former employee of the Company or its Subsidiaries) or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

(b)           Notwithstanding the foregoing, the Debt Financing Sources shall be third-party beneficiaries of, and may rely upon and the Debt Financing Sources party to the Debt Financing Agreement may enforce, this Section 13.8(b) and Sections 13.7, 13.12(b), 13.14(b) and 13.22.

13.9           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

13.10       Interpretation.

(a)           For purposes of this Agreement, whenever the context requires: the definitions contained in this Agreement shall be applicable to the singular as well as the plural forms of such terms, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” is not exclusive. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” and the phrase “to the extent” means the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, and Schedules to this Agreement.

(e)           All references in this Agreement to “$” and “dollars” are intended to refer to U.S. dollars. Unless otherwise provided in or required by this Agreement, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. Unless otherwise provided in or required by this Agreement, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business.

(f)           As used in this Agreement, “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g)           The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h)           All references in this Agreement to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder.

(i)           References to any Contract are to that Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

(j)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

13.11       Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, each of Buyer (on behalf of Buyer and Merger Sub), on the one hand, and the Company, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the Contemplated Transactions.

13.12       Choice of Law/Consent to Jurisdiction.

(a)           All disputes, claims or controversies arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Contemplated Transactions shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without regard to its rules of conflict of laws, except for the following matters which shall be construed performed and enforced in accordance with the laws of the Cayman Islands in respect of which the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the combination of Merger Sub and the Company to effect the Merger under Section 233 of the CICA, the vesting by operation of law upon the Merger pursuant to the CICA of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of the Common Shares, the rights provided for in Section 238 of the CICA with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the board of directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub. Subject to the above, each of the Company, Buyer and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement (including the negotiation, validity or performance of this Agreement) or the Contemplated Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the previous sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Notwithstanding any of the foregoing, any and all disputes between the Securityholders’ Representative and Buyer relating to the matters set forth herein, including Section 3.5, shall be resolved in accordance with the procedures set forth in such section of this Agreement if different procedures are set forth therein. This shall be without prejudice to any rights a holder of Dissenting Shares may have under the CICA.

(b)           Notwithstanding the foregoing, each of the parties hereto hereby: (i) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, brought against the Debt Financing Sources, arising out of or relating to, disputes, claims or controversies arising out of or relating to this Agreement, the Debt Financing Agreement or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (ii) agrees that any such legal action shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (iii) agrees that service of process upon any such party in any such action or proceeding shall be effective if notice is given in accordance with Section 13.5, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court and (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement or the Debt Financing.

13.13        WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS, THEIR, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.14       Amendment.

(a)           This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the shareholders of the Company and Merger Sub; provided, however, that after the Requisite Company Vote being obtained, no amendment shall be made that by Law requires further approval by the Shareholders unless as is so approved; provided, further, that no amendment may be made to this Agreement after the Closing without the prior written consent of the Securityholders’ Representative.

(b)           Notwithstanding anything to the contrary herein, this Section 13.14(b), and Sections 13.7, 13.8(b), 13.12(b), 13.17 and 13.22 (or any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provisions) may not be amended, modified, terminated or waived in a manner adverse to the Debt Financing Sources party to the Debt Financing Agreement without the prior written consent of such Debt Financing Sources.

13.15       Extension; Waiver. At any time prior to the Closing, the Company (in the case of Buyer or Merger Sub) or Buyer (in the case of the Company), and at any time after the Closing, the Securityholders’ Representative (in the case of Buyer or the Surviving Company) or Buyer (in the case of the Securityholders’ Representative), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

13.16       No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed and delivered by the parties hereto.

13.17       Legal Representation. Buyer, Merger Sub and the Company hereby agree, on their own behalf and on behalf of their directors, shareholders, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (i) each of Goodwin Procter LLP and Bedell Cristin Cayman Partnership (the “Seller Law Firms”) may represent the Securityholders’ Representative, the Securityholders, and each of their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (such representation, the “Current Representation”), and (ii) the Seller Law Firms (or any successor(s) thereto) may represent the Seller Group or any member of the Seller Group, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, including under Section 3.5, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”) notwithstanding such representation (or any continued representation) of the Company and/or any of its Subsidiaries, and each of Buyer, Merger Sub and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Buyer, Merger Sub and the Company acknowledge that the foregoing provision applies whether or not the Seller Law Firms (or any successor(s) thereto) provide legal services to the Company or any of its Subsidiaries after the Closing Date. Each of Buyer, Merger Sub and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Seller Group and their counsel, including the Seller Law Firms, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Seller Group and such counsel and neither Buyer, Merger Sub, the Company, nor any Person purporting to act on behalf of or through Buyer, Merger Sub, the Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Effective Time, each of Buyer, Merger Sub and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between the Seller Law Firms and the Company, its Subsidiaries or any Person in the Seller Group occurring during the Current Representation in connection with any Post-Closing Representation.

13.18       Obligations of Buyer and the Company. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Closing, on the part of the Surviving Company to cause such Subsidiary to take such action.

13.19       Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the Contemplated Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

13.20       Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The right to specific enforcement shall include the right of the Company to cause Buyer and Merger Sub and the right of Buyer to cause the Company to cause the Merger and the other Contemplated Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the Contemplated Transactions and without such right, none of the parties would have entered into this Agreement. The parties further agree that (i) by seeking the remedies provided for in this Section 13.20, a party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 13.20 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 13.20 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 13.20 prior or as a condition to exercising any termination right under Article XI (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 13.20 or anything set forth in this Section 13.20 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article XI or pursue any other remedies under this Agreement that may be available at any time. For the avoidance of doubt, the Company may concurrently seek specific performance or other equitable relief and other monetary damages, remedies or awards. If, prior to the Termination Date, any party brings any Action, in each case in accordance with this Section 13.20, to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such Action, as the case may be.

13.21       Miscellaneous. This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution of this Agreement and any termination of this Agreement. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns, and may be executed and transmitted by facsimile, pdf or other form of electronic transmission in two or more counterparts, which together shall constitute a single agreement.

13.22       Non-Recourse of Debt Financing Sources . The Company, on behalf of itself, its Subsidiaries and each of its equityholders and controlled Affiliates, (a) agree that none of the Debt Financing Sources shall have any liability to the Company or its Subsidiaries or equityholders (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any claims, causes of action, obligations or any related losses, costs or expenses arising under, out of, in connection with or related in any manner to this Agreement or any of the transactions contemplated by this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, (b) waives any and all rights or claims, and agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding, against the Debt Financing Sources in connection with this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise and (c) agree that no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement or the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Buyer, Merger Sub or, following consummation of the Closing, the Company against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:	Ironshore Therapeutics Inc.

	By:	/s/ Stephanie Read
		Name:	Stephanie Read
		Title:	Chief Executive Officer

SECURITYHOLDERS’ REPRESENTATIVE:	Shareholder Representative Services LLC, solely as the Securityholders’ Representative

	By:	/s/ Corey Quinlan
		Name:	Corey Quinlan
		Title:	Director

BUYER:	Collegium Pharmaceutical, Inc.

	By:	/s/ Colleen Tupper
		Name:	Colleen Tupper
		Title:	Executive Vice President and Chief Financial Officer

MERGER SUB:	Carrera Merger Sub Inc.

	By:	/s/ Colleen Tupper
		Name:	Colleen Tupper
		Title:	Sole Director